Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260534

PROSPECTUS SUPPLEMENT NO. 11

(to prospectus dated November 5, 2021)

ALGOMA STEEL GROUP INC.

129,836,439 Common Shares

604,000 Warrants to Purchase Common Shares

24,179,000 Common Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated November 5, 2021, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-260534). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on June 14, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares and Warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “ASTL” and “ASTLW”, respectively, and on the Toronto Stock Exchange (the “TSX”) under the symbols “ASTL” and “ASTL.WT,” respectively. On June 13, 2022, the last reported sales prices of the Common Shares on Nasdaq and the TSX were $7.97 and C$10.25, respectively, and the last reported sales prices of the Warrants were $1.77 and C$2.30, respectively.

We are a “foreign private issuer” as defined in the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 14, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2022

Commission File Number 001-40924

ALGOMA STEEL GROUP INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name)

105 West Street

Sault Ste. Marie, Ontario

P6A 7B4, Canada

(705) 945-2351

(Address and telephone number of registrant’s principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒                 Form 40-F    ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INCORPORATION BY REFERENCE

The Registrant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended March 31, 2022, included as Exhibit 99.1 of this Form 6-K, the Registrant’s Consolidated Financial Statements as at March 31, 2022 and 2021 and for the years ended March 31, 2022, 2021 and 2020, included as Exhibit 99.2 of this Form 6-K, and the Consent of Deloitte LLP included as Exhibit 99.3 of this Form 6-K, furnished to the Commission on June 14, 2022, are incorporated by reference into the Registration Statement on Form S-8 (Commission File No. 333-264063) of the Registrant, Algoma Steel Group Inc.

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended March 31, 2022

99.2	Consolidated Financial Statements as at March 31, 2022 and 2021 and for the years ended March 31, 2022, 2021 and 2020

99.3	Consent of Deloitte LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Algoma Steel Group Inc.

Date: June 14, 2022	By:	/s/ John Naccarato
Name: John Naccarato
Title: Vice President Strategy and General Counsel

Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following Management Discussion and Analysis (“MD&A”) contains information regarding the financial position and financial performance of Algoma Steel Group Inc. and its consolidated subsidiaries and unless the context otherwise requires, all references to “Algoma,” “the Company,”, “we,” “us,” or “our” refer to Algoma Steel Group Inc. and its consolidated subsidiaries.

The following MD&A provides Algoma management’s perspective on the financial position and financial performance of the Company and its consolidated subsidiaries for the years ended March 31, 2022, 2021 and 2020. This MD&A provides information to assist readers of, and should be read in conjunction with, the Company’s audited consolidated financial statements and the accompanying notes thereto as at March 31, 2022 and March 31, 2021 and for the years ended March 31, 2022, March 31, 2021 and March 31, 2020.

This discussion of the Company’s business may include forward-looking information with respect to the Company, including its operations and strategies, as well as financial performance and conditions, which are subject to a variety of risks and uncertainties. Readers are directed to carefully review the sections entitled “Non-IFRS Financial Measures” included elsewhere in this MD&A. For a discussion of risks and uncertainties that may affect the Company and its financial position and results, refer to “Risk Factors” in the Company’s Form F-1 registration statement available on the EDGAR website at www.sec.gov as well as in the long form final prospectus dated October 19, 2021 available through under Company’s profile on the SEDAR website at www.sedar.com.

This MD&A is dated as of June 14, 2022. Events occurring after this date could render the information contained herein inaccurate or misleading in a material respect. This document has been approved and authorized for issue by the Board of Directors on June 13, 2022.

Non-IFRS Financial Measures

In this MD&A we use certain non-IFRS measures to evaluate the performance of the Company. These terms do not have any standardized meaning prescribed within IFRS and, therefore, may not be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing a further understanding of our financial performance from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of our financial information reported under IFRS. As described below, the term “Adjusted EBITDA” is a financial measure utilized by Algoma in reporting its financial results that is not defined by IFRS. The terms “Net Sales Realization” (“NSR”) and “Cost Per Ton of Steel Products Sold” are financial measures utilized by Algoma in reporting its financial results that are not defined by IFRS. Net Sales Realization, as defined by Algoma, refers to steel revenue less freight per steel tons shipped. Net Sales Realization is included because it allows management and investors to evaluate our selling prices per ton of steel products sold, excluding geographic impact of freight charges, in order to enhance comparability when comparing our sales performance to that of our competitors. Cost Per Ton of Steel Products Sold, as defined by Algoma, refers to cost of steel revenue less freight, amortization, carbon tax and business combination adjustments (included in cost of steel revenue) per steel tons shipped. Cost Per Ton of Steel Products Sold allows management and investors to evaluate the Company’s cost of steel products sold on a per ton basis, excluding the items that we exclude when calculating Adjusted EBITDA, to evaluate our operating performance and to enhance the comparability of our costs over different time periods. We consider each of Net Sales Realization and Cost Per Ton of Steel Products Sold to be meaningful measures to assess our operating performance in addition to IFRS measures. A reconciliation of each of Net Sales Realization and Cost Per Ton of Steel Products Sold to their most comparable IFRS financial measures are contained in this MD&A.

Adjusted EBITDA, as defined by the Company, refers to net (loss) income before amortization of property, plant, equipment and amortization of intangible assets, finance costs, interest on pension and other post-employment benefit obligations, income taxes, restructuring costs, foreign exchange loss (gain), finance income, carbon tax, changes in fair value of warrant, earnout and share-based compensation liabilities, transaction costs, listing expense, share-based compensation related to performance share units and business combination adjustments. Further Adjusted EBITDA is defined as Adjusted EBITDA before tariff

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expense and capacity utilization adjustment. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue for the corresponding period, and Further Adjusted EBITDA margin is calculated by dividing Further Adjusted EBITDA by revenue for the corresponding period. Adjusted EBITDA per ton is calculated by dividing Adjusted EBITDA by tons of steel products sold for the corresponding period, and Further Adjusted EBITDA per ton is calculated by dividing Further Adjusted EBITDA by tons of steel products sold for the corresponding period. Adjusted EBITDA and Further Adjusted EBITDA are not intended to represent cash flow from operations, as defined by IFRS, and should not be considered as alternatives to net profit (loss) from operations, or any other measure of performance prescribed by IFRS. Adjusted EBITDA and Further Adjusted EBITDA, as defined and used by the Company, may not be comparable to Adjusted EBITDA and Further Adjusted EBITDA as defined and used by other companies. We consider Adjusted EBITDA and Further Adjusted EBITDA to be meaningful measures to assess our operating performance in addition to IFRS measures. These measures are included because we believe it can be useful in measuring our operating performance and our ability to expand our business and provide management and investors with additional information for comparison of our operating results across different time periods and to the operating results of other companies. Adjusted EBITDA and Further Adjusted EBITDA are also used by analysts and our lenders as measures of our financial performance. In addition, we consider Adjusted EBITDA margin, Adjusted EBITDA per ton, Further Adjusted EBITDA margin and Further Adjusted EBITDA per ton, to be useful measures of our operating performance and profitability across different time periods that enhance the comparability of our results. For a reconciliation of Adjusted EBITDA and Further Adjusted EBITDA to its most comparable IFRS financial measures, see “Adjusted EBITDA” presented in this MD&A.

Adjusted EBITDA, Further Adjusted EBITDA, Net Sales Realization and Cost Per Ton of Steel Products Sold have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, net income, cash flow from operations or other data prepared in accordance with IFRS. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect the finance costs, or the cash requirements necessary to service interest or principal payments on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect interest on pension and other post-employment benefit obligations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, as such Adjusted EBITDA and Further Adjusted EBITDA do not reflect cash requirements for such replacements;

•	they do not reflect the impact of earnings or charges resulting from matters we believe not to be indicative of our ongoing operations; and

•	other companies, including other companies in our industry, may calculate these measure differently than as presented by us, limiting their usefulness as a comparative measure.

Because of these limitations, these measures should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. We compensate for these limitations by relying primarily on our IFRS results, using these measures only as a supplement to such results.

Functional Currency

The Company’s functional currency is the US dollar, which reflects the Company’s operational exposure to the US dollar. The Company uses the Canadian dollar as its presentation currency. In accordance with IFRS, all amounts presented are translated to Canadian dollars using the current rate method whereby all revenues, expenses and cash flows are translated at the average rate that was in effect during the period or presented at their Canadian dollar transactional amounts and all assets and liabilities are translated at the prevailing closing rate in effect at the end of the period. Equity transactions have been translated at historical rates. The resulting net translation adjustment has been reflected in other comprehensive income (loss). Unless otherwise stated, the figures included in this MD&A are stated in Canadian dollars.

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The currency exchange rates for the relevant periods for the years ending March 31, 2022, March 31, 2021 and March 31, 2020:

		Average Rate		Period End Rate
	FY 2022	FY 2021	FY 2020	FY 2022	FY 2021
April 1 to June 30	1.2280	1.3859	1.3375	1.2394	1.3576
July 1 to September 30	1.2601	1.3316	1.3206	1.2741	1.3319
October 1 to December 31	1.2600	1.3030	1.3200	1.2678	1.2732
January 1 to March 31	1.2663	1.2666	1.3442	1.2496	1.2575

Overview of the Business

Algoma Steel Group Inc., formerly known as 1295908 B.C. Ltd., was incorporated on March 23, 2021 under the Business Corporations Act (“BCA”) for the purpose of purchasing Algoma Steel Holdings Inc. under section 85(1) of the Income Tax Act (Canada), effecting the purchase on an income tax-deferred basis. A purchase agreement between the Company and Algoma Steel Intermediate S.A R.L. (the “Vendor”) was executed March 29, 2021, whereby the Vendor sold its equity holdings in the capital of Algoma Steel Holdings Inc. to the Company. The transaction resulted in the Vendor transferring its 100,000,001 common shares of Algoma Steel Holdings Inc. to the Company in exchange for 100,000,000 common shares of the Company.

Algoma Steel Inc., the operating company and a wholly-owned subsidiary of Algoma Steel Holdings Inc., was incorporated on May 19, 2016 under the BCA, for the purpose of purchasing substantially all of the operating assets and liabilities of Essar Steel Algoma Inc. The Company is an integrated steel producer with its active operations located entirely in Canada. The Company produces sheet and plate products that are sold primarily in North America.

Merger Transaction

On October 19, 2021, the Merger between a subsidiary of the Company (“Merger Sub”) and Legato Merger Corp. (“Legato”), pursuant to an Agreement and Plan of Merger (“Merger Agreement”) entered into on May 24, 2021 (the “Merger”), was completed (the “Closing”), with Legato becoming a wholly-owned subsidiary of the Company and the shareholders of Legato becoming shareholders of the Company. Pursuant to the Merger Agreement, the Company effected a reverse stock split such that each outstanding common share became such number of common shares, as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement). As a result of the Merger, the shares were dual listed on the TSX and NASDAQ and became publicly traded on October 20, 2021.

Pursuant to the Merger, each outstanding share of Legato common stock was converted into and exchanged for one newly issued common share of the Company. This resulted in the issuance of 30,306,320 common shares of the Company, after redemption by initial Legato shareholders. On Closing, the Company accounted for the Merger as a share-based payment transaction, with the fair value of the Algoma common shares issued to the Legato shareholders measured at the market price of Legato’s publicly traded common shares on October 19, 2021. The total fair value of the Algoma common shares issued to Legato shareholders was C$421.3 million (US$340.9 million). As part of the Merger, Algoma acquired cash, a receivable previously owed between Legato and Algoma Steel Inc. (“ASI”) and warrants, with the difference accounted for as a listing expense. Refer to Note 4 of the consolidated financial statements for a reconciliation of the elements of the Merger. Following the consummation of the Merger on Closing, Legato was dissolved and its assets and liabilities were distributed to the Company.

Concurrent with the execution of the Merger Agreement, the Company and Legato entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, and the Company and Legato agreed to issue to the PIPE Investors, an aggregate of 10,000,000 common shares of Legato common stock, for the purchase price of US$10.00 per share and at an aggregate purchase price of US$100.0 million (the “PIPE Investment”) on closing. Those PIPE Investors that subscribed

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for Legato common stock exchanged their PIPE shares for common shares pursuant to the PIPE subscription agreements immediately prior to the Merger. After giving effect to such exchange 10,000,000 common shares of the Company were issued in the PIPE Investment.

Pursuant to the Merger Agreement, the previously outstanding Legato warrants were converted into an equal number of warrants issued by the Company. These warrants comprise 23,575,000 Public Warrants and 604,000 Private Warrants (collectively “Warrants”). In connection with this conversion, there were no substantial changes to the rights assigned to the holders of the warrants and assumed by the Company. Each of the Company’s Warrants are exercisable for one common share in the Company at US$11.50 per share, subject to adjustment, with the exercise period beginning on November 18, 2021. On Closing, the Company recognized a liability in the amount of C$92.0 million (US$74.5 million) using the market price of the Legato Warrants as an approximation of fair value for each unit.

As at March 31, 2022, the 24,179,000 Warrants remain outstanding with an estimated fair value of US$3.29 per Warrant based on the market price of the Warrants, for which the Company recognized a liability of C$99.4 million (US$79.6 million) in warrant liability on the audited consolidated statements of financial position. The loss for change in fair value of the warrant liability of C$6.4 million is presented in the audited consolidated statements of net income (loss).

On Closing, the LTIP awards granted by Algoma Steel Holdings Inc. (“ASHI”) became vested and were exchanged for replacement LTIP awards issued by the Company (“Replacement LTIP Award(s)”) as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement). Based on the conversion factor, 3,232,628 Replacement LTIP Award(s) were issued. Similar to the LTIP awards, each Replacement LTIP Award(s) allow the holders to purchase one common share of Algoma. The Replacement LTIP Award(s) are considered fully vested and can be exercised for US$0.013 per common share, pursuant to an LTIP exchange agreement with each holder, at the earlier of a significant disposal of Algoma common shares held by the Company’s shareholders immediately prior to the Closing, or December 31, 2025. Should the participants’ employment with the Company cease, a cash-out option is available as an alternative method of settlement for a portion of the vested Replacement LTIP Award(s) based on the five-day volume-weighted average trading price of the Company’s common shares, subjected to the approval of the Board of Directors.

On the day preceding the Closing, the Company remeasured the fair value of the original LTIP Awards as they became fully vested on the day before the Merger. Consequently, the Company recognized a liability in the amount of C$44.9 million (US$36.4 million) using the market price of the Algoma common shares as an approximation of fair value for each unit of Replacement LTIP Award(s). The gain on change in fair value of previously recognized LTIP awards accounted for as cash-settled share-based payments, including restricted share units and director units, were recognized in profit or loss in the amount of C$10.4 million. In addition, the fair value of the previously recognized fully vested performance share units, which were previously accounted for as equity-settled share-based payments, was recognized as a liability in the amount of C$35.5 million (US$28.7 million) with an offsetting charge to equity to reflect the modification of these units to cash settled awards.

The Company accounted for the Replacement LTIP Award(s) as a modification of share-based payment as the LTIP awards and the Replacement LTIP Award(s) share similar terms and conditions, and were only replaced as a result of a liquidating event (the Merger) as described by the original long-term incentive plan. Given the alternative settlement options at the election of the participant, the Company has accounted for the Replacement LTIP Award(s) as cash-settled share-based transactions, which are measured at fair value on initial recognition and at each reporting date with the changes in fair value recorded in the audited consolidated statements of net income (loss). The Company applied modification accounting by remeasuring the fair value of the LTIP awards previously granted by ASHI as at the day prior to Closing and determined that there is no resulting gain or loss.

Upon the consummation of the Merger, the Company issued Replacement LTIP Award(s) to replace previously issued restricted share units, director units and performance share units. The Replacement LTIP Award(s) are accounted for as cash-settled share-based payment and are immediately vested on Closing. The previous long-term incentive plan established by Algoma Steel Holdings Inc. dated May 13, 2020 was cancelled on Closing and no additional awards can be granted under this plan.

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As at March 31, 2022, the 3,232,628 Replacement LTIP Award(s) remain outstanding with an estimated fair value of US$11.25 per share based on the market price of the Company’s common shares, for which the Company recognized a liability of C$45.4 million (US$36.4 million) in share-based payment compensation liability on the audited consolidated statements of financial position.

On October 19, 2021, the Company approved an Omnibus Equity Incentive Plan (“October 2021 LTIP Plan”) that would allow the Company to grant various awards to its employees. Under the terms of the Omnibus Plan, the maximum number of common shares that may be subjected to awards is 8.8 million common shares. The awards issuable under the Plan consists of Restricted Share Units (“RSU”), Deferred Share Units (“DSU”) Performance Share Units (“PSU”) and stock options.

Under the terms of the Omnibus Plan, DSUs may be issued to members of the Board of Directors as may be designated by the Board of Directors from time-to-time in satisfaction of all or a portion of Director fees. The number of DSUs to be issued in satisfaction of a payment of Director fees shall be equal to the amount of the Director fees divided by the give day volume weighted average price of the Company’s common shares preceding the grant date. DSUs are share-based payments measured at fair value at the date of grant and expensed immediately as the underlying services have been rendered. The grant date fair value takes into account the Company’s estimation of the DSUs that will eventually vest and adjusts for the effect of non-market based performance conditions. DSUs do not have an exercise price and become exercisable for one common share of the Company upon the retirement of the Director, or in the event of incapacity. The price of the Company’s common shares on the grant date is used to approximate the grant date fair value of each unit of DSUs.

As of March 31 2022, 54,558 DSUs under the Omnibus Plan were granted to certain Directors of the Company, with a grant date fair value of US $9.54 per DSU based on the market price of the Company’s common shares. The DSUs vested immediately upon issuance. Accordingly, the Company recorded a share-based payment compensation expense of C$0.7 million (March 31, 2021—C$14.1 million) in administrative and selling expenses on the consolidated statement of net income (loss) and contributed surplus on the consolidated statements of financial position. No exercises or forfeiture of DSUs have been recorded to date.

On March 28, 2022, the Board of Directors approved the resolution to grant RSUs and PSUs in accordance with the Omnibus Plan during the first quarter of the year ending March 31, 2023. Grant agreements will be issued to certain employees with specific terms and conditions, as well as certain performance targets that will need to be met during the year ending March 31, 2023 in order for the awards to vest.

Pursuant to the Merger Agreement, holders of the Company’s common shares and each holder of Replacement LTIP Award(s) were granted the contingent right to receive their pro rata portion of up to 37.5 million common shares of the Company if certain targets based on Earnout Adjusted EBITDA (as defined in the Merger Agreement) and the trading price of the Company’s common shares were met as at December 31, 2021 and thereafter. The Company has accounted for the earnout rights as a derivative liability, which are measured at fair value on initial recognition and at each reporting date with the changes in fair value, recorded in the audited consolidated statements of net income (loss).

On Closing, the Company forecasted that the highest level of the Earnout Adjusted EBITDA would be achieved as at December 31, 2021. Accordingly, the Company recognized an earnout liability based on the expectation that all 37.5 million Algoma common shares underlying the earnout rights would become issuable. On October 19, 2021, the Company recorded an earnout liability in the amount of C$521.3 million (US$421.9 million) using the market price of the Algoma common shares as an approximation of fair value for each unit of earnout rights. Given that the earnout rights were granted to all of the previous shareholders of the Company, the amount was recorded as a distribution through retained earnings.

On February 9, 2022, 35,883,695 earnout shares were issued with a value of US$9.54 per unit with a fair value of C$434.1 million (US$342.3 million). As a result, the Company derecognized the related earnout liability. As at March 31, 2022, 1,616,305 earnout rights remain outstanding with an estimated fair value of US$11.25 per unit based on the market price of the Algoma common shares, for which the Company recognized a liability of C$22.7 million (US$18.2 million) in earnout liability on the audited consolidated

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statements of financial position. Gain in the fair value of the earnout liability of C$78.1 million is presented in the audited consolidated statements of net income (loss).

Strategic Capital Projects

Electric Arc Furnace (“EAF”)

On November 10, 2021, the Company’s Board of Directors authorized the Company to construct two state-of-the-art electric-arc-furnaces (EAF) to replace its existing No. 7 blast furnace steelmaking operations. The transformation is expected to reduce Algoma’s carbon emissions by approximately 70%. The Company plans to invest approximately C$700 million in the EAF transformation, funded with previously announced financing commitments and the proceeds from the Merger. EAF steelmaking is a modern method of producing steel; with primary inputs of scrap steel and electricity, steel is formed by using an electrical current to melt scrap steel and/or other metallic inputs. The EAF steelmaking facility is to be built on vacant land adjacent to the current steelmaking facility to avoid disruption to current operations, and will utilize existing downstream equipment and facilities, thereby reducing capital expenditure requirements.

The EAF transformation is expected to improve product mix, reduce fixed costs, provide for significant carbon tax savings, increase production capacity and decrease the Company’s environmental footprint. The Company anticipates a 30-month construction phase for the EAF facility, with completion expected between April 2024 and June 2024, and expects to transition away from its current blast furnace steelmaking thereafter as increased electric power from the grid supplying the Company becomes available.

On September 20, 2021, the Company secured an agreement with the Government of Canada through the Ministry of Innovation, Science and Economic Development Canada of, whereby the Company will receive up to C$200.0 million in the form of a loan to support the Company’s EAF transformation. The loan is provided through the Net Zero Accelerator Initiative of the Federal Strategic Innovation Fund (the “Federal SIF”). The repayment period will commence upon the earlier of the Company having access to full power from the provincial electricity grid to operate the EAFs independently, or January 1, 2030. The annual repayment is further dependent on the Company’s performance in reducing green house gas emissions.

On November 29, 2021, the Canada Infrastructure Bank (CIB) and the Company have entered into a definitive agreement with respect to the CIB’s previously announced commitment to finance green house gas reduction industrial initiatives, including the EAF transformation of the Company’s steelmaking processes at its facility in Sault Ste. Marie, Ontario. Under the terms of the agreement, the CIB will provide up to C$220 million in loan financing towards the EAF transformation.

On December 2, 2021, the Company announced that it has selected Danieli & C. Officine Meccaniche S.p.A. (“Danieli”) as the sole technology provider for the EAF steelmaking facility. In connection with this agreement, Danieli will supply its AC-Digimelter technology powered by Q-One digital power systems.

On January 27, 2022, the Company announced that it has awarded GE Gas Power (GE), a General Electric company, a contract for the upgrade to the Company’s natural gas combined cycle power plant, including the installation of two gas turbine packages. The upgrade is expected to supply the Company with sufficient internal electricity generation to power phase one of its transition to EAF steelmaking. Under the terms of the contract, GE will provide two LM6000 aero derivative gas turbines complete with new control systems as well as a new control system for the existing GE steam turbine. In addition, GE will also complete a full rewind on the No. 2 Generator.

On April 25, 2022, the Company announced that it has awarded the structural building contract for its EAF to Hamilton, ON-based Walters Group Inc. (“Walters”). Walters will be responsible for fabricating and erecting the main building structure in addition to the necessary dust collection hoods. Pursuant to the fixed-price contract, Walters will use Algoma’s steel plate products in the fabrication of the heavy structural components, and will work with local industrial contractor, SIS Manufacturing Inc., for the fabrication of these key elements. Onsite assembly of the building structure is expected to commence in the fall of 2022, with the completion targeted within a year.

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EAF construction activities are progressing and include the installation of foundation piling, relocation of utilities and services, commencement of building foundations, and the relocation of rail tracks.

The Company is progressing its applications for environmental operational permits through the Province’s Ministry of Environment Conservation & Parks.

Plate Mill Modernization

The Company has undertaken a plate mill modernization project (PMM Project) which is expected to be completed in two phases by November 2022 and plans to invest a total of approximately C$120 million, which will be partly funded by government loan facilities totaling approximately C$50 million. This strategic initiative will enhance the capacity and quality of the Company’s plate product line, which is a differentiated product capability and a key source of competitive advantage. The PMM Project will allow the Company to satisfy higher product quality requirements of its customers with respect to surface and flatness, increase high strength capability with availability of new grades, ensure reliability of plate production with direct ship capability and increase overall plate shipment capacity through debottlenecking and automation. The modernization process will be comprised of two phases: quality focus and productivity focus. The first phase focuses on quality, is expected to be completed by May/June 2022, and includes the installation and commissioning upgrades of a new primary slab de-scaler (to improve surface quality), automated surface inspection system (to detect and map surface quality), an in-line hot leveler (to improves flatness), and automation of the 166 inch plate mill (which expands the Company’s grade offering). The second phase focuses on productivity, and is expected to be completed by November 2022; and includes installation and commissioning upgrades of onboard descaling systems for the 2Hi and 4Hi roughing roll stands, mill alignment and work roll offset at the 4Hi, 4Hi DC drive, new cooling beds coupling the plate mill and shear line, dividing shear, plate piler and automated marking machine.

Key Leadership and Governance Announcements

The Company’s current Chief Executive Officer, Michael McQuade, joined the board of directors of Algoma Steel Inc. following the restructuring of the company under the Companies’ Creditors Arrangement Act. Mr. McQuade became Chief Executive of Algoma Steel Inc. in March 2019. In accordance with the announcement that was made on April 18, 2022, Michael D. Garcia was appointed Chief Executive Officer (CEO) effective June 1, 2022. Mr. McQuade will continue to serve on the Company’s board of directors and Mr. Garcia will also join the Board concurrent with his appointment as CEO.

Subsequent Events

Steel producers such as Algoma are subject to numerous environmental laws and regulations (“Environmental Law”), including federal and provincial, relating to the protection of the environment. The company can incur regulatory liability as well civil liability for contamination on-site (soil, groundwater, indoor air), contaminant migration and impacts off-site including in respect of groundwater, rivers, lakes, other waterways, and air emissions.

On June 9, 2022, the Company experienced an incident where an oil-based lubricant was released from our hot mill in Sault Ste. Marie. The oil entered our water treatment facility, and some quantity of the oil was discharged into the St. Mary’s River. Following the discharge, traffic on the river was temporarily halted, the local public health authority issued a water advisory and a nearby municipality issued an emergency declaration regarding its municipal water supply. We continue to actively work with our response partners deploying equipment and resources to contain and mitigate the effects on the waterway and neighboring communities, and are working with local, provincial, and federal regulatory authorities conducting ongoing sampling and monitoring to mitigate any possible impact. At present, the Company has not received any orders or offenses from any regulatory authority. We may be subject to regulatory fines and other public and private actions in the future as a result of the incident but the financial and other impact of this incident is currently unknown.

On June 13, 2022, the Board of Directors approved the Company’s intention to pursue a Substantial Issuer Bid in Canada, as well as Tender Offer in the United States (collectively, the “Share Repurchase”) using a “Modified Dutch Auction” to repurchase its common shares and aggregate value of the Share Repurchase of US $400 million. Conditions of the Share Repurchase, including the pricing range per share will be determined following the release of the Company’s financial results for the year ended March 31, 2022. The Company will fund the purchase of tendered shares from cash on hand.

Factors Affecting Financial Performance

The Company’s profitability is correlated to the pricing of steel, ore, coal and energy and the existence of tariffs on its sales outside of Canada. Changes in the underlying pricing of the Company’s steel products and raw materials, and changes in tariffs on sales outside of Canada cause variation in operating results between periods. During periods of stronger or improving steel market conditions, the Company is more likely to be able to pass the increased costs of ore, coal and energy to its customers, protecting the Company’s margins from significant erosion. During weaker or rapidly deteriorating steel market conditions, including due to weak steel demand, low industry utilization rates and/or increasing steel product imports, the competitive environment intensifies which results in increased pricing pressure. All of those factors, to some degree, impact pricing, which in turn impacts margins.

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North American steel pricing is largely dependent on global supply and demand, the level of steel imports into North America, economic conditions in North America, global steelmaking overcapacity, and increased raw material prices. North American steel producers compete with many foreign producers, including those in Europe, China and other Asian countries. Competition from foreign producers is periodically intensified by weakening regional economies of their surrounding countries, and resultant decisions by these foreign producers with respect to export volumes and pricing possibly more influenced by political and economic policy considerations than by prevailing market conditions.

Global steel production increased 3.7% in 2021 compared to 2020 to 1,950.5 million metric tonnes. China represents approximately 53% of global crude steel production. (source: Worldsteel Association “December 2021 crude steel production” January 25, 2022). Given the strong recovery in steel production in 2021 compared to 2020 pandemic levels, the Organization for Economic Cooperation and Development projects that global excess capacity was approximately 478 million metric tonnes in 2021, which is down from previous levels but remains approximately 30 times the size of the Canadian steel industry.

Overall Results

Net Income (Loss)

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

The Company’s net income for the three month period ended March 31, 2022 was C$242.9 million compared to C$100.1 million for the three month period ended March 31, 2021, resulting in a C$142.8 million increase of net income. This increase in net income was due mainly to an increase in steel revenue of C$294.3 million, primarily a result of an increase in the selling price of steel, offset in part by an associated increase in the cost of steel revenue (C$118.2 million) which is mainly due to an increase in the purchase price of many key inputs such as iron ore, scrap, alloys and natural gas as well as an increase in employee profit sharing expense compared to the prior year.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

The Company’s net income for the year ended March 31, 2022 was C$857.7 million compared to a net loss of C$76.1 million for the year ended March 31, 2021, resulting in a C$933.8 million increase of net income. This increase in net income was due mainly to an increase in steel revenue of C$1,933.7 million, primarily a result of an increase in the selling price of steel, offset in part by listing expense of C$235.6 million and transaction costs of C$26.5 million due to the Merger transaction. Further offsetting the increase in revenue was an associated increase in the cost of steel revenue (C$596.7 million) which is mainly due to an increase in the purchase price of many key inputs such as iron ore, scrap, alloys and natural gas as well as an increase in employee profit sharing expense compared to the prior year.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

The Company’s net loss for the year ended March 31, 2021, was C$76.1 million compared to a net loss of C$175.9 million for the year ended March 31, 2020, resulting in a C$99.8 million reduction of net loss. This reduction of net loss was due primarily to decreased amortization (C$40.8 million) and lower cost of steel revenue per ton of steel sold (decreased by 12.3% from C$791 to C$694) due to a reduction in the purchase price of many inputs such as alloys, scrap and natural gas as well as certain cost control measures that were put in place to mitigate the impact of deteriorating market conditions at the onset of the pandemic.

Income (Loss) from Operations

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

The Company’s income from operations for the three month period ended March 31, 2022 was C$310.6 million compared to C$130.0 million for the three month period ended March 31, 2021, an increase of C$180.6 million, due primarily to the same reasons mentioned above for net income.

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Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

The Company’s income from operations for the year ended March 31, 2022 was C$1,411.0 million compared to C$84.8 million for the year ended March 31, 2021, an increase of C$1,326.2 million, due primarily to the same reasons mentioned above for net income except expenses associated with the Merger transaction.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

The Company’s income from operations for the year ended March 31, 2021 was C$84.8 million (March 31, 2020 – loss from operations of C$137.0 million), an increase of C$221.8 million, due primarily to the reasons described above for net income.

Steel Revenue and Cost of Sales

	change		January 1 to March 31,		January 1 to March 31,
			2022		2021
tons
Steel Shipments	i	12.0%		547,217		621,843
millions of dollars
Revenue			C$	941.8	C$	638.5
Less:
Freight included in revenue				(48.0)		(47.3)
Non-steel revenue				(13.9)		(5.6)

Steel revenue	h	50.3%	C$	879.9	C$	585.6

Cost of steel revenue			C$	541.3	C$	423.1
Amortization included in cost of steel revenue				(22.7)		(21.6)
Carbon tax included in cost of steel revenue				(0.4)		(1.8)

Cost of steel products sold	h	29.6%	C$	518.2	C$	399.7

dollars per ton
Revenue per ton of steel sold	h	67.6%	C$	1,721	C$	1,027
Cost of steel revenue per ton of steel sold	h	45.4%	C$	989	C$	680
Average net sales realization on steel sales (i)	h	70.8%	C$	1,608	C$	942
Cost per ton of steel products sold	h	47.3%	C$	947	C$	643

(i)	Represents Steel revenue (being Revenue less (a) Freight included in revenue and (b) Non-steel revenue) divided by the number of tons of Steel Shipments during the applicable period.

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

The Company’s NSR on steel sales (excluding freight) per ton shipped was C$1,608 for the three month period ended March 31, 2022 (March 31, 2021 – C$942), an increase of 70.8%. Steel revenue increased by 50.3% whereas steel shipment volumes decreased by 12.0% during the three month period ended March 31, 2022 as compared to the three month period ended March 31, 2021. The decrease in steel shipment volumes is due in part to lower production levels as a result of logistics supply chain impacts. The overall increase in steel revenue is mainly due to increased steel prices compared to the three month period ended March 31, 2021.

For the three month period ended March 31, 2022, the Company’s cost of steel products sold increased by 29.6% to C$518.2 million (March 31, 2021 – C$399.7 million) due primarily to an increase in the purchase

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price of many key inputs such as iron ore, scrap, alloys and natural gas as well as an increase in employee profit sharing expense (C$28.8 million) compared to the prior year.

	Change (FY2022 to FY2021)		FY2022		Change (FY2021 to FY2020)		FY2021		FY2020
tons
Steel Shipments	h	9.3%		2,297,159	i	8.8%		2,102,086		2,305,039
millions of dollars
Revenue			C$	3,806.0			C$	1,794.9	C$	1,956.9
Less:
Freight included in revenue				(172.9)				(150.4)		(175.1)
Non-steel revenue				(84.3)				(29.4)		(39.2)

Steel revenue	h	119.7%	C$	3,548.8	i	7.3%	C$	1,615.1	C$	1,742.6

Cost of steel revenue			C$	2,054.6			C$	1,457.9	C$	1,822.7
Amortization included in cost of steel revenue				(86.7)				(86.8)		(127.6)
Carbon tax included in cost of steel revenue				0.6				(13.4)		(6.9)
Business combination adjustments				—				—		(1.4)

Cost of steel products sold	h	45.0%	C$	1,968.5	i	19.5%	C$	1,357.7	C$	1,686.8

dollars per ton
Revenue per ton of steel sold	h	94.0%	C$	1,657	h	0.6%	C$	854	C$	849
Cost of steel revenue per ton of steel sold	h	28.8%	C$	894	h	12.3%	C$	694	C$	791
Average net sales realization on steel sales (i)	h	101.2%	C$	1,545	h	1.6%	C$	768	C$	756
Cost per ton of steel products sold	h	32.7%	C$	857	i	11.7%	C$	646	C$	732

(i)	Represents Steel revenue (being Revenue less (a) Freight included in revenue and (b) Non-steel revenue) divided by the number of tons of Steel Shipments during the applicable period.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

The Company’s NSR on steel sales (excluding freight) per ton shipped was C$1,545 for the year ended March 31, 2022 (March 31, 2021 – C$768), an increase of 101.2%. Steel revenue increased by 119.7% and steel shipment volumes increased by 9.3% during the year ended March 31, 2022, as compared to the year ended March 31, 2021. The overall increase in steel revenue is mainly due to increased steel prices compared to the year ended March 31, 2021.

For the year ended March 31, 2022, the Company’s cost of steel products sold increased by 45.0% to C$1,968.5 million (March 31, 2021 – C$1,357.7 million) due primarily to an increase in steel shipments, increase in the purchase price of many key inputs such as iron ore, scrap, alloys and natural gas as well as an increase in employee profit sharing expense (C$132.9 million) compared to the prior year. Employee profit sharing expense has been calculated in accordance with the profit sharing agreement for year ended March 31, 2022.

Further, the Government of Canada passed the Canada Emergency Wage Subsidy (“CEWS”) in response

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to the COVID-19 pandemic. For the year ended March 31, 2022, the Company did not receive CEWS funding. For the year ended March 31, 2021, the Company recorded a reduction of C$52.8 million to the cost of steel products sold as a reduction to personnel costs, included therein, in connection with the CEWS program.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

The Company’s NSR on steel sales (excluding freight) per ton shipped was C$768 for the year ended March 31, 2021 (March 31, 2020 - C$756), an increase of 1.6%. Steel revenue decreased by 7.3% and steel shipment volumes decreased by 8.8% during year ended March 31, 2021, as compared to the year ended March 31, 2020. The overall decrease in steel shipment volumes was a result of the reduction in demand caused by the COVID-19 pandemic. However, increased steel prices and demand during the last six months of the year resulted in improved NSR for the year ended March 31, 2021 compared to the year ended March 31, 2020.

For the year ended March 31, 2021, the Company’s cost of steel products sold on a per ton basis decreased by 19.5% to C$1,357.7 (March 31, 2020 - C$1,686.8). For the year ended March 31, 2021, the Company’s cost of steel products sold on a per ton basis decreased by 11.7% to C$646 (March 31, 2020 – C$732). The decrease in cost of steel products sold on a per ton basis was the result of a reduction in the purchase price of many inputs such as alloys, scrap and natural gas as well as certain cost control measures that were put in place to mitigate the impact of deteriorating market conditions at the onset of the pandemic.

For the year ended March 31, 2021, the Company recorded a C$52.8 million reduction to cost of steel products sold in connection with the CEWS (March 31, 2020 – nil).

Non-steel Revenue

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

For the three month period ended March 31, 2022, the Company’s non-steel revenue was C$13.9 million (March 31, 2021 - C$5.6 million). The increase of $8.3 million was mainly due to increased sale of various by-products.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

For the year ended March 31, 2022, the Company’s non-steel revenue was C$84.3 million (March 31, 2021 - C$29.4 million). The increase of $54.9 million was mainly due to the sale of royalty rights (C$20.0 million) and also due to increased sale of various by-products.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

For the year ended March 31, 2021, the Company’s non-steel revenue was C$29.4 million (March 31, 2020 - C$39.2 million). The decrease of C$9.8 million was primarily due to lower sales volume and lower selling prices of tar, light oil and braize. For the years ended March 31, 2021 and 2020, non-steel cost of sales approximated non-steel sales.

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Administrative and Selling Expenses

	January 1 to		January 1 to
millions of dollars	March 31, 2022		March 31, 2021
Personnel expenses	C$	13.9	C$	21.9
Professional, consulting, legal and other fees		10.1		6.6
Software licenses		1.1		0.8
Amortization of intangible assets and non-production assets		0.1		0.1
Other administrative and selling		2.8		3.1

	C$	28.0	C$	32.5

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

As illustrated in the table above, the Company’s administrative and selling expenses for the three month period ended March 31, 2022, were C$28.0 million (March 31, 2021 - C$32.5 million). The decrease in administrative and selling expenses of C$4.5 million is mainly due to decreased personnel expenses (C$8.0 million), due primarily to lower share based compensation ($13.7 million), offset by an increase in employee profit sharing (C$3.2 million). The decrease is partially offset by an increase in professional, consulting, insurance and other fees (C$3.5 million) primarily due to costs associated with listing on the public exchange.

millions of dollars	FY2022		FY2021		FY2020
Personnel expenses	C$	54.2	C$	39.6	C$	29.7
Professional, consulting, legal and other fees		36.2		22.2		17.1
Software licenses		4.6		3.1		2.7
Amortization of intangible assets and non-production assets		0.4		0.4		0.5
Other administrative and selling		7.6		7.1		6.9

	C$	103.0	C$	72.4	C$	56.9

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As illustrated in the table above, the Company’s administrative and selling expenses for the year ended March 31, 2022, were C$103.0 million (March 31, 2021 - C$72.4 million). The increase in administrative and selling expenses of C$30.6 million is due primarily to increased personnel expenses (C$14.6 million), largely associated with employee profit sharing (C$14.8 million) and increase in professional, consulting, insurance and other fees (C$14.0 million) mainly due to costs associated with listing on the public exchange.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

As illustrated in the table above, the Company’s administrative and selling expenses for the year ended March 31, 2021, were C$72.4 million (March 31, 2020 - C$56.9 million). The increase in administrative and selling expenses of C$15.5 million comprising increased personnel expenses (C$9.9 million) due primarily to share based compensation and increased professional, consulting, legal and other fees (C$5.1 million) primarily due to costs associated with on-going cost reduction and efficiency projects.

In addition, for the year ended March 31, 2021, the Company recorded a C$4.2 million reduction in administration and selling expenses (personnel) in connection with the CEWS (March 31, 2020 – nil), which was offset by personnel costs being higher due to CEWS funding being applied to retain employees

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that would otherwise have been subject to temporary layoffs.

Finance Costs, Finance Income, Interest on Pension and Other Post-employment Benefit Obligations, and Foreign Exchange Gains and Losses

The Company’s finance costs represent interest cost on the Company’s debt facilities, including the Revolving Credit Facility, Secured Term Loan Facility and Algoma Docks Term Loan Facility, described in the section entitled “Capital Resources—Financial Position and Liquidity” included elsewhere in this MD&A. Finance cost also includes the amortization of transaction costs related to the Company’s debt facilities and the accretion of the benefits in respect of the Company’s governmental loan facilities in respect of the interest free loan issued by, and the grant given by the Canadian federal government as well as the low interest rate loan issued from the Ontario provincial government, all of which are discussed below (Financial Resources and Liquidity—Cash Flow Used in Investing Activities) and the unwinding of discounts on the Company’s environmental liabilities.

	January 1 to		January 1 to
millions of dollars	March 31, 2022		March 31, 2021
Interest on the following facilities
Revolving Credit Facility	C$	0.1	C$	1.0
Secured Term Loan Facility		—		9.6
Algoma Docks Term Loan Facility		—		1.0
Revolving Credit Facility fees		0.4		0.3
Unwinding of issuance costs of debt facilities and accretion of governmental loan benefits and discounts on environmental liabilities		3.4		3.6
Other interest expense		0.4		0.4

	C$	4.3	C$	15.9

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

As illustrated in the table above, the Company’s finance costs for the three month period ended March 31, 2022 was C$4.3 million compared to C$15.9 million for the three month ended March 31, 2021 resulting in a decrease of C$11.6 million. The decrease in finance cost is primarily attributable to repayment in full of the Secured Term Loan Facility (C$9.6 million) and Algoma Docks Term Loan Facility (C$1.0 million) in November 2021. The finance cost associated with the Revolving Credit Facility decreased by C$0.9 million due to repayments on this facility.

The Company’s finance income for the three month period ended March 31, 2022, was C$0.4 million compared to nil for the three month period ended March 31, 2021, representing an increase of C$0.4 million due primarily to interest income.

The Company’s interest on pension and other post-employment benefit obligations for the three month period ended March 31, 2022 was C$2.9 million compared to C$4.1 million for the three month period ended March 31, 2021, due to a decrease in beginning-of-year discount rates that were used to determine the pension benefit expense for the three month period ended March 31, 2022.

The Company’s foreign exchange loss for the three month period ended March 31, 2022 was C$6.3 million compared to C$9.9 million for the three month period ended March 31, 2021. These foreign exchange movements reflect the effect of US dollar exchange rate fluctuations on the Company’s Canadian dollar denominated monetary assets and liabilities.

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millions of dollars	FY2022		FY2021		FY2020
Interest on the following facilities
Revolving Credit Facility	C$	0.1	C$	4.3	C$	2.1
Secured Term Loan Facility		24.1		43.0		41.0
Algoma Docks Term Loan Facility		2.5		4.7		6.7
Revolving Credit Facility fees		1.6		1.2		2.2
Unwinding of issuance costs of debt facilities and discounts on environmental liabilities, and accretion of governmental loan benefits		18.8		13.8		10.3
Other interest expense		1.5		1.5		1.5

	C$	48.6	C$	68.5	C$	63.8

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As illustrated in the table above, the Company’s finance costs for the year ended March 31, 2022 were C$48.6 million compared to C$68.5 million for the year ended March 31, 2021 resulting in a decrease of C$19.9 million. The decrease in finance cost is primarily attributable to repayment in full of the Secured Term Loan Facility (C$18.9 million) and Algoma Docks Term Loan Facility (C$2.2 million) in November 2021. The finance cost associated with the Revolving Credit Facility decreased by C$4.2 million due to repayments on this facility.

The Company’s finance income for the year ended March 31, 2022, was C$0.5 million compared to C$1.1 million for the year ended March 31, 2021, representing a decline of C$0.6 million due in part to interest income from tariff overpayments in the prior year which did not repeat in the current year.

The Company’s interest in pension and other post-employment benefit obligations for the year ended March 31, 2022 was C$11.6 million compared to C$17.0 million for the year ended March 31, 2021, due to a decrease in discount rates at March 31, 2021 that was used to determine the 2022 fiscal year pension benefit expense.

The Company’s foreign exchange loss for the year ended March 31, 2022 was C$4.3 million compared to C$76.5 million for the year ended March 31, 2021. These foreign exchange movements reflect the effect of US dollar exchange rate fluctuations on the Company’s Canadian dollar denominated monetary assets and liabilities.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

As illustrated in the table above, the Company’s finance costs for the year ended March 31, 2021, was C$68.5 million compared to C$63.8 million for the year ended March 31, 2020 resulting in an increase of C$4.7 million. The increase is primarily attributable to the Revolving Credit Facility (C$2.2 million) and the unwinding of issuance costs/accretion of governmental loan benefits (C$3.5 million). On April 1, 2020, July 1, 2020 and October 1, 2020, management elected to pay the interest due on the Secured Term Loan Facility in kind which resulted in a 1.0% interest premium. Interest on the Secured Short Term Loan Facility of C$10.2 million in January 2021 was paid in cash.

The Company’s finance income for the year ended March 31, 2021, was C$1.1 million compared to C$2.6 million for the year ended March 31, 2020, representing a decline of C$1.5 million primarily due to interest income from tariff overpayments.

The Company’s interest in pension and other post-employment benefit obligations for the year ended March 31, 2021 was C$17.0 million compared to C$17.3 million for the year ended March 31, 2020.

The Company’s foreign exchange loss for the year ended March 31, 2021 was C$76.5 million compared to a gain of C$35.3 million for the year ended March 31, 2020. These foreign exchange movements reflect

14

the effect of US dollar exchange rate fluctuations on the Company’s Canadian dollar denominated monetary assets and liabilities.

Pension and Post-Employment Benefits

	January 1 to		January 1 to
millions of dollars	March 31, 2022		March 31, 2021
Recognized in income (loss) before income taxes:
Pension benefits expense	C$	6.1	C$	6.9
Post-employment benefits expense		3.0		3.2

	C$	9.1	C$	10.1

Recognized in other comprehensive income (loss) (pre-tax):
Pension benefits (gain) loss	C$	0.3	C$	(104.7)
Post-employment benefits (gain) loss		(71.0)		(37.7)

	C$	(70.7)	C$	(142.4)

	C$	(61.6)	C$	(132.3)

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

As illustrated in the table above, the Company’s pension expense for the three month period ended March 31, 2022 and March 31, 2021 were C$6.1 million and C$6.9 million, respectively, representing a decrease of C$0.8 million. The Company’s post-employment benefits expense for the three month period ended March 31, 2022 and March 31, 2021 were C$3.0 million and C$3.2 million, representing a decrease of C$0.2 million. The decrease in pension and post-employment benefit expense was primarily due to a decrease in beginning-of-year discount rates. While this increased the cost of benefits accruing over the three month period ended March 31, 2022, this increase was more than offset by the lower net interest cost.

As disclosed in Note 3 to the March 31, 2022 audited consolidated financial statements, all actuarial gains and losses that arise in calculating the present value of the defined benefit pension obligation net of assets and the defined benefit obligation in respect of other post-employment benefits, including the re-measurement components, are recognized immediately in other comprehensive income (loss).

For the three month period ended March 31, 2022, the Company recorded an actuarially determined gain to the accrued defined pension liability and accrued other post-employment benefit obligation in other comprehensive income of C$70.7 million (March 31, 2021 – actuarial determined gain of C$142.4 million), a difference of C$71.7 million. The C$70.7 million gain was comprised mainly of a decrease in obligations due to a steep increase in end of period discount rates, partially offset by pension fund returns lower than

15

expected.

millions of dollars	FY2022		FY2021		FY2020
Recognized in income (loss) before income taxes:
Pension benefits expense	C$	24.4	C$	27.6	C$	31.4
Post-employment benefits expense		12.0		12.8		12.9

	C$	36.4	C$	40.4	C$	44.3

Recognized in other comprehensive income (loss) (pre-tax):
Pension benefits (gain) loss	C$	(57.9)	C$	(51.8)	C$	(48.6)
Post-employment benefits (gain) loss		(60.0)		28.8		(33.2)

	C$	(117.9)	C$	(23.0)	C$	(81.8)

	C$	(81.5)	C$	17.4	C$	(37.5)

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As illustrated in the table above, the Company’s pension expense for the years ended March 31, 2022 and March 31, 2021 were C$24.4 million and C$27.6 million, respectively, representing a decrease of C$3.2 million. The Company’s post-employment benefits expense for the years ended March 31, 2022 and March 31, 2021 were C$12.0 million and C$12.8 million, representing a decrease of C$0.8 million. The decrease in pension and post-employment benefit expense was primarily due to a decrease in beginning-of-year discount rates. While this increased the cost of benefits accruing over the year, this increase was more than offset by the lower net interest cost.

For the year ended March 31, 2022, the Company recorded an actuarially determined gain to the accrued defined pension liability and accrued other post-employment benefit obligation in other comprehensive income of C$117.9 million (March 31, 2021 – actuarial determined gain of C$23.0 million), a difference of C$94.9 million. The C$117.9 million gain was comprised mainly of a decrease in obligations due to a steep increase in end of year discount rates, partially offset by pension fund returns lower than expected.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

As illustrated in the table above, the Company’s pension expense for the years ended March 31, 2021 and March 31, 2020 were C$27.6 million and C$31.4 million, respectively, representing a decrease of C$3.8 million. The Company’s post-employment benefit expense for the year ended March 31, 2021, was C$12.8 million compared to C$12.9 million for the year ended March 31, 2020. The decrease in pension and post-employment benefit expense was primarily due to a decrease in discount rates as of March 31, 2021 that was used to determine the 2022 fiscal year pension and non-pension benefit expense.

For the year ended March 31, 2021, the Company recorded actuarially determined gain to the accrued defined pension liability and accrued other post-employment benefit obligation in other comprehensive loss of C$23.0 million. The gain was comprised primarily of pension fund returns being greater than expected and some demographic gains, partially offset by an increase in obligations due to a reduction in end-of-year discount rates.

For the year ended March 31, 2020, the Company recorded actuarially determined gain to the accrued defined pension liability and other post-employment benefits liability in other comprehensive loss of C$82.8 million, (gain of C$74.6 million, net of income tax effect of actuarial gains recognized in other comprehensive loss of C$7.2 million). The C$81.8 million gain is primarily due to an increase in the end-of-year discount rate, offset by pension fund returns being less than expected and demographic losses.

Carbon Taxes

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On June 28, 2019, the Company became subject to the Federal Greenhouse Gas Pollution Pricing Act (the “Carbon Tax Act”). The Carbon Tax Act was enacted with retroactive effect to January 1, 2019. The Company has chosen to remove the costs associated with the Carbon Tax Act from Adjusted EBITDA to facilitate comparison with the results of its competitors in jurisdictions not subject to the Carbon Tax Act.

For the three month periods ended March 31, 2022 and March 31, 2021, total Carbon Tax recognized in cost of sales was C$0.4 million and C$1.8 million, respectively. The decrease is due to the purchase of output-based pricing system surplus credits and differences between the estimate and actual settlement of Carbon Tax for the calendar year 2021. Carbon Tax is primarily a function of the volume of our production, increasing as production increases.

For the year ended March 31, 2022, total Carbon Tax recognized in cost of sales was a reduction of C$0.6 million, compared to expense of C$13.4 million in the year ended March 31, 2021. The decrease in Carbon tax is due to reasons described above.

Income Taxes

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

For the three month period ended March 31, 2022, the Company’s deferred income tax recovery and current income tax expense were C$3.3 million and C$81.3 million respectively, compared to deferred and current income tax expense (recovery) of nil for the three month period ended March 31, 2021 due primarily to net income before tax of C$320.9 million compared to C$100.1 million for the year ended March 31, 2021 and non-capital losses available, as described below.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective evidence had been the cumulative loss the Company had incurred over the first two years of its operations. However, over the past year, operations have provided evidence that there is sufficient taxable income to permit use of the existing deferred tax assets. As such, the Company has reflected a deferred tax liability of C$92.9 million, net of a deferred tax asset (C$7.8 million) at March 31, 2022 (March 31, 2021 – nil ).

For the year ended March 31, 2022, the Company’s deferred income tax expense and current tax expense were C$101.7 million and C$197.2 million respectively, compared to deferred and current income tax expense of nil for the year ended March 31, 2021, due to net income before tax of C$1,156.6 million compared to net loss of C$76.1 million for the year ended March 31, 2021.

For the year ended March 31, 2022, the Company has fully utilized non-capital tax losses available of C$306.5 million.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

For the year ended March 31, 2021 and March 31, 2020, the Company’s current income tax expense/recovery was nil. On the basis of the evaluation described above, for the year ended March 31, 2021, the Company’s deferred income tax recovery was nil, net of deferred tax de-recognition. For the year ended March 31, 2020, the Company’s deferred income tax recovery was C$4.3 million, net of deferred tax asset de-recognition, due to property, plant and equipment and intangible assets timing differences of tax deductions and non-capital losses carry forward.

As of March 31, 2021, the Company had non-capital tax losses available of C$579.8 million, C$380.0 million of which expire in 2038, C$113.1 million of which expire in 2039 and C$86.7 million of which expire in 2040.

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Adjusted EBITDA

The following table shows the reconciliation of Adjusted EBITDA to net income for the periods indicated:

	January 1 to		January 1 to
millions of dollars	March 31, 2022		March 31, 2021
Net income	C$	242.9	C$	100.1
Amortization of property, plant and equipment and amortization of intangible assets		22.8		21.0
Finance costs		4.3		15.9
Interest on pension and other post-employment benefit obligations		2.9		4.1
Income taxes		78.0		—
Foreign exchange loss		6.3		9.9
Finance income		(0.4)		—
Carbon tax		0.4		1.8
Increase in fair value of warrant liability		13.2		—
Decrease in fair value of earnout liability		(44.5)		—
Increase in fair value of share-based payment compensation liability		2.9		—
Transaction costs		5.0		—
Share-based compensation		0.7		14.1

Adjusted EBITDA	C$	334.4	C$	166.9

Net Income Margin		25.8%		15.7%

Net Income / ton	C$	443.84	C$	161.01

Adjusted EBITDA Margin		35.5%		26.1%

Adjusted EBITDA / ton	C$	611.09	C$	268.40

(i)	See “Non-IFRS Measures” for information regarding the limitations of using Adjusted EBITDA.
(ii)	Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue.

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Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

Adjusted EBITDA for the three month period ended March 31, 2022 was C$334.4 million, compared to C$166.9 million for the three month period ended March 31, 2021, resulting in an increase of C$167.5 million. The Adjusted EBITDA margin for the three month period ended March 31, 2022 and March 31, 2021 was 35.5% and 26.1%, respectively. The Adjusted EBITDA per ton for the three month period ended March 31, 2022 was C$611.09 and C$268.40 for the three month period ended March 31, 2021. The increase in Adjusted EBITDA and improvement in Adjusted EBITDA margin for the three month period ended March 31, 2022 compared to the three month period ended March 31, 2021 was due primarily to increase in steel revenue (C$294.3) primarily as a result of increase in the selling prices for steel products, offset by associated increase in cost of steel products sold (C$118.5 million).

millions of dollars	FY2022		FY2021		FY2020
Net income (loss)	C$	857.7	C$	(76.1)	C$	(175.9)
Amortization of property, plant and equipment and amortization of intangible assets		87.1		86.9		126.5
Finance costs		48.6		68.5		63.8
Interest on pension and other post-employment benefit obligations		11.6		17.0		17.3
Income taxes		298.9		—		(4.3)
Foreign exchange loss (gain)		4.4		76.5		(35.3)
Finance income		(0.5)		(1.1)		(2.6)
Carbon tax		(0.6)		13.4		6.9
Increase in fair value of warrant liability		6.4		—		—
Decrease in fair value of earnout liability		(78.1)		—		—
Transaction costs		26.5		—		—
Listing expense		235.6		—		—
Share-based compensation		5.7		14.1		—
Business combination adjustments		—		—		1.4

Adjusted EBITDA	C$	1,503.2	C$	199.2	C$	(2.2)

Net income (loss) Margin		22.5%		-4.2%		-9.0%

Net income (loss)/ ton	C$	373.36	C$	(36.19)	C$	(76.31)

Adjusted EBITDA Margin		39.5%		11.1%		-0.1%

Adjusted EBITDA / ton	C$	654.37	C$	94.76	C$	—

Tariff expense included in Net income	C$	—	C$	—	C$	27.8
Capacity utilization adjustment included in Net income		—		—		32.7

Adjustments to Adjusted EBITDA		—		—		60.5

Further Adjusted EBITDA	C$	1,503.2	C$	199.2	C$	58.3

Further Adjusted EBITDA Margin		39.5%		11.1%		3.0%

Further Adjusted EBITDA / ton	C$	654.37	C$	94.76	C$	26.25

(i)	See “Non-IFRS Measures” for information regarding the limitations of using Adjusted EBITDA and Further Adjusted EBITDA.
(ii)	Adjusted EBITDA and Further Adjusted EBITDA Margin is Adjusted EBITDA and Further Adjusted EBITDA as a percentage of revenue.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

Adjusted EBITDA for the year ended March 31, 2022 was C$1,503.2 million, compared to C$199.2 million for the year ended March 31, 2021, resulting in an increase of C$1,304.0 million. The Adjusted EBITDA margin for the year ended March 31, 2022 and March 31, 2021 was 39.5% and 11.1%, respectively. The Adjusted EBITDA per ton for the year ended March 31, 2022 was C$654.37 and C$94.76 for the year

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ended March 31, 2021. The increase in Adjusted EBITDA and improvement in Adjusted EBITDA margin for the year ended March 31, 2022 compared to the year ended March 31, 2021 was due primarily to increase in steel revenue (C$1,933.70) primarily as a result of increases in the selling prices for steel products, offset by associated increase in cost of steel products sold (C$610.8 million).

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

Adjusted EBITDA for the year ended March 31, 2021 was C$199.2 million, compared to (C$2.2) million for the year ended March 31, 2020, resulting in an increase of C$201.4 million. The Adjusted EBITDA margin for the years ended March 31, 2021 and March 31, 2020 was 11.1% and (0.1%), respectively. The Adjusted EBITDA per ton for the year ended March 31, 2021 was C$94.76 and was nil for the year ended March 31, 2020.

The increase in Adjusted EBITDA and improvement in Adjusted EBITDA margin for the year ended March 31, 2021 compared to the year ended March 31, 2020 was due primarily to increases in selling prices for steel products.

Canadian steel producers became subject to 25% tariffs on all steel revenues earned on shipments made to the United States effective as of June 1, 2018. Tariff expense included in cost of steel sales were nil for the year ended March 31, 2021; however, for the year ended March 31, 2020, tariffs totaling C$27.8 million had a significant impact on the Company’s Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA per ton as illustrated above. On May 17, 2019, the United States announced a complete lifting of this tariff effective May 20, 2019.

Algoma experienced an unplanned outage in the month of April 2019 that disrupted production in our #7 Blast Furnace (the “FY 2020 Q1 Outage”). The resulting lost production led to a shipping volume reduction during the three month period ended June 30, 2019 of over one hundred thousand tons and resulted in a capacity utilization adjustment of C$32.7 million being recorded to cost of steel products sold.

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Financial Resources and Liquidity

Summary of Cash Flows

	January 1 to		January 1 to
millions of dollars	March 31, 2022		March 31, 2021
Operating Activities:
Cash generated from operating activities before changes in non-cash working capital and environmental liabilities paid	C$	253.1	C$	143.3
Net change in non-cash working capital		191.1		(9.6)
Environmental liabilities paid		(0.4)		0.2

Cash generated by operating activities	C$	443.8	C$	133.9

Investing activities
Acquisition of property, plant and equipment	C$	(93.4)	C$	(22.0)
Acquisition of intangible assets		0.4		(0.1)
Acquisition of right-of-use assets		(0.9)		—

Cash used in investing activities	C$	(93.9)	C$	(22.1)

Financing activities
Bank indebtedness advanced (repaid), net	C$	0.1	C$	(95.3)
Repayment of Senior Secured Term Loan Facility		—		(0.9)
Repayment of Algoma Docks Term Loan Facility		(0.1)		(2.6)
Government loans issued, net of benefit		1.1		(0.1)
Repayment of govenrment loans		(0.8)		—
Interest paid		(0.1)		(11.4)
Interest cost of right-of-use assets		—		—
Proceeds from issuance of shares		—		—
Dividends paid		(9.3)		—
Other		(0.4)		0.2

Cash used in financing activities	C$	(9.5)	C$	(110.1)

Effect of exchange rate changes on cash	C$	(12.6)	C$	(0.2)

Change in cash during the period	C$	327.8	C$	1.5

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

As illustrated in the table above, the generation of cash for the three month period ended March 31, 2022 was C$327.8 million, compared to C$1.5 million for the three month period ended March 31, 2021. The increase in the generation of cash for the three month period ended March 31, 2022, as compared to the

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three month period ended March 31, 2021, was C$326.3 million, and is primarily the result of the C$309.9 million increase in cash generated by operating activities, a result of an increase in net income (net income of C$242.9 million for the three month period ended March 31, 2022 compared to C$100.1 million for the three month period ended March 31, 2021), for reasons described above. Further the increase in the generation of cash is due in part to the decrease in cash used in financing activities of C$100.6 million which was partially offset by the use of cash in investing activities (increased by C$71.8 million), for reasons described below.

millions of dollars	FY2022		FY2021		FY2020
Operating Activities:
Cash generated by (used in) operating activities before changes in non-cash working capital and environmental liabilities paid	C$	1,287.8	C$	147.4	C$	(34.5)
Net change in non-cash working capital		(21.1)		(137.7)		34.3
Environmental liabilities paid		(3.3)		(1.6)		(4.5)

Cash generated by (used in) operating activities	C$	1,263.4	C$	8.1	C$	(4.7)

Investing activities
Acquisition of property, plant and equipment	C$	(166.2)	C$	(71.7)	C$	(113.3)
Acquisition of intangible assets		—		(0.1)		(0.6)
Acquisition of right-of-use assets		(1.7)		—		—
Recovery (issuance) of related party receivable		2.2		(1.1)		(1.2)

Cash used in investing activities	C$	(165.7)	C$	(72.9)	C$	(115.1)

Financing activities
Bank indebtedness (repaid) advanced, net	C$	(86.8)	C$	(145.2)	C$	249.3
Repayment of Secured Term Loan		(381.8)		(3.8)		(3.8)
Repayment of Algoma Docks Term Loan Facility		(76.0)		(8.8)		(6.5)
Government loans issued, net of benefit		1.1		6.5		42.4
Repayment of government loans		(0.8)		—		—
Restricted cash		—		—		7.2
Interest paid		(36.3)		(15.6)		(42.0)
Proceeds from issuance of shares		393.5		—		—
Dividends paid		(9.3)		—		—
Other		(2.3)		(0.5)		0.1

Cash (used in) generated by financing activities	C$	(198.7)	C$	(167.4)	C$	246.7

Effect of exchange rate changes on cash	C$	(4.9)	C$	(11.6)	C$	2.6

Increase (decrease) in cash during year	C$	894.1	C$	(243.8)	C$	129.5

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As illustrated in the table above, the generation of cash for the year ended March 31, 2022 was C$894.1 million, compared to the use of cash of C$243.8 million for the year ended March 31, 2021. The increase in the generation of cash for the year ended March 31, 2022, as compared to the year ended March 31, 2021, was C$1,137.9 million, and is primarily the result of the C$1,255.3 million increase in cash generated by operating activities, a result of an increase in net income (net income of C$857.7 million for the year ended March 31, 2022 compared to net loss of C$76.1 million for the year ended March 31, 2021), for reasons described above. The increase in cash generated by operating activities for the year ended March 31, 2022 was partially offset by the use of cash in financing activities (increased by C$31.3 million) and investing activities (increased by C$92.8 million), for reasons described below.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

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As illustrated in the table above, the use of cash for the year ended March 31, 2021 was C$243.8, compared to the generation of cash of C$129.5 million for the year ended March 31, 2020. The decrease in the generation of cash for the year ended March 31, 2021, as compared to the year ended March 31, 2020, was C$373.3 million, and is primarily the result of the C$414.1 million increase in cash used in financing activities, a result of repayments on the bank indebtedness.

Cash Flow Generated by (Used In) Operating Activities

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

For the three month period ended March 31, 2022, the cash generated by operating activities was C$443.8 million (March 31, 2021 – C$133.9 million). The increase in cash generated from operating activities for the three month period ended March 31, 2022 was primarily due to higher NSR.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

For the year ended March 31, 2022, the cash generated by operating activities was C$1,263.4 million (March 31, 2021 – C$8.1 million). The increase in cash generated from operating activities for the year ended March 31, 2022 was primarily due to higher NSR.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

For the year ended March 31, 2021, the cash generated by operating activities was C$8.1 million, compared to C$4.7 million cash used in operating activities for the year ended March 31, 2020. The increase in cash generated from operating activities for the year ended March 31, 2021 was due to lower cost of steel products sold and higher NSR, offset in part, by an increased use of cash for working capital.

The following table shows changes in the Company’s non-cash working capital for the periods indicated:

	January 1 to	January 1 to
millions of dollars	March 31, 2022	March 31, 2021
Accounts receivable	$44.2	$(113.3)
Inventories	128.9	102.7
Prepaid expenses and deposits and other current assets	23.9	(20.7)
Accounts payable and accrued liabilities	83.2	28.9
Income and other taxes payable	(116.6)	8.7
Derivative financial instruments (net)	27.5	(15.9)

Total	$191.1	$(9.6)

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

As illustrated in the table above, the Company’s source of cash due to changes in non-cash working capital during the three month period ended March 31, 2022 was C$191.1 million (March 31, 2021 – use of cash C$9.6 million), representing a net change of C$200.7 million. The increase in the net change in working capital was due primarily to a decrease in accounts receivable (C$157.5 million) as a result of a decline in steel shipping volume and in the selling prices for steel products. Further, accounts payable and accrued liabilities increased (C$54.3 million) due primarily to an increase in wages and accrued vacation, mainly a result of increased employee profit sharing.

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millions of dollars	FY2022		FY2021		FY2020
Accounts receivable	C$	(127.0)	C$	(47.2)	C$	88.4
Inventories		(63.6)		(33.6)		(36.8)
Prepaid expenses, deposits and other current assets		12.5		(70.3)		20.2
Accounts payable and accrued liabilities		166.6		(21.2)		(42.4)
Taxes payable and accrued taxes		(22.1)		16.7		3.7
Derivative financial instruments (net)		12.5		(15.3)		1.2
Secured term loan interest payments in kind		—		33.2		—

Total	C$	(21.1)	C$	(137.7)	C$	34.3

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As illustrated in the table above, the Company’s use of cash due to changes in non-cash working capital during the year ended March 31, 2022 was C$21.1 million (March 31, 2021 – C$137.7 million), representing a net change of C$116.6 million. The increase in the net change in working capital was due in part, to an increase in accounts payable and accrued liabilities (C$187.8 million) due primarily to an increase in wages and accrued vacation, mainly a result of increased employee profit sharing. Further, the increase in net change in working capital was due in part, to a decrease in prepaid expenses and other current assets (C$82.8 million) due to a reduced requirement for advance payments to vendors. This was offset, in part, by an increase in accounts receivable (C$79.8 million) as a result of improved steel revenue in the year ended March 31, 2022, which increased by 119.7% as compared to the year ended March 31, 2021. Offset further, in part, by a decrease in secured term loan interest payments in kind (C$33.2 million), which resulted in the year ended March 31, 2021 due to the election to pay the interest due on the Secured Term Loan Facility in kind on April 1, 2020, July 1, 2020 and October 1, 2020 to conserve cash at the onset of the COVID-19 pandemic in March 2020. The increase was further offset, in part, by a decrease in income and other taxes payable (C$38.8 million) resulting from corporate tax payments made during the year ended March 31, 2022.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

As illustrated in the table above, the Company’s use of cash due to changes in non-cash working capital during the year ended March 31, 2021, was C$137.7 million (March 31, 2020 – generation of cash of C$34.3 million). The net change in working capital was a decrease of C$172.0 million due to an increase in accounts receivable (C$135.6 million) as a result of improved steel revenue in the quarter ended March 31, 2021, which increased by 28.3% as compared to the quarter ended March 31, 2020 and as a result of increased NSR in the quarter ended March 31, 2021, which increased by 32.4% compared to the quarter ended March 31, 2020. Further, prepaid expenses and other current assets increased due to advance payments made for capital project and raw material purchases (C$90.5 million), offset, in part, by increase in secured term loan interest payments in kind (C$33.2 million). This increase in secured loan payments in kind occurred as a result of the election to pay the interest due on the Secured Term Loan Facility in kind on April 1, 2020, July 1, 2020 and October 1, 2020 to conserve cash at the onset of the COVID-19 pandemic in March 2020. The increase in prepaid expenses and other current assets was further offset, in part, by an increase in accounts payable and accrued liabilities (C$21.2 million) primarily due to an increase in wages and accrued vacation payable.

Cash Flow Used In Investing Activities

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

For the three month period ended March 31, 2022, cash used in investing activities was C$93.9 million (March 31, 2021 – C$22.1 million).

Expenditures for the acquisition of property, plant and equipment for the three month period ended March 31, 2022 and March 31, 2021 were C$95.3 million and C$22.2 million, respectively. In addition, the Company recorded benefits of C$1.0 million (March 31, 2021—C$0.2 million) in respect of the interest free

24

loan issued by, and the grant given by the Canadian federal government as well as the low interest rate loan issued from the Ontario provincial government, all of which are discussed below. The acquisition of property, plant and equipment net of benefits for the three month period ended March 31, 2022 was C$94.3 million (March 31, 2021 - C$22.0 million).

For the three month period ended March 31, 2022, the Company had property under construction for the EAF and plate mill modernization projects of C$98.7 million (March 31, 2021 – nil) and C$18.9 million, respectively (March 31, 2021 – C$4.8 million).

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

For the year ended March 31, 2022, cash used in investing activities was C$165.7 million (March 31, 2021 – C$72.9 million).

Expenditures for the acquisition of property, plant and equipment for the year ended March 31, 2022 and March 31, 2021 were C$172.1 million and C$81.5 million, respectively. In addition, the Company recorded benefits of C$4.2 million (March 31, 2021- C$9.8 million) in respect of the interest free loan issued by, and the grant given by the Canadian federal government as well as the low interest rate loan issued from the Ontario provincial government, all of which are discussed below. The acquisition of property, plant and equipment net of benefits for the year ended March 31, 2022 was C$167.9 million (March 31, 2021- C$71.7 million).

For the year ended March 31, 2022, the Company had property under construction for the EAF and plate mill modernization projects of C$98.7 million (March 31, 2021 – nil) and C$43.6 million, respectively (March 31, 2021 – C$8.9 million).

During the year ended March 31, 2022, the Company disposed of property, plant and equipment with a cost of C$0.6 million (March 31, 2021 – C$1.9 million). The disposal of property, plant and equipment during the fiscal year ended March 31, 2022 resulted in a net loss of C$0.3 million (March 31, 2021 - loss of C$1.7 million).

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

For the year ended March 31, 2021, the cash used in investing activities was C$72.9 million (March 31, 2020 – C$115.1 million). Expenditures for the acquisition of property, plant and equipment for the years ended March 31, 2021 and March 31, 2020 were C$81.5 million and C$156.8 million, respectively. In addition, the Company recorded benefits of C$9.8 million (March 31, 2020 - C$43.5 million) in respect of the interest free loan issued by, and the grant given by the Canadian federal government as well as the low interest rate loan issued from the Ontario provincial government, all of which are discussed below. The acquisition, net of benefits, for the year ended March 31, 2021 was C$71.7 million (March 31, 2020 - C$113.3 million).

For the year ended March 31, 2021, the Company had property under construction for the plate mill modernization project of C$8.9 million (March 31, 2021 – C$1.1 million).

During the year ended March 31, 2021, the Company disposed of property, plant and equipment with a cost of C$1.9 million (March 31, 2020 – nil). The disposal of property, plant and equipment during the year ended March 31, 2021 resulted in a net loss of C$1.7 million.

Expenditures for the acquisition of intangible assets for the year ended March 31, 2021, were C$0.1 million, (March 31, 2020 – C$0.6 million). During the year ended March 31, 2021, the Company disposed of intangible assets with a cost of C$0.8 million (March 31, 2020 – nil). The disposal of intangible assets during the year ended March 31, 2021 resulted in a net loss of C$0.8 million.

Cash Flow Generated by (Used In) Financing Activities

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

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For the three month period ended March 31, 2022, cash used in financing activities was C$9.5 million (March 31, 2021 – C$110.1 million). The decrease in cash used in financing activities of C$100.6 million is largely due to repayments of the Revolving Credit Facility during the three month period ended March 31, 2021 (C$95.3 million).

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

For the year ended March 31, 2022, cash used in financing activities was C$198.7 million (March 31, 2021 – C$167.4 million). The Company made repayments of its Revolving Credit Facility totaling C$105.1 million and drew down C$18.3 million (March 31, 2021 – repaid C$318.4 million and drew down C$173.3 million). The Company repaid its Secured Term Loan Facility in full (C$381.8 million) (March 31, 2021 - C$3.8 million) and its Algoma Docks Term Loan Facility in full (C$76.0 million) (March 31, 2021 – C$8.8 million). In addition, during the year ended March 31, 2022, the Company received proceeds from issuance of shares as a result of the Merger transaction (C$393.5 million). Further, the Company paid interest of C$36.3 million (March 31, 2021 - C$15.6 million) for the year ended March 31, 2022.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

For the year ended March 31, 2021, the cash used in financing activities was C$167.4 million (March 31, 2020 – C$246.7 million of cash generated). During the year ended March 31, 2021, the Company made repayments of its Revolving Credit Facility totaling C$318.4 million and drew down C$173.3 million (March 31, 2020 – repaid C$109.3 million and drew down C$358.0 million), its Secured Term Loan of C$3.8 million (March 31, 2020 - C$3.8 million) and its Algoma Docks Term Loan Facility of C$8.8 million (March 31, 2020 – C$6.5 million). In addition, during the year ended March 31, 2021, the Company recorded long-term governmental loans issued, net of benefits recorded, of C$6.5 million (March 31, 2020 - C$42.4 million), and paid interest of C$15.6 million (March 31, 2020 - C$42.0 million).

Capital Resources—Financial Position and Liquidity

The Company anticipates making, on average, approximately C$50-C$60 million of capital expenditures annually to sustain existing production facilities. Furthermore, supported by its agreements with the federal and provincial governments and using the cash received as a result of the Merger, the Company anticipates making significant capital expenditures relating to its modernization and expansion program over the next five years, including substantial investment in EAF steelmaking.

The below capital sources and future cash flows from operating activities avail the Company of substantial financial resources to complete its proposed expansion plans. The Company’s business generates significant cash flow and the Company does not anticipate any issues with generating sufficient cash and cash equivalents, both in the short term and the long term, when combined with the cash made available as a result of the Merger and the PIPE Investment and under the SIF Funding and the CIB Funding, to meet its planned growth or to fund development activities.

Fiscal Year Ended March 31, 2022 Compared to Fiscal Year Ended March 31, 2021

As at March 31, 2022, the Company had cash of C$915.3 million (March 31, 2021 - C$21.2 million), and had unused availability under its Revolving Credit Facility of C$278.2 million ($222.6 million) after taking into account C$34.1 million ($27.3 million) of outstanding letters of credit and borrowing base reserves. At March 31, 2021, the Company had drawn C$90.1 million ($71.7 million), and there was C$200.8 ($156.5 million) of unused availability after taking into account C$27.4 million ($21.8 million) of outstanding letters of credit and borrowing base reserves.

On September 20, 2021, the Company, together with the government of Canada, entered into an agreement of which a benefit of up to $420.0 million would flow to the Company in the form of a loan up to $200.0 million from the SIF and a loan up to $220.0 million from the CIB. Under the terms of the SIF agreement, the Company will be reimbursed for certain defined capital expenditures incurred to transition from blast furnace steel production to EAF steel production between March 3, 2021 and March 31, 2025.

26

Annual repayments of the SIF loan will be scalable based on the Company’s greenhouse gas emission performance.

Under the terms of the CIB agreement, the Company may draw on a non-revolving construction credit facility. Following the completion of the project, quarterly payments including interest at a rate per annum equal to the base rate from the date of borrowing until November 27, 2031, then at a base rate plus 150 basis points until maturity of the loan are required prior to the loan maturity date, November 26, 2046.

In November 2021, the Company repaid its Secured Term Loan Facility and Algoma Docks Term Loan Facility in full.

The Revolving Credit Facility, the Federal AMF Loan, the Provincial MENDM Loan and the Federal SIF agreements are expected to service the Company’s principal liquidity needs (to finance working capital, fund capital expenditures and for other general corporate purposes) until the maturity of these facilities.

The Revolving Credit Facility is governed by a conventional borrowing base calculation comprised of eligible accounts receivable plus eligible inventory plus cash. At March 31, 2022, there was C$0.1 million ($0.09 million) drawn on this facility. There was C$278.2 million ($222.6 million) of unused availability after taking into account C$34.1 million ($27.3 million) of outstanding letters of credit, and borrowing base reserves. The Company is required to maintain a calculated borrowing base. Any shortfall in the borrowing base will trigger a mandatory loan repayment in the amount of the shortfall, subject to certain cure rights including the deposit of cash into an account controlled by the agent. As at March 31, 2022, the Company has complied with these requirements.

On March 3, 2022, the Company announced a normal course issuer bid (the “NCIB”) after receiving regulatory approval from the Toronto Stock Exchange. Pursuant to the NCIB, the Company is authorized to acquire up to a maximum of 7,397,889 of its shares, or 5% of its 147,957,790 issued and outstanding shares as of February 18, 2022, subject to a daily maximum of 16,586 shares. The common shares are available for purchase for cancellation commencing on March 3, 2022 until no later than March 2, 2023. No shares were repurchased by the Company under the NCIB during the year ended March 31, 2022.

On March 31, 2022, a dividend payment of $9.3 million (US $7.4 million) was paid and recorded as a distribution through retained earnings.

Fiscal Year Ended March 31, 2021 Compared to Fiscal Year Ended March 31, 2020

As at March 31, 2021, the Company had cash of C$21.2 million (March 31, 2020 - C$265.0 million), and had unused availability under its Revolving Credit Facility of C$200.8 million ($156.5 million) (March 31, 2020 - C$61.4 million ($43.6 million)) after taking into account C$27.4 million ($21.8 million) of outstanding letters of credit (March 31, 2020 – C$27.8 million ($19.7 million)). The reduction in the Company’s overall available cash (including availability under its Revolving Credit Facility) as of March 31, 2021 compared to March 31, 2020 is due to the factors discussed above.

On November 30, 2018, the Company secured the following debt financing:

•	$250.0 million in the form of a traditional asset-based revolving credit facility, with a maturity date of November 30, 2023;

•

a C$60.0 million interest free loan from the Federal Economic Development Agency of the Government of Canada, through the Advanced Manufacturing Fund (the “Federal AMF Loan”). The Company will repay the loan in equal monthly installments beginning on April 1, 2022 with the final installment payable on March 1, 2028.; and

•

a C$60.0 million low interest loan from the Ministry of Energy, Northern Development and Mines of the Province of Ontario (the “Provincial MENDM Loan”). The Company will repay the loan in monthly blended payments of principal and interest beginning on December 31, 2024 and ending on November 30, 2028.

On March 29, 2019, the Company secured an agreement with the Minister of Industry of the Government

27

of Canada, whereby the Company will receive C$15.0 million in the form of a grant and C$15.0 million in the form of an interest free loan through the Federal SIF. The Company will repay the interest free loan portion of this funding in equal annual payments beginning on April 30, 2024 and ending on April 30, 2031.

Contractual Obligations and Off Balance Sheet Arrangements

The following table presents, at March 31, 2022, the Company’s obligations and commitments to make future payments under contracts and contingent commitments. The following figures assume that the March 31, 2022, Canadian/US dollar exchange rate of US$1.00 = $0.8003 remains constant throughout the periods indicated.

millions of dollars	Total		Less than 1 year		Year 2		Years 3-5		More than 5 years
Bank indebtedness	C$	0.1	C$	0.1	C$	—	C$	—	C$	—
Long-term governmental loans		136.5		9.9		9.9		71.5		45.2
Purchase obligations		551.2		323.7		130.0		97.5		—
Environmental liabilities		77.0		4.1		5.1		12.9		54.9
Lease obligations		5.8		3.1		2.3		0.4		—

Total	C$	770.6	C$	340.9	C$	147.3	C$	182.3	C$	100.1

Purchase obligations, which represent the Company’s most significant contractual obligations across the periods indicated above, are comprised of contracts to purchase the raw materials required to manufacture the Company’s products and therefore contribute directly to the Company’s ability to generate revenue. The Company enters into such contracts on an ongoing basis based on its production requirements to secure favorable raw material pricing and consistency of supply. The majority of the Company’s purchase obligations mature in less than one year and are contracted based on the Company’s anticipated production, and the revenue generated from such production is applied to satisfy such purchase obligations.

Off balance sheet arrangements include letters of credit, and operating lease obligations as disclosed above. At March 31, 2022, the Company had C$34.1 million ($27.3 million) (March 31, 2021 - C$27.4 million ($21.8 million)) of outstanding letters of credit.

As discussed above, the Company maintains defined benefit pension plans and other post-employment benefit plans. At March 31, 2022, the Company’s net obligation in respect of its defined benefit pension plans was C$118.1 million (March 31, 2021 - C$170.1 million) and the Company’s obligation in respect of its other post-employment benefits plans was C$239.8 million (March 31, 2021 – C$297.8 million).

The Company’s obligations, commitments and future payments under contract are expected to be financed through cash flow from operations and funds from the Company’s Revolving Credit Facility. Any default in the Company’s ability to meet such commitments and future payments could have a material and adverse effect on the Company.

Related Party Transactions

As a result of the Merger, the Company is no longer a related party of Algoma Steel Parent S.C.A., and its commonly controlled affiliates. Further, Algoma Steel Parent S.C.A. settled its promissory note payable to the Company for C$2.2 million ($1.7 million) by receiving a net amount of C$6.5 million ($5.0 million) in exchange for settling this note payable with the return of capital of C$8.3 million ($6.7 million), as explained in Note 31 to the March 31, 2022 audited consolidated financial statements. To facilitate this payment, the Company entered an agreement with its subsidiary, Algoma Steel Inc. to pay the net amount of C$6.5 million ($5.0 million) on its behalf. The Company settled the loan to its subsidiary, Algoma Steel Inc. with net proceeds from the merger transaction.

There are no ongoing contractual or other commitments with related parties.

28

Financial Instruments

The Company’s financial assets and liabilities (financial instruments) include cash, restricted cash, accounts receivable, margin payments, bank indebtedness, accounts payable and accrued liabilities, derivative financial instruments, warrant liability, earnout liability and long-term governmental loans.

Financial assets and financial liabilities, including derivatives, are recognized when the Company becomes a party to the contractual provisions of the financial instrument or non-financial derivative contract. Financial instruments are disclosed in Note 32 to the March 31, 2022 audited consolidated financial statements.

Critical Accounting Estimates

As disclosed in Note 5 of the March 31, 2022 audited consolidated financial statements, the preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the years.

Significant items subject to such estimates and assumptions include the going concern assessment, allowance for doubtful accounts, carrying amount and useful life of property, plant and equipment and intangible assets, defined benefit retirement plans and income tax expense and scientific research and development investment tax credits. Further, Note 4 to the March 31, 2022 audited consolidated financial statements discloses the basis for determining the fair value of the warrant, earnout and share-based compensation liabilities. Actual results could differ from those estimates.

Allowance for doubtful accounts

Management analyzes accounts receivable to determine the allowance for doubtful accounts by assessing the collectability of receivables owing from each individual customer. This assessment takes into consideration certain factors including the age of outstanding receivable, customer operating performance, historical payment patterns and current collection efforts, relevant forward looking information and the Company’s security interests, if any.

Useful lives of property, plant and equipment and intangible assets

The Company reviews the estimated useful lives of property, plant and equipment and intangible assets at the end of each annual reporting period, and whenever events or circumstances indicate a change in useful life. Estimated useful lives of items of property, plant and equipment and intangible assets are based on a best estimate and the actual useful lives may be different. The useful life of property, plant and equipment and intangible assets affects the amount of amortization and the net book value disclosed in the Company’s financial statements.

Impairment of property, plant and equipment and intangible assets

Any accounting estimate related to impairment of property, plant and equipment and intangible assets require the Company to make assumptions about future cash flows and discount rates. Further, determining whether property, plant and equipment and intangible assets are impaired requires the Company to determine the recoverable amount of the cash generated unit (“CGU”) to which the asset is allocated. To determine the recoverable amount of the CGU, management is required to estimate its fair value. To calculate the value of the CGU in use, management determines expected future cash flows, which involves, among other items, realization rates on future steel output, costs and volume of production, growth rate, and the estimated selling costs, using an appropriate weighted average cost of capital. Assumptions about future cash flows require significant judgement because actual operating levels have fluctuated in the past and are expected to do so in the future.

29

Defined Benefit Retirement Plans

The determination of employee benefit expense and obligations requires the use of assumptions such as the discount rate applied to determine the present value of all future cash flows expected in the plan. Since the determination of the cost and obligations associated with employee future benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process. Actual results could differ from estimated results which are based on assumptions.

Taxation

The Company computes an income tax provision in each of the jurisdictions in which it operates. Actual amounts of income tax expense and scientific research and experimental development investment tax credits only become final upon filing and acceptance of the returns by the relevant authorities, which occur subsequent to the issuance of the audited consolidated financial statements.

Additionally, the estimation of income taxes includes evaluating the recoverability of deferred income tax assets based on an assessment of the ability to use the underlying future tax deductions before they expire against future taxable income. The assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, (loss) income would be affected in a subsequent period. The Company will file tax returns that may contain interpretations of tax law and estimates. Positions taken and estimates utilized by the Company may be challenged by the relevant tax authorities. Rulings that alter tax returns filed may require adjustment in the future.

30

Selected Quarterly Information

(millions of dollars, except where otherwise noted)	2022								2021
As at and for the three months ended[1]	Q4		Q3		Q2		Q1		Q4		Q3		Q2		Q1
Financial results
Total revenue	C$	941.8	C$	1,064.9	C$	1,010.2	C$	789.1	C$	638.5	C$	430.0	C$	377.0	C$	349.4
Steel products		879.9		1,009.5		936.5		722.9		585.6		383.8		335.3		310.4
Non-steel products		13.9		14.2		31.8		24.4		5.6		9.5		6.9		7.4
Freight		48.0		41.2		41.9		41.8		47.3		36.7		34.8		31.6
Cost of sales		603.2		599.9		578.7		510.2		476.0		432.2		389.8		339.7
Administrative and selling expenses		28.0		18.9		29.4		26.7		32.5		15.5		11.9		12.5
Income (loss) from operations		310.6		446.1		402.1		252.2		130.0		(17.7)		(24.7)		(2.8)
Net income (loss)		242.9		123.0		288.2		203.7		100.1		(73.5)		(60.0)		(42.7)
Adjusted EBITDA (loss)	C$	334.4	C$	457.3	C$	430.6	C$	280.8	C$	166.9	C$	11.7	C$	0	C$	20.5
Per common share (diluted)[3]
Net income (loss)	C$	1.45	C$	0.92	C$	4.02	C$	2.83	C$	1.40	C$	(1.02)	C$	(0.84)	C$	(0.59)
Financial position
Total assets	C$	2,693.6	C$	2,520.7	C$	2,185.7	C$	1,697.2	C$	1,553.9	C$	1,541.9	C$	1,554.4	C$	1,731.6
Total non-current liabilities		573.5		640.1		1,038.8		1,002.5		1,031.5		1,184.7		1,236.2		1,220.1
Operating results
Average NSR per nt2	C$	1,608	C$	1,827	C$	1,594	C$	1,185	C$	942	C$	701	C$	649	C$	746
Adjusted EBITDA per nt2		611.1		827.6		733.1		460.3		268.4		21.4		0.0		49.2
Shipping volume (in thousands of nt)
Sheet		486		481		514		541		543		470		444		336
Plate		61		72		73		69		79		78		72		80

1	Period end date refers to the following: “Q4” - March 31, “Q3” - December 31, “Q2” - September 30 and “Q1” - June 30.
2	The definition and reconciliation of these non-IFRS measures are included in the “Non-IFRS Financial Measures” section of this MD&A.
3

Pursuant to the Merger Agreement with Legato as described in the “Merger Transaction” section of this MD&A, on October 19, 2021, the Company effected a reserve stock split retroactively, such that each outstanding common share became such number of common shares, each valued at $10.00 per share, as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement), with such common shares subsequently distributed to the equity holders of the Company’s former ultimate parent company.

Further, on February 9, 2022, the Company issused 35,883,692 common shares in connection with the earnout rights granted to non-management shareholders that existed prior to the Merger.

Trend Analysis

The Company’s financial performance for the fourth quarter of fiscal year end 2022 (“Q4 2022”) increased from the third quarter of fiscal year end 2022 (“Q3 2022”), primarily due to listing expense incurred in Q3 2022 as a result of the Merger in Q3 2022. This was offset, in part, by decreased steel revenue mostly due to lower average steel selling prices. The following discussion reflects the Company’s trend analysis in chronological order:

Revenue:

•

decreased $152.8 million or 30% from $502.2 million in Q4 2020 to $349.4 million in the first quarter of fiscal year end 2021 (“Q1 2021”), a result of decreased steel revenue mainly due to lower steel shipments, represented by a decline of 204 thousand net ton (“nt”) or 33% from 620 thousand nt in Q4 2020 to 416 thousand nt in Q1 2021.

•

increased $27.6 million or 8% from $349.4 million in Q1 2021 to $377.0 million in the second quarter of fiscal year end 2021 (“Q2 2021”), a result of increased steel revenue due primarily to higher steel shipments, represented by an increase of 100 thousand nt or 24% from 416 thousand

31

nt in Q1 2021 to 516 thousand nt in Q2 2021.

•

increased $53.0 million or 14% from $377.0 million in Q2 2021 to $430.0 million in the third quarter of fiscal year end 2021 (“Q3 2021”), a result of increased steel revenue mostly due to higher selling prices of steel as average NSR per nt increased by $51.3 from $649 per nt in Q2 2021 to $701 per nt in Q3 2021. Further, steel shipments increased by 31 thousand nt or 6% from 516 thousand nt in Q2 2021 to 547 thousand nt in Q3 2021.

•

increased $208.5 million or 48% from $430.0 million in Q3 2021 to $638.5 million in the fourth quarter of fiscal year end 2021 (“Q4 2021”), a result of increased steel revenue primarily due to higher selling prices of steel as average NSR per nt increased by $241 from $701 per nt in Q3 2021 to $942 per nt in Q4 2021. Further, steel shipments increased by 75 thousand nt or 14% from 547 thousand nt in Q3 2021 to 622 thousand nt in Q4 2021.

•

increased $150.6 million or 24% from $638.5 million in Q4 2021 to $789.1 million in Q1 2022, a result of increased steel revenue mainly due to higher selling price of steel as average NSR per nt increased by $243.3 from $942 per nt in Q4 2021 to $1,185 per nt in Q1 2022.

•

increased $221.1 million or 28% from $789.1 million in Q1 2022 to $1,010.2 million in Q2 2022, a result of increased steel revenue mostly due to higher selling price of steel as average NSR per nt increased by $409.5 from $1,185 per nt in Q1 2022 to $1,594 per nt in Q2 2022.

•

increased $54.7 million or 5% from $1,010.2 million in Q2 2022 to $1,064.9 million in Q3 2022, a result of increased steel revenue primarily due to higher selling prices of steel as average NSR per nt increased by $233 from $1,594 per nt in Q2 2022 to $1,827 per nt in Q3 2022.

•

decreased $123.1 million or 12% from $1,064.9 million in Q3 2022 to $941.8 million in Q4 2022, a result of decreased steel revenue primarily due to lower selling prices of steel as average NSR per nt decreased by $219 from $1,827 per nt in Q3 2022 to $1,608 per nt in Q4 2022.

Net income (loss):

•

of ($42.7) million in Q1 2021 decreased compared to $19.4 million in Q4 2020 primarily due to decrease in revenue of $152.8 million, a result of lower steel shipments, offset, in part by decrease in cost of sales ($159.6 million)

•

of ($60.0) million in Q2 2021 decreased compared to ($42.7) million in Q1 2021 mainly due to the increase in cost of sales of $50.1 million, offset, in part by an increase in revenue of $27.6 million, primarily a result of higher steel shipments.

•

of ($73.5) million in Q3 2021 decreased compared to ($60.0) million in Q2 2021 mostly due an increase in cost of sales of $42.4 million, offset, in part by an increase in revenue of $53.0 million due primarily to higher selling price of steel.

•

of $100.1 million in Q4 2021 increased compared to ($73.5) million in Q3 2021 mainly to due higher revenue of $208.5 million, a result of higher selling prices of steel and increased steel shipments and proportionately lower increase in cost of sales of $43.8 million.

•

of $203.7 million in Q1 2022 increased compared to $100.1 million in Q4 2021 due primarily to higher revenue (increased by $150.6 million), a result of higher selling prices of steel, proportionately lower increase in cost of sales of $34.2 million and lower administrative and selling expenses (decreased by $5.8 million).

•

of $288.2 million in Q2 2022 increased compared to $203.6 million in Q1 2022 primarily due to higher revenue of $221.1 million, a result of higher selling prices of steel with a proportionately lower increase in cost of sales of $68.5 million.

•

of $123.0 million in Q3 2022 decreased compared to $288.2 million in Q2 2022 mostly due to listing expense ($235.6 million) as a result of the Merger. This was offset, in part, by changes in fair value of warrant liability ($6.8 million), changes in fair value of earnout liability ($33.6 million), changes in fair value of share-based compensation liability ($2.9 million) and increased revenue due primarily to higher selling price of steel.

•

of $242.9 million in Q4 2022 increased compared to $123.0 million in Q3 2022 mostly due to listing expense ($235.6 million) as a result of the Merger in Q3 2022. This was offset, in part, by decreased revenue due primarily to lower selling price of steel.

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Exhibit 99.2

Consolidated Financial Statements

ALGOMA STEEL GROUP INC.

As at March 31, 2022 and March 31, 2021

and for the years ended

March 31, 2022, March 31, 2021

and March 31, 2020

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Algoma Steel Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Algoma Steel Group Inc. and subsidiaries (the “Company”) as of March 31, 2022 and 2021, the related consolidated statements of net income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2022, and the related notes and Schedule I (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and its financial performance and its cash flows for each of the three years in the period ended March 31, 2022, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Merger transaction – Refer to Note 4 to the financial statements

Critical Audit Matter Description

On October 19, 2021, the Company completed its merger with Legato Merger Corp (the “Merger”) and accounted for the Merger as a share-based payment transaction. The structure and terms of the Merger agreement and the related agreements (“agreements”) were complex, particularly with respect to the contingent consideration arrangements (“earnout rights”), listed warrants and replacement LTIP awards. The earnout rights are based on the Company meeting certain adjusted EBITDA targets and the trading price of the Company’s common shares as of December 31, 2021 and thereafter. In determining the fair value of the earnout rights, management used the market price of the Company’s common shares as an approximation of fair value for each unit of earnout rights.

Management was required to make judgments to determine the accounting treatment for the Merger, including the listed warrants, replacement LTIP awards and earnout rights, and as such, auditing that determination required complex analysis and consideration. In addition, there was subjectivity to assess if the market price of the Company’s common shares was an appropriate approximation of the fair value of the earnout rights. This resulted in an increased extent of audit effort, including the involvement of technical accounting and fair value specialists.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the determination of the accounting treatment of the Merger and the fair value of the earnout rights, included the following, among others:

•	With the assistance of technical accounting specialists:

•	Assessed the information in the Merger agreements to assess whether all key facts and circumstances were incorporated into management’s assessment.

•	Evaluated management’s determination of the accounting treatment of the Merger by analyzing specific facts and circumstances against relevant accounting guidance.

•	With the assistance of fair value specialists, evaluated the appropriateness of using the market price of the Company’s common shares as an approximation of fair value for each earnout right.

Derivative financial instruments — Refer to Notes 3 and 21 to the financial statements

Critical Audit Matter Description

The Company entered into agreements to hedge revenue on the sale of steel, specifically hedging the NYMEX price of hot rolled coil steel. The agreement requires the Company to make margin payments to satisfy the cash collateral requirements based on Market to Market (MTM) exposure of the steel price. The fair value of the steel price hedges is calculated using the MTM forward prices of NYMEX hot rolled coil steel based on the applicable settlement dates of the outstanding hedge contracts. The margin payments are recorded as a separate asset as cash collateral, which does not meet the offsetting criteria in IAS 32 Financial Instruments: Presentation.

The determination of the accounting treatment for the steel price hedges required management’s judgment to interpret the key agreements and evaluate the effectiveness of the steel price hedges. Auditing management’s determination of the accounting treatment of the steel price hedges and the fair value of the derivative liability required a high degree of subjectivity which resulted in an increased extent of audit effort, including the involvement of financial instruments and fair value specialists.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the accounting treatment for the steel price hedges and the fair value of the derivative liability included the following, among others:

•	With the assistance of financial instruments specialists:

•

Read the key steel price hedge agreements, including their legal terms, and other supporting documents and assessed whether all key facts and circumstances were incorporated into management’s assessment.

•

Evaluated management’s assessment of the hedge documentation to assess whether the related accounting treatment was in accordance with the relevant accounting guidance and that the hedge was effective.

•

With the assistance of fair value specialists, evaluate the fair value of the steel price hedge by developing a range of independent estimates using market price of steel and other third party data, and comparing it to the fair value recorded by management.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 14, 2022

We have served as the Company’s auditor since fiscal 2011.

Algoma Steel Group Inc.

Consolidated Statements of Net Income (Loss)

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
expressed in millions of Canadian dollars
Revenue (Note 7)	$3,806.0	$1,794.9	$1,956.9
Operating expenses
Cost of sales (Note 8)	$2,292.0	$1,637.7	$2,037.0
Administrative and selling expenses (Note 9)	103.0	72.4	56.9

Income (loss) from operations	$1,411.0	$84.8	$(137.0)

Other (income) and expenses
Finance income	$(0.5)	$(1.1)	$(2.6)
Finance costs (Note 10)	48.6	68.5	63.8
Interest on pension and other post-employment benefit obligations (Note 11)	11.6	17.0	17.3
Foreign exchange loss (gain)	4.3	76.5	(35.3)
Transaction costs	26.5	—	—
Listing expense (Note 4)	235.6	—	—
Change in fair value of warrant liability (Note 4)	6.4	—	—
Change in fair value of earnout liability (Note 4)	(78.1)	—	—

	$254.4	$160.9	$43.2

Income (loss) before income taxes	$1,156.6	$(76.1)	$(180.2)
Income tax expense (recovery) (Note 26)	298.9	—	(4.3)

Net income (loss)	$857.7	$(76.1)	$(175.9)

Net income (loss) per common share
Basic (Note 29)	$8.53	$(1.06)	$(2.46)
Diluted (Note 29)	$7.75	$(1.06)	$(2.46)

See accompanying notes to the consolidated financial statements

Algoma Steel Group Inc.

Consolidated Statements of Comprehensive Income (Loss)

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
expressed in millions of Canadian dollars
Net income (loss)	$857.7	$(76.1)	$(175.9)
Other comprehensive income (loss), net of income tax, that will be reclassified subsequently to profit or loss
Net unrealized income (loss) on cash flow hedges, net of tax recovery of $7.8 million, $16.1 million and nil, for the years ended March 31, 2022, March 31, 2021 and March 31, 2020, respectively (Note 21)	$40.1	$(64.8)	$—
Other comprehensive income (loss), net of income tax, that will not be reclassified subsequently to profit or loss
Foreign exchange gain (loss) on translation to presentation currency	$(15.5)	$(12.3)	$9.5
Remeasurement of pension and other post-employment benefit obligations, net of tax nil, for the years ended March 31, 2022 and March 31, 2021 and ($7.2) million for the year ended March 31, 2020 (Notes 22, 23)	$117.9	$23.0	$74.6

	$142.5	$(54.1)	$84.1

Total comprehensive income (loss)	$1,000.2	$(130.2)	$(91.8)

See accompanying notes to the consolidated financial statements

Algoma Steel Group Inc.

Consolidated Statements of Financial Position

As at,	March 31, 2022	March 31, 2021
expressed in millions of Canadian dollars
Assets
Current
Cash (Note 12)	$915.3	$21.2
Restricted cash (Note 12)	3.9	3.9
Accounts receivable, net (Note 13)	402.3	274.6
Inventories, net (Note 14)	480.0	415.3
Prepaid expenses and deposits	79.9	74.6
Margin payments (Note 21)	29.5	49.4
Other assets	5.6	3.8

Total current assets	$1,916.5	$842.8

Non-current
Property, plant and equipment, net (Note 15)	$773.7	$699.9
Intangible assets, net	1.1	1.5
Related party receivable (Note 31)	—	2.2
Other assets	2.3	7.5

Total non-current assets	$777.1	$711.1

Total assets	$2,693.6	$1,553.9

Liabilities and Shareholders’ Equity
Current
Bank indebtedness (Note 16)	$0.1	$90.1
Accounts payable and accrued liabilities (Note 17)	261.9	153.8
Taxes payable and accrued taxes (Note 18)	64.3	27.2
Current portion of other long-term liabilities	0.4	—
Current portion of long-term debt (Note 19)	—	13.6
Current portion of governmental loans (Note 20)	10.0	—
Current portion of environmental liabilities (Note 25)	4.5	4.5
Derivative financial instruments (Note 21)	28.8	49.4
Warrant liability (Note 4)	99.4	—
Earnout liability (Note 4)	22.7	—
Share-based payment compensation liability (Note 4)	45.4	10.0

Total current liabilities	$537.5	$348.6

Non-current
Long-term debt (Note 19)	$—	$439.3
Long-term governmental loans (Note 20)	85.2	86.4
Accrued pension liability (Note 22)	118.1	170.1
Accrued other post-employment benefit obligation (Note 23)	239.8	297.8
Other long-term liabilities (Note 24)	4.0	2.5
Environmental liabilities (Note 25)	33.5	35.4
Deferred income tax liabilities (Note 26)	92.9	—

Total non-current liabilities	$573.5	$1,031.5

Total liabilities	$1,111.0	$1,380.1

Shareholders’ equity
Capital stock (Note 28)	$1,378.0	$409.5
Accumulated other comprehensive income	152.0	9.5
Retained earnings (deficit)	77.8	(249.3)
Contributed (deficit) surplus (Note 4)	(25.2)	4.1

Total shareholders’ equity	$1,582.6	$173.8

Total liabilities and shareholders’ equity	$2,693.6	$1,553.9

See accompanying notes to the consolidated financial statements

Algoma Steel Group Inc.

Consolidated Statement of Changes in Shareholders’ Equity

expressed in millions of Canadian dollars	Capital stock	Contributed (Deficit) Surplus	Foreign exchange gain (loss) on translation to presentation currency	Actuarial gain (loss) on pension and other post- employment benefit obligation, net of tax	Cash flow hedge reserve - unrealized loss (Note 21)	Accumulated other compre- hensive income (loss)	Retained earnings (deficit)	Total Shareholders’ equity
Balance at March 31, 2019	$409.5	$—	$1.9	$(22.4)	$—	$(20.5)	$2.7	$391.7
Net loss	—	—	—	—	—	—	(175.9)	(175.9)
Other comprehensive income	—	—	9.5	74.6	—	84.1	—	84.1

Balance at March 31, 2020	$409.5	$—	$11.4	$52.2	$—	$63.6	$(173.2)	$299.9
Net loss	—	—	—	—	—	—	(76.1)	(76.1)
Other comprehensive loss	—	—	(12.3)	23.0	(64.8)	(54.1)	—	(54.1)

Balance at March 31, 2021	$409.5	$4.1	$(0.9)	$75.2	$(64.8)	$9.5	$(249.3)	$173.8
Net income	—	—	—	—	—	—	857.7	857.7
Other comprehensive (loss) income	—	—	(15.5)	117.9	40.1	142.5	—	142.5
Issuance and modification of performance share units (Note 4)	—	(30.0)	—	—	—	—	—	(30.0)
Issuance of deferred share units (Note 34)	—	0.7	—	—	—	—	—	0.7
Issuance of capital stock	976.8	—	—	—	—	—	—	976.8
Return of capital (Note 28)	(8.3)	—	—	—	—	—	—	(8.3)
Earnout rights (Note 4)	—	—	—	—	—	—	(521.3)	(521.3)
Dividends paid (Note 35)	—	—	—	—	—	—	(9.3)	(9.3)

Balance at March 31, 2022	$1,378.0	$(25.2)	$(16.4)	$193.1	$(24.7)	$152.0	$77.8	$1,582.6

See accompanying notes to the consolidated financial statements

Algoma Steel Group Inc.

Consolidated Statements of Cash Flows

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
expressed in millions of Canadian dollars
Operating activities
Net income (loss)	$857.7	$(76.1)	$(175.9)
Items not affecting cash:
Amortization of property, plant and equipment and intangible assets	87.0	87.2	128.1
Deferred income tax expense (Note 26)	101.7	—	(4.3)
Pension expense in excess of funding (pension funding in excess of expense)	2.4	(30.5)	(28.2)
Post-employment benefit funding in excess of expense	(6.1)	(7.8)	(7.6)
Unrealized foreign exchange loss (gain) on:
accrued pension liability	1.5	32.1	(13.8)
post-employment benefit obligations	0.9	34.3	(16.0)
Finance costs (Note 10)	48.6	68.5	63.8
Loss on disposal of property, plant and equipment (Note 15)	0.3	2.5	—
Interest on pension and other post-employment benefit obligations	11.6	17.0	17.3
Accretion of governmental loans and environmental liabilities	12.2	10.3	7.2
Unrealized foreign exchange loss (gain) on government loan facilities	0.6	9.0	(4.3)
Increase in fair value of warrant liability (Note 4)	6.4	—	—
Decrease in fair value of earnout liability (Note 4)	(78.1)	—	—
Listing expense (Note 4)	235.6	—	—
Other	5.5	0.9	(0.8)

	$1,287.8	$147.4	$(34.5)
Net change in non-cash operating working capital (Note 30)	(21.1)	(137.7)	34.3
Environmental liabilities paid (Note 25)	(3.3)	(1.6)	(4.5)

Cash generated by (used in) operating activities	$1,263.4	$8.1	$(4.7)

Investing activities
Acquisition of property, plant and equipment (Note 15)	$(166.2)	$(71.7)	$(113.3)
Acquisition of intangible asset	—	(0.1)	(0.6)
Acquisition of right-of-use assets	(1.7)	—	—
Recovery (issuance) of related party receivable (Note 31)	2.2	(1.1)	(1.2)

Cash used in investing activities	$(165.7)	$(72.9)	$(115.1)

Financing activities
Bank indebtedness (repaid) advanced, net (Note 16)	$(86.8)	$(145.2)	$249.3
Repayment of term loans (Note 19)	(457.8)	(12.6)	(10.3)
Governmental loans received, net of benefit (Note 20)	1.1	6.5	42.4
Repayment of government loans (Note 20)	(0.8)	—	—
Restricted cash (Note 12)	—	—	7.2
Interest paid	(36.3)	(15.6)	(42.0)
Proceeds from issuance of shares	393.5	—	—
Dividends paid (Note 35)	(9.3)	—	—
Other	(2.3)	(0.5)	0.1

Cash (used in) generated by financing activities	$(198.7)	$(167.4)	$246.7

Effect of exchange rate changes on cash	$(4.9)	$(11.6)	$2.6
Cash
Increase (decrease) in cash	894.1	(243.8)	129.5
Opening balance	21.2	265.0	135.5

Ending balance (Note 12)	$915.3	$21.2	$265.0

See accompanying notes to the consolidated financial statements

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

1.	GENERAL INFORMATION

Algoma Steel Group Inc., formerly known as 1295908 B.C. Ltd. (the “Company”), was incorporated on March 23, 2021 under the Business Corporations Act of British Columbia solely for the purpose of purchasing Algoma Steel Holdings Inc. under section 85(1) of the Income Tax Act (Canada) effecting the purchase on an income tax-deferred basis. Algoma Steel Group Inc. is the ultimate parent holding company of Algoma Steel Inc. and does not conduct any business operations.

Algoma Steel Inc. (“ASI”), the operating company and a wholly-owned subsidiary of Algoma Steel Holdings Inc. was incorporated on May 19, 2016 under the Business Corporations Act of British Columbia. ASI was incorporated solely for the purpose of purchasing substantially all of the operating assets and liabilities in of Essar Steel Algoma Inc. (“Old Steelco Inc.”). The purchase transaction was completed November 30, 2018. Prior to November 30, 2018, ASI had no operations, and was capitalized with 1 common share with a nominal value. ASI is an integrated steel producer with its active operations located entirely in Sault Ste. Marie, Ontario and Canada. ASI produces sheet and plate products that are sold primarily in Canada and the United States.

The registered address of the Company is 1055 West Hastings Street, Vancouver, British Columbia, Canada. The head office of the Company is located at 105 West Street, Sault Ste. Marie, Ontario, Canada.

On May 24, 2021, the Company entered into a Merger Agreement, by and among the Company, a wholly-owned subsidiary of the Company (“Merger Sub”) and Legato Merger Corp. (“Legato”). On October 19, 2021 (the “Closing”), Algoma Steel Group Inc. completed its merger with Legato, listing its common shares and warrants under the symbol ‘ASTL’ and ASTLW’, respectively, on the Toronto Stock Exchange (TSX) and the Nasdaq Stock Market (Nasdaq). Refer to Note 4.

The consolidated financial statements of the Company for the years ended March 31, 2022, March 31, 2021 and March 31, 2020 are comprised of the Company and its wholly-owned subsidiaries as follows:

•	Algoma Steel Holdings Inc.

•	Algoma Steel Intermediate Holdings Inc.

•	Algoma Steel Inc.

•	Algoma Steel Inc. USA

•	Algoma Docks GP Inc.

•	Algoma Docks Limited Partnership

Algoma Steel Holdings Inc., Algoma Steel Intermediate Holdings Inc. and Algoma Docks GP Inc. are holding companies and do not conduct any business operations.

2.	BASIS OF PRESENTATION

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).

These consolidated financial statements have been approved and authorized for issuance by the Board of Directors on June 13, 2022.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

2.	BASIS OF PRESENTATION (continued)

Entities under common control

On March 29, 2021, the Company entered into an agreement with Algoma Steel Intermediate Parent S.A.R.L. to purchase all of the issued and outstanding Common shares (100,000,001) held in Algoma Steel Holdings Inc. in exchange for 100,000,000 additional Common shares in the Company.

This acquisition was deemed a transaction among entities under common control. The ultimate parent company at the time of the transaction, Algoma Steel Parent S.C.A. was unchanged. The transaction was among entities under common control and therefore did not result in a change in control at the ultimate parent level. Accordingly, the Company accounted for this transaction at the carrying amount of net assets. The difference between the share consideration received or transferred and the carrying amount of the net assets was considered immaterial, as such no gain or loss was recognized in the consolidated financial statements of the Company. Resultantly, the Company’s financial position and results of operations are presented as though they were operating continuously from the beginning.

The consolidated financial statements have been prepared on a going concern assumption using historical cost basis, except for certain financial instruments that are measured at fair value, as explained in the accounting policies disclosed in Note 3. Historical cost is generally based on the fair value of the consideration given in exchange for assets. The going concern assumption assumes the realization of assets and the discharge of liabilities in the normal course of business.

Functional and presentation currency

The Company and its subsidiaries’ functional currency is the United States dollar (“US dollar”). The US dollar is the currency of the primary economic environment in which the Company and subsidiaries operate.

For reporting purposes, the consolidated financial statements are presented in millions of Canadian dollars (“$C”). The assets and liabilities are translated into the reporting currency using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at average exchange rates for the reporting period. Exchange differences arising are recognized in other comprehensive (loss) income and accumulated in equity under the heading ‘Foreign exchange on translation to presentation currency’.

Equity transactions, as disclosed in Note 28, are translated at the historical exchange rates. The resulting net translation adjustment has been recorded in other comprehensive income (loss) for the year.

3.	SIGNIFICANT ACCOUNTING POLICIES

Foreign exchange transactions

Transactions in currencies other than the Company’s functional currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost are not re-translated. Exchange gains or losses arising from translations of foreign currency monetary assets, liabilities and transactions are recorded in foreign exchange loss (gain) in the consolidated statements of net income (loss).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company’s financial assets and liabilities (financial instruments) include cash, restricted cash, accounts receivable, margin payments, related party receivable, derivative financial instruments, bank indebtedness, accounts payable and accrued liabilities, warrant liability, earnout liability, debt and governmental loans.

Recognition

Financial assets and financial liabilities are recognised in the consolidated statements of financial position when the Company becomes party to the contractual provisions of the instrument, and they are initially measured at fair value. Financial assets are derecognized when the contractual rights to the cash flows expire or when the Company transfers substantially all the risks and rewards of ownership of the financial assets to another party. Financial liabilities are derecognized when the contractual obligations are discharged, cancelled, or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows associated with a financial asset.

Classification and measurement

The classification of financial instruments is determined at the time of initial recognition, within the following categories:

•	Amortized cost

•	Fair value through profit (loss) (FVTP(L))

•	Fair value through other comprehensive (loss) income (FVTOCI(L))

Financial assets are classified and subsequently measured based on the business model in which they are managed and their cash flow characteristics. Financial assets are measured at amortized cost if they meet both of the following conditions and are not designated as FVTP(L):

•	The financial asset is held within a business model with the objective of holding the financial asset in order to collect contractual cash flows; and

•	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit and loss or through other comprehensive income, if the designation is made as an irrevocable election upon initial recognition.

Financial liabilities are classified as subsequently measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is contingent consideration of an acquirer in a business combination, held-for-trading, or designated as FVTPL upon initial recognition, and is remeasured at its fair value at each subsequent reporting period, with any changes recorded through profit or loss. Other financial liabilities are subsequently measured at amortised cost using the effective interest method.

Derivative financial instruments are recognised initially at fair value on the date a derivative contract is entered into and are subsequently remeasured to fair value at each reporting date.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets carried at amortized cost

The Company utilizes an ‘expected credit loss’ (“ECL”) model, as required by IFRS 9 – Financial Instruments. Accounts receivable are subject to lifetime ECL which is measured as the difference in the present value of the contractual cash flows that are due under the contract, and the cash flows that are expected to be received.

The Company applies the simplified approach at each reporting date on its accounts receivable and considers both current and forward-looking macro-economic factors that may affect historical default rates when estimating ECL.

Accounts receivable, together with the associated allowance, are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Company. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or decreased by adjusting the carrying value of the loan or receivable. If a past write-off is later recovered, the recovery is recognized in the consolidated statements of net income (loss).

Fair value of financial instruments

Fair value is the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In assessing the fair value of a particular contract, the market participant would consider the credit risk of the counterparty to the contract. Consequently, when it is appropriate to do so, the Company adjusts the valuation models to incorporate a measure of credit risk. Fair value represents management’s estimates of the current market value at a given point in time.

The Company has certain financial assets and liabilities that are measured at fair value. The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (for example, interest rate and yield curves observable at commonly quoted intervals, forward pricing curves used to value currency and commodity contracts), or inputs that are derived principally from or corroborated by observable market data or other means. Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. There were no transfers among Levels 1, 2 and 3 during the years ended March 31, 2022, 2021 and 2020. The Company’s policy is to recognize transfers into and transfers out of fair value hierarchy levels as of the date of the event or change in circumstances that caused the transfer.

The Company reclassifies financial assets only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Hedge accounting

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain and loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The derivatives are designated as hedges of a particular risk associated with a recognized asset or liability or highly probable forecasted transaction (cash flow hedge).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company designates certain derivatives as hedging instruments in respect of commodity price risk, which are accounted for as cash flow hedges.

At the inception of the hedge relationship, the Company documents the relationship between the hedging instrument and hedged item, as well as its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, the Company documents its assessment, both at hedge inception and on an ongoing basis, as to whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk. Hedge relationship meets effectiveness requirements when it meets all of the following:

•	there is an economic relationship between the hedged item and the hedging instrument;

•	the effect of credit risk does not dominate the value changes that result from that economic relationship; and

•

the hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Company actually hedges and the quantity of the hedging instrument that the Company actually uses to hedge that quantity of hedged item.

The full fair value of a derivative financial instrument is classified as a non-current asset or liability when the remaining life of the hedged item is more than 12 months and as a current asset or liability when the remaining life of the hedged item is less than 12 months.

Cash flow hedges

The effective portion of changes in the fair value of derivatives and other qualifying hedging instruments that are designated and qualify as cash flow hedge is recognized in other comprehensive income (loss) and accumulated under the heading of cash flow hedge reserve – unrealized loss, limited to the cumulative change in fair value of the hedged item from inception of the hedge. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss, and is included in revenue (steel hedges) and cost of sales (natural gas hedge) line items.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss in equity at that time remains in equity and is recognized when the forecasted transaction affects income (loss). When a forecasted transaction does not occur, the cumulative gain or loss that was reported in equity is immediately classified to the statement of profit and loss.

Accounts receivable

Accounts receivable are recognized initially at transaction price and are non-interest bearing. Management analyzes accounts receivable and notes receivable to determine the allowance for doubtful accounts by assessing the collectability of receivables owing from each individual customer.

This assessment takes into consideration certain factors including the age of outstanding receivable, customer operating performance, historical payment patterns and current collection efforts, relevant forward looking information and the Company’s security interests, if any. Recoveries of accounts receivables previously provided for in the allowance for doubtful accounts are deducted from administrative and selling expenses in the consolidated statements of net income (loss).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Raw materials, work in process and finished products inventories are measured at the lower of average cost and net realizable value. Average cost for finished goods and work in process is comprised of direct costs and an allocation of production overheads, including depreciation expense. Supplies inventories are measured at the lower of average cost and net realizable value.

Property, plant and equipment, net

Items of property, plant and equipment are recorded at cost less accumulated amortization and impairment. The cost of an item of property or equipment comprises costs that can be directly attributed to its acquisition and to bringing the asset to a working condition for its intended use, including borrowing costs that meet the criteria for capitalization and initial estimates of the cost of dismantling and removing the item and restoring the site on which it is located. The cost of self-constructed and self-installed assets includes the cost of direct labour in addition to the costs listed above.

Depreciation is calculated generally by the straight-line method based on estimated useful lives as follows:

Category of Property, Plant and Equipment	Range of Estimated Useful Life
Buildings	5 to 30 years
Machinery and equipment	5 to 40 years
Vehicles	6 to 12 years
Computer hardware	3 to 5 years

The Company also separately recognizes the cost of replacement parts and major overhaul or inspection costs if the cost of the item can be reliably measured or estimated and it is probable that the future economic benefits will be realized by the Company. When such items are replaced the carrying amount of the replaced component is derecognized. The costs of maintenance and repairs of property, plant and equipment are recognized in profit or loss as incurred.

Componentization

When significant components of an item of property, plant and equipment have different useful lives, they are accounted for as separate items and depreciated over the respective useful lives.

Useful life, depreciation method, residual value

Estimates of the useful lives of items of property, plant and equipment are based on management’s judgement as to the physical and economic useful lives of assets and as such are subject to change in future periods. Depreciation methods, useful lives and residual values are reviewed at each reporting date with the effect of any changes in estimate being accounted for on a prospective basis.

Derecognition of property plant and equipment

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting policies relevant to government funding

The benefit of Government funding is not recognized until there is reasonable assurance that the Company will comply with the conditions attaching to it and that the funding will be received. Benefits related to Government funding in the form of low interest rate loans, interest free loans and grants for items of capital are presented in the consolidated statements of financial position as an offset to the carrying value of the property, plant and equipment to which the benefits relate. In the case of low interest rate loans and interest free loans, the benefit is calculated as the difference between the fair value amount of the low interest rate loan or the interest free loan and the proceeds received. Claims under government grant programs related to income are recorded within the consolidated statements of net income (loss) as a reduction of the related item the grant is intended to offset, in the period in which the eligible expenses were incurred or when the services have been performed.

Intangible assets, net

Intangible assets are measured and stated at cost, net of accumulated depreciation and any recognized impairment in value. The Company’s intangible assets comprising computer software are amortized on a straight-line basis over their estimated useful lives ranging from 3 to 10 years.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from its use. Gains or losses arising from derecognition of an intangible asset measured as the difference between the net disposal proceeds and the carrying amount of the asset are recognized in profit or loss when the asset is derecognized.

Impairment of tangible and intangible assets

Property, plant and equipment and intangible assets are reviewed at the end of each reporting period to determine whether there is any indication of impairment. If any such indication exists then the recoverable amount of the asset is estimated. The recoverable amount of an asset is defined as the higher of its fair value less costs to sell and its value in use. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the Cash Generating Unit (“CGU”) to which the asset belongs. The CGU corresponds to the smallest identifiable group of assets whose continuing use generates cash inflows that are largely independent of the cash flows from other groups of assets.

An impairment loss is recognized when the carrying amount of an asset, or of the CGU to which it belongs, exceeds the recoverable amount. In determining value in use, the Company estimates cash flows before taxes based on most recent actual results and forecasts and then determines the current value of future estimated cash flows.

Impairment losses are recognized in the consolidated statements of net income (loss). An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. The increased carrying amount of an asset attributable to a reversal of impairment loss may not exceed the carrying amount that would have been determined had no impairment loss been recognized in prior periods.

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

asset for a period of time in exchange for consideration.

The Company, as a lessee, recognizes a right-of-use asset and lease liability at commencement of the lease at the present value of the future lease payments using the interest rate implicit in the lease (if readily determinable) or the Company’s incremental rate of borrowing. Subsequent to initial measurement, the asset is depreciated using the straight-line method from the commencement date to the earlier of the end of its useful file or the end of the lease term. The lease liability is measured at amortized cost using the effective interest rate method. Lease related finance charges are recorded in finance costs in the consolidated statement of net income (loss).

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases defined as leases with a lease term of 12 months or less and low-value assets. These types of leases are recorded in the consolidated statement of net income (loss) as incurred.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

Retirement benefit costs

The Company provides pensions and certain health care, dental care, life insurance and other benefits for certain retired employees pursuant to Company policy. For defined benefit pension plans and other post-employment benefits, the defined benefit cost is actuarially determined on an annual basis by independent actuaries using the projected unit credit method. Remeasurement comprising of actuarial gains and losses, the effect of the asset ceiling and the return on plan assets (excluding interest) are recognized immediately in the consolidated statements of financial position with a charge to other comprehensive income (loss) in the period in which they occur. The Company has elected to transfer those amounts recognized in other comprehensive income (loss) to a separate reserve within equity. Net-interest is calculated by applying the discount rate to the net defined benefit liability. Defined benefit and other post-employment benefit costs are split into three categories:

•	service cost, past-service cost, gains and losses on curtailments and settlements;

•	net interest expense; and

•	remeasurement.

The Company recognizes the first two components of defined benefit costs in profit or loss in its consolidated statements of net income (loss): service cost, past service cost, gains and losses on curtailments and settlements in Cost of sales and Administrative and selling expenses; and net interest expense in Interest on pension and other post-employment benefit obligations. The determination of a benefit expense requires assumptions such as the discount rate, the expected mortality, the expected rate of future compensation increases and the expected healthcare cost trend rate. Actual results will differ from estimated results which are based on these assumptions.

The asset or liability recognized in the consolidated statements of financial position represents the actual plan situation in the Company’s defined benefit and other post-employment benefit plans. All actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the plan assets, the remeasurement components, are recognized immediately in other

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

comprehensive income (loss). Any defined benefit asset resulting from this calculation is limited to the present value of any economic benefit in the form of refunds from the plan or reduction in future contributions to the plan.

Payments to defined contribution retirement benefit plans are recognized as an expense when employees have rendered service entitling them to the contributions.

Termination benefits

Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary retirement. Termination benefits for voluntary retirements are recognized the earlier of the date when the Company recognizes related restructuring costs and the date when the Company can no longer withdraw the offer of the benefits related to the voluntary retirement.

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Environmental liabilities

An environmental liability is recognized if, as a result of an agreement, the Company has a present legal obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. The amount recognized as an environmental liability is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account risks and uncertainty of cash flow. Where the effect of discounting is material, environmental liabilities are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Long-term debt

Long-term debt is recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; transaction costs related to the Secured Term Loan Facility and the Algoma Docks Term Loan Facility are amortized in profit or loss using the effective interest method.

Revenue recognition

The Company’s revenue is generated primarily from contracts to produce, ship and deliver steel products, and to a lesser extent, to deliver non-steel by-products of the steelmaking processes, such as tar, crude light oil and related freight revenue.

Revenue is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts, volume rebates and other incentives. Revenue from the sale of goods is recognized to the extent that it is probable that the economic benefits will flow to the Company, can be reliably measured, and at a point-in-time when the performance obligation is satisfied by

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

transferring the promised good to a customer. A good is considered transferred when the customer obtains control, which is defined as the ability to direct the use of and obtain substantially all of the remaining benefits of an asset. Upon the fulfillment of these criteria, revenue and costs associated with such are included in the consolidated statements of net income (loss). Freight and other transportation costs billed to customers are recorded gross within revenue and cost of goods sold. The Company has pricing latitude in revenue arrangements and is also exposed to inventory and credit risks. The Company offers industry standard payment terms that typically requires payment from customers 30 days after title and control transfers.

Research

Research costs are charged to operations as incurred, due to the nature of the projects. Where government incentives in the form of investment tax credits and grants are received for research projects initiated by the Company for its own purposes, these incentives are deducted from the applicable category of expenditures.

Finance income

Finance income is comprised of interest income on short-term deposits.

Interest income

Interest income from financial assets is recognized when it is probable that the economic benefits will flow to the Company and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Finance cost

Finance cost is comprised of interest expense on borrowings, amortization of issuance costs, and accretion of environmental liabilities. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

Costs related to issuance of the Secured Term Loan Facility and the Algoma Docks Term Loan Facility are recorded as a component of the carrying amount of the related debt and are amortized to profit or loss using the effective interest method. Costs related issuance of the Revolving Credit Facility are recorded in other assets and are amortized to profit or loss on a straight line basis over the period of the facility.

Actuarially determined interest costs related to the defined benefit pension obligation and the other post-employment benefit obligation are recorded respectively as components of the carrying amount of the accrued pension liability and the accrued other post-employment benefit obligation.

Taxation

Current and deferred income tax are recognized in net income (loss), except when they relate to items that are recognized in other comprehensive income (loss) or directly in equity, in which case, the current and deferred income tax are also recognized in other comprehensive income (loss) or directly in equity, respectively.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Current tax

The current tax expense is based on taxable income for the year. Taxable income differs from net income (loss) before taxes as reported in the consolidated statements of net income (loss) because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred income tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable income. Deferred income tax liabilities are generally recognized for all taxable temporary differences. Deferred income tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against which those deductible temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered. The Company had incurred net losses for the years ended March 31, 2021 and March 31, 2020. For the years ended March 31, 2021 and March 31, 2020, the Company did not have sufficient evidence to support a determination that sufficient future taxable income was probable. In accordance with IFRS, the Company did not recognize deferred tax assets. For the year ended March 31, 2022, the Company has utilized all non-capital losses carried forward and there is no balance recognized as a deferred tax asset associated with these losses.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred income tax assets and liabilities reflects the tax consequences, based on management’s expectation at the end of the reporting period, that would follow from the recovery or settlement of the carrying amount of its assets and liabilities.

Share-based payment

The Company provides certain employees with long-term incentive awards. Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value includes the effect of market based vesting conditions but excludes the effect of non-market-based performance conditions. Details regarding the determination of the fair value of equity-settled share-based transactions are set out in Note 4 and Note 34.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the expected vesting period, which is determined based on the Company’s expected timing on meeting the non-market performance condition. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

For cash-settled share-based payments, a liability is recognized for the goods or services acquired, measured initially at the fair value of the liability. At each reporting date until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognized in profit or loss for the year.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income (Loss)

Other comprehensive income (loss) (“OCI(L)”) includes foreign exchange gain on translation to the Company’s presentation currency from the US Dollar functional currency. OCI(L) includes actuarially determined gains and losses on post employment benefits offered to certain employees and the effect of any limits applied to the defined benefit asset. OCI(L) also includes unrealized loss on cash flow hedge reserve. Comprehensive income (loss) is composed of net income (loss) and OCI(L).

Accumulated OCI(L) is a separate component of Shareholders’ Equity which includes the accumulated balances of all components of OCI(L) which are recognized in comprehensive income (loss) but excluded from net income (loss).

New IFRS Standards, Amendments and Interpretations adopted as of April 1, 2021 (effective January 1, 2021)

The Company adopted the following amendments which did not have a material impact on its financial statements:

Interest Rate Benchmark Reform – Phase 2

In August 2020, the IFRS Board issued amendments that complemented those issued in 2019 and focus on the effects of the interest rate benchmark reform on a Company’s financial statements that arise when, for example, an interest rate benchmark used to calculate interest on a financial asset is replaced with an alternative benchmark rate. The Phase 2 amendments address issues that might affect financial reporting during the reform of an interest rate benchmark, including the effects of changes to contractual cash flows or hedging relationships arising from the replacement of an interest rate benchmark with an alternative benchmark rate (replacement issues). The amendment is effective for annual reporting periods beginning on or after January 1, 2021. Although the Company has various debt instruments with interest rate benchmarked to LIBOR, these facilities were fully repaid before March 31, 2022. Further, the Company intends to renegotiate the related debt agreements before June 2023. Refer to Notes 16, 19 and 32.

Standards and Interpretations issued and not yet adopted

Proceeds before Intended Use

IAS 16 “Property, Plant and Equipment (PPE)” sets out an amendment prohibiting an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity is preparing the asset for its intended use. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. The amendment is effective for annual reporting periods beginning on or after January 1, 2022.

Cost of Fulfilling a Contract

IAS 37 “Onerous Contracts” sets out an amendment clarifying the meaning of “costs to fulfil a contract”. The amendment clarifies that, before a separate provision for an onerous contract is established, an entity recognizes any impairment loss that has occurred on assets used in fulfilling the contract, rather than on assets dedicated to that contract. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. The amendment is effective for annual reporting periods beginning on or after January 1, 2022.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Amended Disclosure for Accounting Policies

IAS 1 “Presentation of Financial Statements” sets out amendments that are intended to help preparers in deciding which accounting policies to disclose in their financial statements. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. The amendments are effective for annual reporting periods beginning on or after January 1, 2023.

Amended Scope of Recognition

IAS 12 “Income Taxes” sets out amendments that narrow the scope of recognition exemption in paragraphs 15 and 24 (recognition exemption) so that it no longer applies to transactions that, on initial recognition, give rise to equal taxable and deductible temporary differences. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. Early adoption is permitted.

Definition of Accounting Estimates

IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” sets out amendments introducing the definition of an accounting estimate and include other amendments to assist entities distinguish changes in accounting estimates from changes in accounting policies. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. The amendment is effective for annual reporting periods beginning on or after January 1, 2023 and changes in accounting estimates that occur on or after the start of that period. Early adoption is permitted.

Classification of Liabilities as Current or Non-current

IAS 1 “Presentation of Financial Statements” sets out amendments to remove the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period. The amendments also clarify how a company classifies a liability that includes a counterparty conversion option. The application of this amendment is not expected to have a significant impact on the financial position and performance of the Company, or on the Company’s financial reporting. This amendment is effective for annual reporting periods beginning on or after January 1, 2023. Early adoption is permitted.

4.	MERGER TRANSACTION

On October 19, 2021, the Merger between Merger Sub and Legato was completed, with Legato becoming a wholly-owned subsidiary of the Company and the shareholders of Legato becoming shareholders of the Company (“Closing”). Pursuant to the Merger Agreement, the Company effected a reverse stock split such that each outstanding common share became such number of common shares, as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement). As a result of the Merger, the shares were dual listed on the TSX and NASDAQ and became publicly traded on October 20, 2021.

Pursuant to the Merger, each outstanding share of Legato common stock was converted into and exchanged for one newly issued common share of the Company. This resulted in the issuance of 30,306,320 common shares of the Company, after redemption by initial Legato shareholders. On Closing, the Company accounted for the Merger as a share-based payment transaction, with the fair

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

4.	MERGER TRANSACTION (continued)

value of the Algoma common shares issued to the Legato shareholders measured at the market price of Legato’s publicly traded common shares on October 19, 2021. The total fair value of the Algoma common shares issued to Legato shareholders was $421.3 million (US $340.9 million). As part of the Merger, Algoma acquired cash, a receivable previously owed between Legato and Algoma Steel Inc. (“ASI”) and warrants, with the difference accounted for as a listing expense. The following table reconciles the elements of the Merger:

Merger transaction under IFRS 2
Total fair value of consideration:
30.3 million common shares at US $11.25 per common share (US $340.9 million)	$421.3

Net assets acquired:
Cash (US $211.4 million)	$261.2
Intercompany loan settled the subsequent day of transaction close (US $16.2 million)	20.0
Less: warrant liability (US $74.5 million)	(92.0)
Less: Legato liabilities assumed (US $2.8 million)	(3.5)

Total listing expense (US $190.7 million)	$235.6

The listing expense is presented in the consolidated statement of net income (loss). Following the consummation of the Merger on Closing, Legato was dissolved and its assets and liabilities were distributed to the Company.

Concurrent with the execution of the Merger Agreement, the Company and Legato entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, and the Company and Legato agreed to issue to the PIPE Investors, an aggregate of 10,000,000 common shares of Legato common stock, for the purchase price of US$10.00 per share and at an aggregate purchase price of US$100.0 million (the “PIPE Investment”) on closing. Those PIPE Investors that subscribed for Legato common stock exchanged their PIPE shares for common shares pursuant to the PIPE subscription agreements immediately prior to the Merger. After giving effect to such exchange 10,000,000 common shares of the Company were issued in the PIPE Investment.

The following table shows the number of common shares outstanding immediately following the consummation of the Merger:

Number of Common Shares
Common shares outstanding prior to Merger (post stock-split)	71,767,775
Common shares issued to Legato shareholders	30,306,320
Common shares issued to PIPE investors	10,000,000

Total	112,074,095

Warrants

Pursuant to the Merger Agreement, the previously outstanding Legato warrants were converted into an equal number of warrants issued by the Company. These warrants comprise 23,575,000 Public Warrants and 604,000 Private Warrants (collectively “Warrants”). In connection with this conversion, there were no substantial changes to the rights assigned to the holders of the warrants and assumed

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

4.	MERGER TRANSACTION (continued)

by the Company. Each of the Company’s Warrants are exercisable for one common share in the Company at US$11.50 per share, subject to adjustment, with the exercise period beginning on November 18, 2021.

(i)	Public Warrants

The Public Warrants expire five years after the completion of the Merger, or earlier upon redemption or liquidation in accordance with the warrant terms. The Public Warrants are exercisable for cash or on a cashless basis at the Company’s option.

(ii)	Private Warrants

The Private Warrants are identical to the Public Warrants, except that the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers.

Given the cash and cashless settlement options, the Company has accounted for the Warrants as a liability which are measured at fair value on initial recognition and at each reporting date with the changes in fair value recorded in the consolidated statement of net income (loss). On Closing, the Company recognized a liability in the amount of $92.0 million (US $74.5 million) using the market price of the Legato Warrants as an approximation of fair value for each Warrant.

As at March 31, 2022, the 24,179,000 Warrants remain outstanding with an estimated fair value of US$3.29 per Warrant based on the market price of the Warrants, for which the Company recognized a liability of $99.4 million (US $79.6 million) in warrant liability on the consolidated statements of financial position. The loss for change in fair value of the warrant liability of $6.4 million is presented in the consolidated statements of net income (loss).

Replacement Long Term Incentive Plan (“LTIP”) Awards

On Closing, the LTIP awards granted by Algoma Steel Holdings Inc. (“ASHI”) became vested and were exchanged for replacement LTIP awards issued by the Company (“Replacement LTIP Awards”) as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement). Based on the conversion factor, 3,232,628 Replacement LTIP Awards were issued. Similar to the LTIP awards, each Replacement LTIP Award allows the holders to purchase one common share of Algoma. The Replacement LTIP Awards are considered fully vested and can be exercised for US$0.013 per common share, pursuant to an LTIP exchange agreement with each holder, at the earlier of a significant disposal of Algoma common shares held by the Company’s shareholders immediately prior to the Closing, or December 31, 2025. Should the participants’ employment with the Company ceases, a cash-out option is available as an alternative method of settlement for a portion of the vested Replacement LTIP Awards based on the five-day volume-weighted average trading price of the Company’s common shares, subjected to the approval of the Board of Directors.

On the day preceding the Closing, the Company remeasured the fair value of the original LTIP Awards as they become fully vested on the day before the Merger. Consequently, the Company recognized a liability in the amount of $44.9 million (US $36.4 million) using the market price of the Algoma common shares as an approximation of fair value for each unit of Replacement LTIP Awards. The gain on change in fair value of previously recognized LTIP awards accounted for as cash-settled share-based payments, including restricted share units and director units, were recognized in profit or loss in the amount of $10.4 million. In addition, the Company had previously recognized an amount of $5.2 million (US $4.1 million) in contributed surplus relating to the fully vested performance share units issued under the original long-term incentive plan dated May 13, 2020. The fair value of these

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

4.	MERGER TRANSACTION (continued)

awards, which were previously accounted for as equity-settled share-based payments was recognized as a liability in the amount of $35.2 million (US $28.7 million) with an offsetting charge to equity to reflect the modification of these units to cash settled awards.

The Company accounted for the Replacement LTIP Awards as a modification of share-based payment as the LTIP awards and the Replacement LTIP Awards share similar terms and conditions, and were only replaced as a result of a liquidating event (the Merger) as described by the original long-term incentive plan. Given the alternative settlement options at the election of the participant, the Company has accounted for the Replacement LTIP Awards as cash-settled share-based transactions, which are measured at fair value on initial recognition and at each reporting date with the changes in fair value recorded in the consolidated statements of net income (loss). The Company applied modification accounting by remeasuring the fair value of the LTIP awards previously granted by ASHI as at the day prior to Closing and determined that there is no resulting gain or loss.

Upon the consummation of the Merger (refer to Note 34), the Company issued Replacement LTIP Awards to replace previously issued restricted share units, director units and performance share units. The Replacement LTIP Awards are accounted for as cash-settled share-based payment and are immediately vested on Closing. The previous long-term incentive plan established by Algoma Steel Holdings Inc. dated May 13, 2020 was cancelled on Closing and no additional awards can be granted under this plan.

On October 19, 2021, the Company approved an Omnibus Equity Incentive Plan (“October 2021 LTIP Plan”) that would allow the Company to grant various awards to its employees. Refer to Note 34.

As at March 31, 2022, the 3,232,628 Replacement LTIP Awards remain outstanding with an estimated fair value of US$11.25 per unit based on the market price of the Company’s common shares, for which the Company recognized a liability of $45.4 million (US $36.4 million) in share-based payment compensation liability on the consolidated statements of financial position.

Earnout Rights

Pursuant to the Merger Agreement, holders of the Company’s common shares and each holder of Replacement LTIP Awards were granted the contingent right to receive their pro rata portion of up to 37.5 million common shares of the Company if certain targets based on Earnout Adjusted EBITDA (as defined in the Merger Agreement) and the trading price of the Company’s common shares were met as at December 31, 2021 and thereafter. The Company has accounted for the earnout rights as a derivative liability, which are measured at fair value on initial recognition and at each reporting date with the changes in fair value, recorded in the consolidated statements of net income (loss).

On Closing, the Company forecasted that the highest level of the Earnout Adjusted EBITDA would be achieved as at December 31, 2021. Accordingly, the Company recognized an earnout liability based on the expectation that all 37.5 million Algoma common shares underlying the earnout rights would become issuable. On October 19, 2021, the Company recorded an earnout liability in the amount of $521.3 million (US $421.9 million) using the market price of the Algoma common shares as an approximation of fair value for each unit of earnout rights. Given that the earnout rights were granted to all of the previous shareholders of the Company, the amount was recorded as a distribution through retained earnings.

As at December 31, 2021, all the conditions related to the earnout rights were satisfied and the Board of Directors subsequently approved the issuance of common shares to non-management holders of the earnout rights. On February 9, 2022, the Company issued 35,883,692 common shares related to

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

4.	MERGER TRANSACTION (continued)

the earnout rights at US$9.54 per share. As a result, the Company derecognized the related earnout liability. Gain in the fair value of the earnout liability of $78.1 million is presented in the consolidated statements of net income (loss).

As at March 31, 2022, 1,616,305 earnout rights remain outstanding with an estimated fair value of US$11.25 per unit based on the market price of the Company’s common shares, for which an earnout liability of $22.7 million (US $18.2 million) was recognized on the consolidated statements of financial position.

5.	CRITICAL ESTIMATES AND JUDGEMENTS

The preparation of these consolidated financial statements, in accordance with IFRS, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Judgement is used mainly in determining whether a balance or transaction should be recognized in the consolidated financial statements. Estimates and assumptions are used mainly in determining the measurement of recognized transactions and balances. However, judgement and estimates are often interrelated.

In the determination of cash generating units (“CGU”), the Company assessed its identifiable group of assets that generates cash inflows and concluded the Company has a single cash generating unit.

Judgements, estimates and assumptions are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

The following discussion sets forth management’s most critical estimates and assumptions in determining the value of assets, liabilities, revenue and expenses:

Allowance for doubtful accounts

Management analyzes accounts receivable to determine the allowance for doubtful accounts by assessing the collectability of receivables owing from each individual customer. This assessment takes into consideration certain factors including the age of outstanding receivable, customer-operating performance, historical payment patterns and current collection efforts, relevant forward-looking information and the Company’s security interests, if any.

Useful lives of property, plant and equipment and Intangible assets

The Company reviews the estimated useful lives of property, plant and equipment and intangible assets at the end of each annual reporting period, and whenever events or circumstances indicate a change in useful life. Estimated useful lives of items of property, plant and equipment and intangible assets are based on a best estimate and the actual useful lives may be different.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

5.	CRITICAL ESTIMATES AND JUDGEMENTS (continued)

Impairment of property, plant and equipment and Intangible assets

Determining whether property, plant and equipment and intangible assets are impaired requires the Company to determine the recoverable amount of the CGU to which the asset is allocated. To determine the recoverable amount of the CGU, management is required to estimate its fair value. To calculate the value of the CGU in use, management determines expected future cash flows, which involves, among other items, realization rates on future steel output, costs and volume of production, growth rate, and the estimated selling costs, using an appropriate weighted average cost of capital.

Defined Benefit Retirement Plans

The Company’s determination of employee benefit expense and obligations requires the use of assumptions such as the discount rate applied to determine the present value of all future cash flows expected in the plan. Since the determination of the cost and obligations associated with employee future benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process. Actual results could differ from estimated results which are based on assumptions.

Taxation

The Company computes and recognizes an income tax provision in each of the jurisdictions in which it operates. Actual amounts of income tax expense and scientific research and experimental development investment tax credits only become final upon filing and acceptance of the returns by the relevant authorities, which occur subsequent to the issuance of the consolidated financial statements.

Additionally, the estimation of income taxes includes evaluating the recoverability of deferred income tax assets based on an assessment of the ability to use the underlying future tax deductions before they expire against future taxable income. The assessment is based upon existing tax laws and estimates of future taxable income. To the extent estimates differ from the final tax return, net income (loss) will be affected in a subsequent period. The Company will file tax returns that may contain interpretations of tax law and estimates. Positions taken and estimates utilized by the Company may be challenged by the relevant tax authorities. Rulings that result in adjustments to tax returns filed will be recorded in the period where the ruling is made known to the Company.

6.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are:

(a)	to maintain a flexible capital structure which optimizes the cost of capital at acceptable risk;

(b)	to meet external capital requirements on debt and credit facilities;

(c)	to ensure adequate capital to support long-term growth strategy; and

(d)	to provide an adequate return to shareholders.

The Company continuously monitors and reviews the capital structure to ensure the objectives are met.

Management defines capital as the combination of its indebtedness, as disclosed in Note 16, its governmental loans, as disclosed in Note 20 and the equity balance, as disclosed in Note 28. The Company manages the capital structure within the context of the business strategy, general economic conditions, market conditions in the steel industry and the risk characteristics of assets.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

6.	CAPITAL MANAGEMENT (continued)

The Company is in compliance with the covenants under its existing debt agreements at March 31, 2022 and March 31, 2021, as disclosed in Note 16.

7.	REVENUE AND SEGMENTED INFORMATION

The Company is viewed as a single business segment involving basic steel production for purposes of internal performance measurement and resource allocation. The Company’s non-current assets at March 31, 2022 and March 31, 2021 are in Canada.

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Total revenue is comprised of:
Sheet & Strip	$3,083.1	$1,340.4	$1,417.8
Plate	465.7	274.7	324.8
Freight	172.9	150.4	175.1
Non-steel revenue	84.3	29.4	39.2

	$3,806.0	$1,794.9	$1,956.9

The geographical distribution of total revenue is as follows:
Sales to customers in Canada	$1,312.8	$748.3	$845.7
Sales to customers in the United States	2,398.5	1,024.5	1,069.7
Sales to customers in the rest of the world	94.7	22.1	41.5

	$3,806.0	$1,794.9	$1,956.9

For the year ended March 31, 2022, sales of $409.5 million to one customer represented greater than 10% of total revenue. For the year ended March 31, 2021, the sales to any one customer did not represent greater than 10% of total revenue. For the year ended March 31, 2020, sales of $203.5 million to one customer represented greater than 10% of total revenue.

The geographical distribution of revenue was derived from the shipping location of sales to customers.

8.	COST OF SALES

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Total cost of sales is comprised of:
Cost of steel revenue	$2,054.6	$1,457.9	$1,822.7
Cost of freight revenue	173.1	150.4	175.1
Cost of non-steel revenue	64.3	29.4	39.2

	$2,292.0	$1,637.7	$2,037.0

Inventories recognized as cost of sales:	$2,118.9	$2,974.6	$1,861.9

Net inventory write-downs as a result of net realizable value lower than cost included in cost of sales:	$2.8	$2.5	$—

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

8.	COST OF SALES (continued)

Amortization included in cost of steel revenue for the year ended March 31, 2022 was $86.7 million (March 31, 2021 - $86.8 million and March 31, 2020 - $127.6 million). Wages and benefits included in cost of steel revenue for the year ended March 31, 2022 was $305.6 million (March 31, 2021 - $288.8 million and March 31, 2020 - $325.1 million).

Government Grant (Canada Emergency Wage Subsidy)

The Government of Canada passed the CEWS (Canada Emergency Wage Subsidy) in response to the COVID-19 pandemic. For the year ended March 31, 2022, the Company did not receive CEWS funding. For the year ended March 31, 2021, the Company recorded a $52.8 million reduction to cost of sales in connection with the CEWS (March 31, 2020 – nil).

Federal Greenhouse Gas Pollution Pricing Act

On June 28, 2019, the Company became subject to the Federal Greenhouse Gas Pollution Pricing Act (the “Carbon Tax Act”). The Carbon Tax Act was enacted with retroactive effect to January 1, 2019. During the year ended March 31, 2022, total Carbon Tax recognized as a reduction in cost of sales was $0.6 million. During the year ended March 31, 2021, total carbon tax recognized as an expense in cost of sales was $13.4 million (March 31, 2020 – $6.9 million).

United States Steel Tariff

On June 1, 2018, Canadian Steel producers became subject to 25% tariffs on all steel revenues earned on shipments made to the United States. On May 17, 2019, the United States announced a complete lifting of this tariff effective May 20, 2019. For the years ended March 31, 2022 and March 31, 2021, there were no tariff costs included in the cost of sales (March 31, 2020 – $27.8 million).

9.	ADMINISTRATIVE AND SELLING EXPENSES

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Administrative and selling expense is comprised of:
Personnel expenses	$54.2	$39.6	$29.7
Professional, consulting, legal and other fees	36.2	22.2	17.1
Software licenses	4.6	3.1	2.7
Amortization of intangible assets and non-producing assets	0.4	0.4	0.5
Other administrative and selling	7.6	7.1	6.9

	$103.0	$72.4	$56.9

Government Grant (Canada Emergency Wage Subsidy)

For the year ended March 31, 2022, the Company did not receive CEWS funding. For the year ended March 31, 2021, the Company recorded a $4.2 million reduction to personnel expenses in connection with the CEWS (March 31, 2020 – nil).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

10.	FINANCE COSTS

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Finance costs are comprised of:
Interest on the Revolving Credit Facility (Note 16)	$0.1	$4.3	$2.1
Interest on the Secured Term Loan Facility (Note 19)	24.1	43.0	41.0
Interest on the Algoma Docks Term Loan (Note 19)	2.5	4.7	6.7
Other interest expense	1.5	1.5	1.5
Revolving Credit Facility fees	1.6	1.2	2.2
Unwinding of issuance costs of debt facilities (Note 16 and Note 19) and accretion of governmental loan benefits and discounts on environmental liabilities	18.8	13.8	10.3

	$48.6	$68.5	$63.8

As disclosed in Note 19, for the year ended March 31, 2021, management elected to pay the interest due on the Secured Term Loan Facility on April 1, 2020, July 1, 2020 and October 1, 2020 in kind for interest accrued during the period January to September 2020. The interest expense on the Secured Term Loan Facility in respect of this 1% premium was $2.9 million (US $2.1 million). For the years ended March 31, 2022 and March 31, 2020, interest was paid in cash, not in kind.

11.	INTEREST ON PENSION AND OTHER POST-EMPLOYMENT BENEFIT OBLIGATIONS

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Interest on pension and other post-employment benefit obligations is comprised of:
Interest on defined benefit pension obligation (Note 22)	$3.6	$7.4	$8.4
Interest on other post-employment benefit obligation (Note 23)	8.0	9.6	8.9

	$11.6	$17.0	$17.3

12.	CASH AND RESTRICTED CASH

At March 31, 2022, the Company had $915.3 million of cash (March 31, 2021 - $21.2 million) and restricted cash of $3.9 million (March 31, 2021 - $3.9 million), held to provide collateral for letters of credit and other obligations of the Company.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

13.	ACCOUNTS RECEIVABLE, NET

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Trade accounts receivable	$389.0	$259.3
Allowance for doubtful accounts	(2.4)	(1.8)
Governmental loan claims receivable
Federal Advanced Manufacturing Fund (“Federal AMF”) Loan	—	6.0
Federal Ministry of Industry, Strategic Innovation Fund (“Federal SIF”) Agreement	5.2	3.0
Canada Emergency Wage Subsidy receivable	—	0.5
Northern Industrial Electricity Rate program rebate receivable	2.8	2.6
Ontario Workplace Safety and Insurance Board New Experimental Experience Rating rebate receivable	—	1.5
Other accounts receivable	7.7	3.5

	$402.3	$274.6

Allowance for doubtful accounts

As at,	March 31, 2022	March 31, 2021
Opening balance	$(1.8)	$(0.7)
Remeasurement of loss allowance	(0.6)	(1.1)

Ending balance	$(2.4)	$(1.8)

Governmental loan claims receivable

As disclosed in Note 20, the Company has entered into agreements together with the governments of Canada and Ontario for which the Company has applied for reimbursement of costs incurred related to specifically identified projects.

14.	INVENTORIES, NET

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Raw materials and consumables	$308.7	$278.3
Work in progress	103.6	109.2
Finished goods	67.7	27.8

	$480.0	$415.3

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

15.	PROPERTY, PLANT AND EQUIPMENT, NET

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Freehold land	$6.1	$6.2
Buildings	39.3	44.5
Machinery and equipment	605.5	614.7
Computer hardware	0.6	0.5
Right-of-use assets	3.4	1.6
Property under construction	118.8	32.4

	$773.7	$699.9

The following table presents the changes to the cost of the Company’s property, plant and equipment for the years ended March 31, 2022 and March 31, 2021:

Cost	Freehold Land	Buildings	Machinery & Equipment	Computer Hardware	Right-of- use assets	Property under construc- tion	Total
Balance at March 31, 2020	$6.9	$73.9	$804.7	$1.2	$2.2	$83.6	$972.5
Additions	—	—	3.8	—	—	67.9	71.7
Transfers	—	0.4	107.2	0.1	—	(107.7)	0.0
Disposals	—	—	(0.2)	—	—	(1.7)	(1.9)
Foreign exchange	(0.8)	(7.8)	(87.4)	(0.1)	(0.3)	(9.6)	(105.9)

Balance at March 31, 2021	$6.1	$66.5	$828.1	$1.2	$1.9	$32.6	$936.4
Additions	—	—	3.3	—	—	164.6	167.9
Transfers	—	0.2	74.7	0.2	2.0	(77.1)	—
Disposals	—	(0.3)	(0.3)	—	—	—	(0.6)
Foreign exchange	—	(0.5)	(5.5)	—	0.1	(1.3)	(7.2)

Balance at March 31, 2022	$6.1	$65.9	$900.3	$1.4	$4.0	$118.8	$1,096.5

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

15.	PROPERTY, PLANT AND EQUIPMENT, NET (continued)

The following table presents the changes to accumulated amortization on the Company’s property, plant and equipment for the years ended March 31, 2022 and March 31, 2021:

Accumulated Amortization:	Freehold Land	Buildings	Machinery & Equipment	Computer Hardware	Right-of- use assets	Property under construc- tion	Total
Balance at March 31, 2020	$—	$18.9	$153.5	$0.4	$0.2	$—	$173.0
Amortization expense	—	5.4	80.2	0.2	0.2	—	86.0
Foreign exchange	—	(2.4)	(20.2)	—	—	—	(22.6)

Balance at March 31, 2021	$—	$21.9	$213.5	$0.6	$0.4	$—	$236.5
Amortization expense	—	4.7	82.6	0.2	0.2	—	87.7
Disposals	—	—	0.3	—	—	—	0.3
Foreign exchange	—	—	(1.6)	—	—	—	(1.7)

Balance at March 31, 2022	$—	$26.6	$294.8	$0.8	$0.6	$—	$322.8

Acquisitions

During the year ended March 31, 2022, the Company’s net acquisition of property, plant and equipment totaled $167.9 million (March 31, 2021 - $71.7 million); comprised of property, plant and equipment acquired with a total cost of $172.1 million (March 31, 2021 - $81.5 million), against which the Company recognized benefits totalling $4.2 million (March 31, 2021 - $9.8 million) in respect of the governmental loans and grant, discussed below and in Note 20.

For the year ended March 31, 2022, property under construction includes prepaid progress payments of $46.9 million for the transition from blast furnace steel production to electric arc furnace (“EAF”) (March 31, 2021 – nil).

Amortization of property, plant and equipment

Amortization of property, plant and equipment for the year ended March 31, 2022, was $87.7 million (March 31, 2021 - $86.0 million, March 31, 2020 - $120.2 million). Amortization included in inventories at March 31, 2022, was $7.9 million (March 31, 2021 - $5.6 million, March 31, 2020 - $6.5 million).

Government Funding Agreements

On November 30, 2018, the Company, together with the governments of Canada and Ontario entered into agreements totaling up to $120.0 million of modernization and expansion related capital expenditure support from the governments of Canada and Ontario. Additionally, on March 29, 2019, the Company, together with the government of Canada entered into an agreement totaling up to $30.0 million of modernization and expansion related capital expenditure support from the government of Canada. On September 20, 2021, the Company, together with the government of Canada entered into an agreement for support up to $420 million related to the transition from blast furnace steel production to electric arc furnace (“EAF”). The $420 million of financial support consists of (i) a loan of up to $200 million from the Innovation Science and Economic Development Canada’s Strategic Innovation Fund (“SIF”) and (ii) a loan of up to $220 million from the Canada Infrastructure Bank (“CIB”). Each of these agreements are discussed below and additional disclosures are located in Note 20.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

15.	PROPERTY, PLANT AND EQUIPMENT, NET (continued)

Federal Economic Development Agency for Southern Ontario

On November 30, 2018, the Company, together with the government of Canada, entered into an agreement executed on December 19, 2018, whereby a benefit of $60.0 million would flow to the Company in the form of an interest free loan from the Federal Economic Development Agency, through the Advanced Manufacturing Fund. Under this agreement, the Company may apply for reimbursement of costs incurred by Old Steelco Inc. between October 1, 2014 and November 30, 2018 and by the Company between December 1, 2018 and March 31, 2021, related to specifically identified projects.

As at March 31, 2022, the Company had applied for and received reimbursements of $60.0 million. In accordance with IFRS, the benefit of the interest free loan has been presented in the consolidated statements of financial position as an offset to the carrying value of the property, plant and equipment to which it relates. During the year ended March 31, 2022, the Company recognized benefits in respect of this agreement of nil (March 31, 2021 - $3.9 million). As at March 31, 2022, the total benefit recognized in respect of this agreement was $26.5 million (March 31, 2021 - $26.5 million).

Ministry of Energy, Northern Development and Mines

On November 30, 2018, the Company, together with the government of Ontario, entered into an agreement whereby a benefit of $60.0 million would flow to the Company in the form of a low interest rate loan from the Ministry of Energy, Northern Development and Mines. Under this agreement, the Company may apply for reimbursement of costs incurred by Old Steelco Inc. between April 1, 2017 and November 30, 2018 and by the Company between December 1, 2018 and November 30, 2024, related to specifically identified projects.

As at March 31, 2022, the Company had applied for and received reimbursements of $60.0 million. In accordance with IFRS, the benefit of the low interest rate loan has been presented in the consolidated statements of financial position as an offset to the carrying value of the property, plant and equipment to which it relates. During the year ended March 31, 2022, the Company recognized benefits in respect of this agreement of nil (March 31, 2021 - $0.3 million). As at March 31, 2022, the total benefit recognized in respect of this agreement was $26.4 million (March 31, 2021 - $26.4 million).

Ministry of Industry

On March 29, 2019, the Company, together with the government of Canada, entered into an agreement of which a benefit of $30.0 million would flow to the Company whereby 50% of the contribution ($15.0 million) is repayable to the Ministry of Industry, Strategic Innovation Fund in the form of an interest free loan. Under this agreement, the Company may apply for reimbursement of costs incurred by Old Steelco Inc. between November 1, 2018 and November 30, 2018 and by the Company between December 1, 2018 and May 1, 2021, related to specifically identified projects.

As at March 31, 2022, the Company had applied for reimbursements of $15.0 million under the grant portion and $15.0 million under the loan portion of the agreement, and had a receivable of $3.0 million. In accordance with IFRS, the benefit of the grant has been presented in the consolidated statements of financial position as an offset to the carrying value of the property, plant and equipment to which it relates. During the year ended March 31, 2022, the Company recognized benefits in respect of the loan portion of this agreement of nil (March 31, 2021 – $3.9 million). As at March 31, 2022, the total benefit recognized in respect of this agreement was $22.8 million (March 31, 2021 - $22.8 million).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

15.	PROPERTY, PLANT AND EQUIPMENT, NET (continued)

On September 20, 2021, the Company, together with the government of Canada, entered into an agreement of which a benefit of up to $200.0 million would flow to the Company in the form of a loan from the SIF. Under the terms of the SIF agreement, the Company will be reimbursed for certain defined capital expenditures incurred to transition from blast furnace steel production to EAF steel production between March 3, 2021 and March 31, 2025.

As at March 31, 2022, the Company had applied for reimbursements under the SIF loan agreement of $2.2 million for which the amount is receivable (March 31, 2021 – nil). In accordance with IFRS, the benefit of the grant has been presented in the consolidated statements of financial position as an offset to the carrying value of the property, plant and equipment to which it relates. During the year ended March 31, 2022, the Company recognized benefits in respect of this agreement of $1.1 million (March 31, 2021 – nil).

Canada Infrastructure Bank

On September 20, 2021, the Company, entered into an agreement of which a benefit of up to $220.0 million would flow to the Company in the form of a loan from the CIB. CIB is a federal Crown corporation established under the Canada Infrastructure Bank Act which is not an agency of the government of Canada, but is accountable to the government of Canada through the Minister of Infrastructure and Communities. Under the terms of the CIB agreement, the Company may draw on a non-revolving construction credit facility to finance the transition from blast furnace steel production to EAF steel production. As at March 31, 2022, the Company has not drawn on this credit facility.

The Company has recognized the governmental loan claims receivable, governmental loan payable and benefit associated with these agreements because the Company has fulfilled its obligations under the respective agreements.

Disposals

During the year ended March 31, 2022, the Company disposed of property, plant and equipment with a cost of $0.6 million (March 31, 2021 – $1.9 million). The disposal of property, plant and equipment during the fiscal year ended March 31, 2022 resulted in a net loss of $0.3 million (March 31, 2021 – loss of $1.7 million).

16.	BANK INDEBTEDNESS

On November 30, 2018, the Company obtained US $250.0 million in the form of a traditional asset-based revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility is secured by substantially all of the Company’s assets. Under the General Security Agreement, the Revolving Credit Facility has a priority claim on the accounts receivable and the inventories of the Company and a secondary claim on the rest of the Company’s assets. The Revolving Credit Facility bears interest at a rate of London Inter-Bank Overnight Rate (“LIBOR”) plus an applicable margin of 1.5%.

At March 31, 2022, the Company had drawn $0.1 million (US $0.09 million), and there was $278.2 million (US $222.6 million) of unused availability after taking into account $34.1 million (US $27.3 million) of outstanding letters of credit and borrowing base reserves. At March 31, 2021, the Company had drawn $90.1 million (US $71.7 million), and there was $200.8 million (US $156.5 million) of unused availability after taking into account $27.4 million (US $21.8 million) of outstanding letters of credit, and borrowing base reserves. The Revolving Credit Facility has an initial maturity date of November 30, 2023.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

16.	BANK INDEBTEDNESS (continued)

Transaction costs related to the Revolving Credit Facility amounted to $7.0 million, and are disclosed as other assets in the consolidated statements of financial position, and have been amortized to net income (loss) on a straight line basis over the life of this facility. At March 31, 2022, the unamortized transaction costs related to the Revolving Credit Facility amounted to $2.1 million (March 31, 2021 - $3.5 million).

Under the terms of the Revolving Credit Facility the Company is required to be in compliance with various restrictive covenants which, among other things, limit the incurrence of additional indebtedness, limit investments and dividends, permitted acquisitions, asset sales, liens and encumbrances and other matters customarily restricted in such agreements. At March 31, 2022 and March 31, 2021, the Company was in compliance with these covenants.

The changes in the Company’s bank indebtedness for the years ended March 31, 2022 and March 31, 2021 arising from financing activities are presented below:

Balance at March 31, 2020	$256.2
Revolving Credit Facility drawn	173.3
Repayment of Revolving Credit Facility	(318.4)
Exchange	(21.0)

Balance at March 31, 2021	$90.1
Revolving Credit Facility drawn	18.3
Repayment of Revolving Credit Facility	(105.1)
Foreign exchange	(3.2)

Balance at March 31, 2022	$0.1

17.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Accounts payable	$54.6	$43.3
Accrued liabilities	54.3	58.3
Wages and accrued vacation payable	153.0	52.2

	$261.9	$153.8

18.	TAXES PAYABLE AND ACCRUED TAXES

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Payroll taxes payable	$3.7	$3.5
Sales taxes payable	4.2	3.5
Carbon tax accrual	3.1	20.2
Income taxes payable	53.3	—

	$64.3	$27.2

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

19.	LONG-TERM DEBT

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Secured Term Loan Facility due November 30, 2025
Current portion	$—	$3.6
Long-term portion	—	378.3

	$—	$381.9

Algoma Docks Term Loan Facility due May 31, 2025
Current portion	$—	$11.1
Long-term portion	—	64.9

	$—	$76.0

Less: unamortized financing costs
Current portion	$—	$1.1
Long-term portion	—	3.9

	$—	$5.0

	$—	$452.9

Current portion of long-term debt	$—	$13.6
Long-term portion of long-term debt	—	439.3

	$—	$452.9

Secured Term Loan Facility

On November 30, 2018, the Company secured $378.8 million (US $285.0 million) in the form of a Secured Term Loan Facility (the “Secured Term Loan Facility”). The Company repaid the Secured Term Loan Facility in November 2021. The Secured Term Loan Facility was secured by substantially all of the Company’s assets. Under the General Security Agreement, the Secured Term Loan Facility had a second claim on the accounts receivable and the inventories of the Company and a priority claim on the rest of the Company’s assets. The facility bore interest at LIBOR plus 8.5%. The Term Loan Facility had an initial maturity date of November 30, 2025.

For the year ended March 31, 2021, management elected to pay the interest due on the Secured Term Loan Facility on April 1, 2020, July 1, 2020 and October 1, 2020 in kind for interest accrued during the period April to September 2020. The interest expense on the Secured Term Loan Facility in respect of this 1% premium was $2.9 million (US $2.1 million). For the year ended March 31, 2022, interest paid on the Secured Term Loan Facility was paid in cash, not in kind.

Transaction costs related to the Secured Term Loan Facility amounted to $7.8 million, and have been amortized to net (loss) income using the effective interest rate method over the life of this facility. At March 31, 2022, the unamortized transaction costs related to the Secured Term Loan Facility was nil (March 31, 2021 - $5.0 million).

Under the terms of the Secured Term Loan Facility, the Company was required to be in compliance with various restrictive covenants and as at March 31, 2021, the Company was in compliance with these covenants. The Company repaid the Secured Term Loan Facility in full during the year ended March 31, 2022 and is no longer required to comply with such covenants.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

19.	LONG-TERM DEBT

As at March 31, 2021, substantially all of the Company’s subsidiaries’ net assets were deemed restricted from transfer to the Company. Algoma Steel Group Inc. has no stand-alone operations including no cash or assets; its only activities relate to owning a controlling interest in its subsidiaries. The Company’s subsidiaries did not make any distributions to the Company during the year ended March 31, 2021.

Algoma Docks Term Loan Facility

On November 30, 2018, the Company secured $97.0 million (US $73.0 million) in the form of a Term Loan Facility (the “Algoma Docks Term Loan Facility”). The Company repaid the Algoma Docks Term Loan Facility in November 2021. At March 31, 2021, the carrying value of the Algoma Docks Term Loan was $76.0 million (US $60.4 million). The Algoma Docks Term Loan Facility was secured by certain of the Company’s port assets. Under the General Security Agreement, the Term Loan Facility had a first priority claim over all present and future property of certain of the Company’s subsidiaries. The facility bore interest at LIBOR plus 5%. The Algoma Docks Term Loan Facility had a maturity date of May 30, 2025.

Under the terms of the Algoma Docks Term Loan Facility, the Company was required to be in compliance with various restrictive covenants and as of March 31, 2021, the Company was in compliance with these covenants. The Company repaid the Algoma Docks Term Loan Facility in full during the year ended March 31, 2022 and is no longer required to comply with such covenants.

Reconciliation of liabilities arising from financing activities

	Secured Term Loan Facility	Algoma Docks Term Loan Facility
Balance at March 31, 2019	$372.9	$95.9
Facility repayment	(3.8)	(6.5)
Unwinding of issuance costs of debt facility	1.2	—
Foreign exchange	19.6	5.0

Balance at March 31, 2020	$389.9	$94.4
Interest payment in kind	33.2	—
Facility repayment	(3.8)	(8.8)
Unwinding of issuance costs of debt facility	1.2	—
Foreign exchange	(43.4)	(9.6)

Balance at March 31, 2021	$377.0	$76.0
Facility repayment	(381.8)	(76.0)
Unwinding of issuance costs of debt facility	5.2	—
Foreign exchange	(0.4)	—

Balance at March 31, 2022	$—	$—

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

20.	GOVERNMENTAL LOANS

As at,	March 31, 2022	March 31, 2021
The carrying amount of:
Long-term portion
Federal AMF Loan, denominated in Canadian dollars, due March 1, 2028	$33.4	$39.7
Provincial MENDM Loan, denominated in Canadian dollars, due November 30, 2028	41.9	38.7
Federal SIF Agreement loan, denominated in Canadian dollars, due April 30, 2031	8.8	8.0
Federal SIF Agreement loan, denominated in Canadian dollars, due January 1, 2030	1.1	—

	$85.2	$86.4

Current portion
Federal AMF Loan, denominated in Canadian dollars	$10.0	$—

	$95.2	$86.4

Federal Economic Development Agency for Southern Ontario

On November 30, 2018, the Company, together with the Federal Economic Development Agency, through the Advanced Manufacturing Fund (“Federal AMF Loan”), entered into an agreement executed on December 19, 2018, under which, the Company will receive a $60.0 million interest free loan. Under the terms of the Federal AM Loan, the Company will be reimbursed for certain defined capital expenditures made by Old Steelco Inc. between October 1, 2014 and November 30, 2018 and by the Company between December 1, 2018 and March 31, 2021. The Company will repay the loan balance in equal monthly installments beginning on April 1, 2022 with the final installment payable on March 1, 2028. Under the General Security Agreement, this facility has a third priority claim on all of the Company’s assets which is pari passu with the Provincial MENDM Loan, defined below.

As at March 31, 2022, the Company had applied for reimbursements of $60.0 million (March 31, 2021 - $60.0 million) and recognized a benefit, net of accretion, of $15.8 million (March 31, 2021 - $20.3 million). Accordingly, the carrying value of the Federal AMF Loan was $43.4 million at March 31, 2022 (March 31, 2021 - $39.7 million).

Ministry of Energy, Northern Development and Mines

On November 30, 2018, the Company entered into an agreement with the Ministry of Energy, Northern Development and Mines (the “Provincial MENDM Loan”) under which, the Company will receive a $60.0 million low interest loan. Under the terms of this agreement, the Company will be reimbursed for certain defined capital expenditures made by Old Steelco Inc. between April 1, 2017 and November 30, 2018 and by the Company between December 1, 2018 and November 30, 2024. Following the completion of the projects to which these certain defined capital expenditures relate the Company will repay the loan in monthly blended payments of principal and interest beginning on December 31, 2024 and ending on November 30, 2028. This facility bears interest at an annual interest rate equal to the greater of 2.5% per annum; and the lenders cost of funds. Under the General Security Agreement, this facility has a third priority claim on all of the Company’s assets which is pari passu with the Federal AMF Loan.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

20.	GOVERNMENTAL LOANS (continued)

The applicable interest rates since the inception of this agreement are as follows:

December 1, 2019 to November 30, 2020	2.500%
December 1, 2020 to November 30, 2021	2.500%

As at March 31, 2022, the Company had applied for reimbursements of $60.0 million (March 31, 2021 – $60.0 million) and recognized a benefit, net of accretion, of $18.1 million (March 31, 2021 - $21.3 million). Accordingly, the carrying value of the Provincial MENDM Loan was $41.9 million at March 31, 2022 (March 31, 2021 - $38.7 million).

Ministry of Industry

On March 29, 2019, the Company, together with the government of Canada, entered into an agreement whereby a benefit of $30.0 million would flow to the Company; $15.0 million in the form of a grant, and $15.0 million in the form of an interest free loan; from the Ministry of Industry, Strategic Innovation Fund (the “SIF Agreement”). Under the terms of this agreement, the Company will be reimbursed for certain defined capital expenditures made by Old Steelco Inc. between November 1, 2018 and November 30, 2018 and by the Company between December 1, 2018 and May 1, 2021. Following the completion of the projects to which these certain defined capital expenditures relate the Company will repay the $15.0 million interest free loan portion of this agreement in equal annual payments beginning on April 30, 2024 and ending on April 30, 2031. The agreement is guaranteed by the Company’s parent, Algoma Steel Intermediate Holdings Inc.

At March 31, 2022, the Company had applied for reimbursements of $15.0 million under the grant portion of the agreement (March 31, 2021 - $15.0 million), and recognized a benefit of $15.0 million (March 31, 2021 - $15.0 million). Additionally, at March 31, 2022, the Company had applied for reimbursements of $15.0 million under the loan portion of the agreement (March 31, 2021 – $6.3 million), and had recognized a benefit, net of accretion, of $6.2 million (March 31, 2021 – $3.9 million). The carrying value of the Federal SIF Agreement was $8.8 million at March 31, 2022 (March 31, 2021 – $8.0 million).

On September 20, 2021, the Company, together with the government of Canada, entered into an agreement of which a benefit of up to $200.0 million would flow to the Company in the form of a loan from the SIF. Under the terms of the SIF agreement, the Company will be reimbursed for certain defined capital expenditures incurred to transition from blast furnace steel production to EAF steel production between March 3, 2021 and March 31, 2025. Annual repayments of the SIF loan will be scalable based on the Company’s greenhouse gas emission performance.

As at March 31, 2022, the Company had applied for reimbursements under the SIF loan agreement of $2.2 million for which the amount is receivable (March 31, 2021 – nil), and recognized a benefit in respect of this agreement of $1.1 million (March 31, 2021 – nil). As at March 31, 2022, the total benefit recognized in respect of this agreement was $1.1 million (March 31, 2021 - nil). Accordingly, the carrying value of the SIF EAF Agreement was $1.1 million (March 31, 2021 – nil).

Canada Infrastructure Bank

On September 20, 2021, the Company, entered into an agreement of which a benefit of up to $220.0 million would flow to the Company in the form of a loan from the CIB. CIB is a federal Crown corporation established under the Canada Infrastructure Bank Act which is not an agency of the government of Canada, but is accountable to the government of Canada through the Minister of

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

20.	GOVERNMENTAL LOANS (continued)

Infrastructure and Communities. Further, on November 29, 2021, the CIB and the Company entered into a definitive agreement. Under the terms of the CIB agreement, the Company may draw on a non-revolving construction credit facility. Following the completion of the project, quarterly payments including interest at a rate per annum equal to the base rate from the date of borrowing until November 27, 2031, then at a base rate plus 150 basis points until maturity of the loan are required prior to the loan maturity date, November 26, 2046. As of March 31, 2022, the Company has not drawn on this facility.

The changes in the Company’s Long-term governmental loan facilities arising from financing activities are presented below:

	Governmental Loan Issued (Repaid)	Governmental loan benefit recognized immediately	Acretion of governmental loan benefit	Carrying value
Federal AMF Loan
Balance at March 31, 2021	$60.2	$(26.5)	$6.0	$39.7
	(0.8)	—	4.5	3.7

Balance at March 31, 2022	$59.4	$(26.5)	$10.5	$43.4

Provincial MENDM Loan
Balance at March 31, 2021	$59.9	$(26.4)	$5.2	$38.7
	—	—	3.2	3.2

Balance at March 31, 2022	$59.9	$(26.4)	$8.4	$41.9

Federal SIF Loan
Balance at March 31, 2021	$15.0	$(7.8)	$0.8	$8.0
	—	—	0.8	0.8

Balance at March 31, 2022	$15.0	$(7.8)	$1.6	$8.8

Federal SIF Loan (EAF)
Balance at March 31, 2021	$—	$—	$—	$—
	2.2	(1.1)	—	1.1

Balance at March 31, 2022	$2.2	$(1.1)	$—	$1.1

Total, Governmental Loans
Balance at March 31, 2021	$135.1	$(60.7)	$12.0	$86.4
	1.4	(1.1)	8.5	8.8

Balance at March 31, 2022	$136.5	$(61.8)	$20.5	$95.2

21.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company is party to an International Swaps and Derivatives Association, Inc. (ISDA) 2002 master agreement with an investment and financial services company to hedge the commodity price

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

21.	DERIVATIVE FINANCIAL INSTRUMENTS (continued)

risk associated with various commodities. At March 31, 2022, Algoma entered into agreements to hedge the revenue on the sale of steel and hedge the cost of the purchase of natural gas. The credit support annex to the master agreement requires the Company to make margin payments to satisfy collateral requirements based on Mark to Market (MTM) exposure of the commodity contracts in excess of US $0.25 million. At March 31, 2022, the Company made margin payments totaling $29.5 million (March 31, 2021 - $49.4 million) as cash collateral, which does not meet the offsetting criteria in IAS 32.

The commodity contracts to hedge the NYMEX price of the hot rolled coil price of steel and to hedge the NGX Union-Dawn price of natural gas are derivatives, which are designated as cash flow hedges for which hedge effectiveness is measured for the duration of the agreements and therefore carried at fair value through other comprehensive income (loss). The steel derivative contracts as at March 31, 2022 terminate over the course of the year from April 2022 to December 31, 2022. The natural gas derivative contracts expired at March 31, 2022, as such, the fair value liability for natural gas derivative contracts totaled $0.2 million for contracts expired March 31, 2022.

The fair value and notional amounts of these derivatives are as follows:

	Fair Value Liability		Notional Amounts		Average Price (USD)
			(tons, in thousands)		(per ton)
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Cash flow hedges - commodity price risk
Natural gas swaps	$0.2	$—	—	—	$—	—
Steel swaps	28.6	49.4	90.0	117.0	$1,091.0	728.7

	$28.8	$49.4

The cumulative amount of gains and losses on cash flow hedging instruments assessed as effective are presented in the cash flow hedge reserve through other comprehensive income (loss) and is recognized in profit or loss only when the hedged transaction impacts the profit or loss, or is included directly in the initial cost or other carrying amount of the hedged non-financial items (basis adjustment).

During the year ended March 31, 2022, the Company entered into an agreement to hedge the cost of natural gas that was consumed between January 1, 2022, and March 31, 2022. Management designated this hedge as a cash flow hedge, and accordingly measured the effectiveness of the hedge on a monthly basis throughout the life of the agreement. The realized loss resulting from this agreement of $2.1 million (March 31, 2021 – $1.7 million, March 31, 2020 - $2.5 million), was initially recorded in the Cash Flow Hedge Reserve in Other Comprehensive Income (Loss), and was subsequently recognized in cost of sales.

During the year ended March 31, 2022, the unrealized loss resulting from the steel hedges of $24.7 million (March 31, 2021 - $64.8 million), was recognized in the Cash Flow Hedge Reserve in Other Comprehensive Income (Loss). During the year ended March 31, 2022, the realized loss resulting from the steel hedge of $127.5 million (March 31, 2021 - $4.2 million), was subsequently reclassified from Other Comprehensive Income (Loss) and recognized in revenue.

The movements in the cash flow hedge reserve for the years ended March 31, 2022 and March 31, 2021, as a component of Accumulated other comprehensive income (loss) is as follows:

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

21.	DERIVATIVE FINANCIAL INSTRUMENTS (continued)

As at,	March 31, 2022	March 31, 2021	March 31, 2020
Opening balance	$64.8	$—	$—
Loss arising on changes in fair value of cash flow hedges, net of tax of $7.8 million, $16.1 million and nil, respectively	89.5	70.7	2.5
Loss reclassified to net income (loss)	(129.6)	(5.9)	(2.5)

Net unrealized (income) loss on cash flow hedges	(40.1)	64.8	—

Ending balance	$24.7	$64.8	$—

22.	PENSION BENEFITS

Defined contribution plan

The Company maintains a defined contribution pension plan established by Old Steelco Inc.’s predecessor in 2004 for non-unionized employees in Canada joining the Company after January 1, 2003. As part of Old Steelco Inc.’s contract negotiations with its locals which concluded on July 31, 2010, the locals and Old Steelco Inc. agreed to include in this plan all unionized employees hired subsequent to August 1, 2010 and to offer to all the current employees the option to move to the Defined Contribution Pension Plan. The plan was revised by Old Steelco Inc. during the year ended March 31, 2011; these revisions went into effect March 1, 2011. Based on this revision, the Company is obligated to provide a base contribution of 5% of salary and also match employee contributions to a maximum of 2%, depending on years of service for non-unionized employees. Additionally, the Company is obligated to provide a contribution for unionized employees per qualified hour worked of $2.85.

The pension expense under this plan is equal to the Company’s contribution. The pension expense for the year ended March 31, 2022 was $9.0 million (March 31, 2021 was $8.7 million).

Defined benefit plans

The Company maintains non-contributory defined benefit pension plans that are closed to new entrants and cover all employees in Canada not covered under the Defined Contribution Pension Plan. The benefits are based on years of service and average earnings for a defined period prior to retirement.

The Company also maintains a closed plan for pensioners who retired prior to January 1, 2002, that provides the pensioners with a pension benefit in excess of the limits provided by the Ontario Pension Benefit Guarantee Fund (the “Closed Retiree Plan”).

These defined benefit pension plans are registered under the Pension Benefits Act (Ontario), and are legally separated from the Company. The Pension Benefits Act (Ontario) is a regulatory framework that has jurisdiction over the administration and funding of defined benefit pension plans. Within this framework, the Company has fiduciary responsibility over the administration of the defined benefit pension plans, including the development and oversight of the investment policy for pension funds and the selection and oversight of pension fund investment managers.

The defined benefit pension plans expose the Company to various risks such as: investment risk, interest rate risk, foreign currency risk, price risk, credit risk and liquidity risk.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

22.	PENSION BENEFITS (continued)

The most recent actuarial valuations of plan assets and the present value of the defined benefit obligation were carried out at March 1, 2021 for salaried and hourly plans and at April 1, 2021 for the wrap plan.

The principal assumptions used for the purposes of the actuarial valuations were as follows:

Years ended,	March 31, 2022	March 31, 2021
Assumptions for determination of defined benefit cost:
Defined obligation and past service cost	3.28%	4.03%
Net interest cost	2.53%	3.47%
Current service cost	3.55%	4.25%
Interest cost on current service cost	3.13%	3.92%
Discount rate for determination of defined benefit obligation	4.16%	3.16%
Assumptions for determination of defined benefit cost and defined benefit obligation:
Ultimate rate of compensation increase	2.00%	2.00%
Mortality	105% CPM2014 Private Projection CPM-B	105% CPM2014 Private Projection CPM-B

The components of amounts recognized in the consolidated statements of net income (loss) in respect of these defined benefit plans are presented below:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Amounts recognized in net income (loss) were as follows:
Current service cost	$20.8	$20.0	$23.0
Net interest cost	3.6	7.6	8.4

	$24.4	$27.6	$31.4

Defined benefit costs recognized in:
Cost of sales	$18.8	$18.0	$20.6
Administrative and selling expense	2.0	2.0	2.4
Interest on pension liability	3.6	7.6	8.4

	$24.4	$27.6	$31.4

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

22.	PENSION BENEFITS (continued)

The components of amounts recognized in the consolidated statements of comprehensive income (loss) in respect of these defined benefit plans are presented below:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Amounts recognized in other comprehensive income (loss), were as follows:
Actuarial gain on accrued pension liability	$(57.9)	$(51.8)	$(48.6)

Less tax effect	—	—	4.6

	$(57.9)	$(51.8)	$(44.0)

The amounts included in the consolidated statements of financial position in respect of the Company’s net obligation in respect of its defined benefit plans are as follows:

As at,	March 31, 2022	March 31, 2021
Present value of defined benefit obligation	$1,343.6	$1,504.3
Fair value of plan assets	1,225.5	1,334.2

Net accrued pension liability	$118.1	$170.1

Continuities of the defined benefit plan assets and obligations are as follows:

Years ended,
Movements in the present value of the plan assets were as follows:
Fair value of plan assets at beginning of year	$1,334.2	$1,155.8
Actual return (net of investment management expenses)	(46.5)	209.5
Administration expenses	(1.5)	(1.2)
Employer contributions	18.4	50.3
Benefits paid	(79.1)	(80.2)

Fair value of plan assets at end of the year, March 31, 2022 and March 31, 2021, respectively	$1,225.5	$1,334.2

Movements in the present value of the defined benefit obligation were as follows:
Defined benefit obligation at the beginning of the year	$1,504.3	$1,400.8
Current service cost	19.8	18.7
Interest cost	37.0	47.2
Actuarial (gains) losses arising from financial assumptions	(154.6)	127.3
Effect of experience adjustments	16.2	(8.3)
Effect of demographic assumptions	—	(1.2)
Benefits paid	(79.1)	(80.2)

Defined benefit obligation at end of the year, March 31, 2022 and March 31, 2021, respectively	$1,343.6	$1,504.3

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

22.	PENSION BENEFITS (continued)

Reconciliation of the amounts recognized in accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ equity were as follows:

	Actuarial gain immediately recognized	Tax effect	Actuarial gain immediately recognized, net of tax
Balance at March 31, 2020	$(29.1)	$(0.3)	$(29.4)
Actuarial gain immediately recognized	(51.8)	—	(51.8)

Balance at March 31, 2021	$(80.9)	$(0.3)	$(81.2)
Actuarial gain immediately recognized	(57.9)	—	(57.9)

Balance at March 31, 2022	$(138.8)	$(0.3)	$(139.1)

The major categories of plan assets were as follows:

As at	March 31, 2022	March 31, 2021
Cash and cash equivalents	1%	1%
Equity instruments	45%	51%
Debt instruments	43%	42%
Other	11%	6%

	100%	100%

Cash flow information

The Company is required to make contributions equal to current service cost. Contributions for the year ended March 31, 2022 under these regulations were $18.4 million (March 31, 2021 - $50.3 million, March 31, 2020 - $51.4 million).

The Company’s expected future contributions in respect of its defined benefit pension plans for the fiscal year ending March 31, 2023 is $18.9 million.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

22.	PENSION BENEFITS (continued)

Sensitivity of results to actuarial assumptions

The sensitivity of the defined benefit obligation to the key actuarial assumptions is as follows:

Years ended,	March 31, 2022	March 31, 2021
Effect of change in discount rate assumption
One percentage point increase	$(134.5)	$(164.4)
One percentage point decrease	$162.7	$202.0
Effect of change in salary scale
One percentage point increase	$19.4	$25.2
One percentage point decrease	$(17.5)	$(22.6)
Effect of change in mortality assumption
Set forward one year	$34.4	$41.4
Set back one year	$(33.6)	$(40.6)

The discount rate sensitivities presented above are estimates based on plan durations. The defined benefit obligation and the current service cost have an implied duration of 10 and 17 years, respectively at current discount rates.

If the returns on plan assets had been 10% lower than the actual returns of plan assets experienced in the year ended March 31, 2022, the actuarial loss immediately recognized in other comprehensive income (loss) would have increased by approximately $130.0 million (March 31, 2021 - $114.0 million).

23.	OTHER POST-EMPLOYMENT BENEFITS

The Company offers post-employment life insurance, health care and dental care to some of its retirees. These obligations are not pre-funded.

The most recent actuarial valuations of the present value of the other post-employment benefit obligation were carried out at November 1, 2021.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

23.	OTHER POST-EMPLOYMENT BENEFITS (continued)

The principal assumptions used for the purposes of the actuarial valuations were as follows:

As at and for the years ended,	March 31, 2022	March 31, 2021
Assumptions for determination of defined benefit cost:
Discount rate
Defined benefit obligation	3.41%	4.15%
Current service cost	3.68%	4.43%
Interest cost on benefit obligation	2.79%	3.65%
Interest cost on current service cost	3.58%	4.31%
Health care cost immediate trend rate	5.04%	5.09%
Assumptions for determination of defined benefit obligation:
Effective discount rate	4.31%	3.41%
Health care cost immediate trend rate	5.04%	5.04%
Assumptions for determination of defined benefit cost and defined benefit obligation:
Health care cost ultimate trend rate	4.00%	4.00%
Year ultimate health care cost trend rate reached	2040	2040
Salary Increases per annum	2.00%	2.00%
Mortality	105%CPM 2014 Private Projection CPM-B	105%CPM 2014 Private Projection CPM-B

The components of amounts recognized in the consolidated statements of net income (loss) in respect of these other post-employment benefit plans are presented below:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Amounts recognized in net income (loss) were as follows:
Current service cost	$4.0	$3.2	$4.0
Net interest cost	8.0	9.6	8.9

	$12.0	$12.8	$12.9

Post employment benefit costs recognized in:
Cost of sales	$3.6	$2.8	$3.6
Administrative and selling expense	0.4	0.4	0.4
Interest on pension liability	8.0	9.6	8.9

	$12.0	$12.8	$12.9

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

23.	OTHER POST-EMPLOYMENT BENEFITS (continued)

The components of amounts recognized in the consolidated statements of comprehensive income (loss) in respect of these other post-employment benefit plans are presented below:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Amounts recognized in other comprehensive (income) loss, were as follows:
Actuarial (income) losses on accrued post employment benefit liability	$(60.0)	$28.8	$(33.2)
Less tax effect	—	—	2.6

	$(60.0)	$28.8	$(30.6)

The amounts included in the consolidated statements of financial position arising from the Company’s obligation in respect of its other post-retirement benefit plans were as follows:

As at,	March 31, 2022	March 31, 2021
Present value of post-employment benefit obligation	$239.8	$297.8
Fair value of plan assets	—	—

Accrued other post-employment benefit obligation	$239.8	$297.8

Reconciliation of the amounts recognized in accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholder’s equity were as follows:

	Actuarial (gain) loss immediately recognized	Tax effect	Actuarial (gain) loss immediately recognized, net of tax
Balance at March 31, 2020	$(22.8)	$—	$(22.8)
Actuarial loss immediately recognized	28.8	—	28.8

Balance at March 31, 2021	$6.0	$—	$6.0
Actuarial gain immediately recognized	(60.0)	—	(60.0)

Balance at March 31, 2022	$(54.0)	$—	$(54.0)

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

23.	OTHER POST-EMPLOYMENT BENEFITS (continued)

Continuities of the other post-employment benefit plan assets and obligations are as follows:

Movements in the present value of the post-employment benefit plan assets were as follows:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	10.3	(11.0)
Benefits paid	(10.3)	11.0

Fair value of plan assets at end of the year, March 31, 2022 and March 31, 2021, respectively	$—	$—

Movements in the present value of the other post-employment benefit obligation were as follows:
Defined benefit obligation at the beginning of the year	$297.8	$267.3
Current service cost	4.0	3.2
Interest cost	8.0	9.6
Actuarial (gains) losses arising from financial assumptions	(31.6)	30.9
Actuarial gains arising from demographic assumptions	(20.2)	—
Actuarial gains from experience adjustments	(7.8)	(2.2)
Benefits paid	(10.3)	(11.0)

Defined benefit obligation at end of the year, March 31, 2022 and March 31, 2021, respectively	$239.8	$297.8

Cash flow information

For the year ended March 31, 2022, the amounts included in the consolidated statements of cash flows in respect of these other post-employment benefit plans was $10.3 million (March 31, 2021 - $11.0 million, March 31, 2020 - $11.6 million). The Company’s expected contributions for the fiscal year ending March 31, 2023 is $12.6 million.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

23.	OTHER POST-EMPLOYMENT BENEFITS (continued)

Sensitivity of results to actuarial assumptions

The sensitivity of the other post-employment benefit obligation to changes in the discount rate, health care cost trend rate and mortality assumptions are as follows:

Years ended,	March 31, 2022	March 31, 2021
Effect of change in discount rate assumption
One percentage point increase	$(29.9)	$(38.8)
One percentage point decrease	$37.7	$49.8
Effect of change in health care cost trend rates
One percentage point increase	$29.6	$41.2
One percentage point decrease	$(24.9)	$(32.9)
Effect of change in mortality assumption
Set forward one year	$9.5	$14.0
Set back one year	$(9.3)	$(13.6)

The discount rate sensitivities presented above are estimates based on plan durations. The other post-employment benefit obligation and the current service cost have an implied duration of 14.4 and 30 years, respectively at current discount rates.

24.	OTHER LONG-TERM LIABILITIES

As at,	March 31, 2022	March 31, 2021
The carrying amount of the following other long term liabilities:
Accrued interest payable, Provincial MENDM Loan	$2.3	$1.4
Long-term disability plan obligation	0.8	1.1
Long-term portion of lease liability	0.9	—

	$4.0	$2.5

Long-term disability plan obligation

The Company maintains a long-term disability plan. Under this plan, the Company offers continuation of medical and dental benefits for employees on long-term disability leaves of absence. The Company recognizes the present value of the long-term disability benefit obligation based on the number of employees on long-term disability. The most recent actuarial determination of the Company’s long-term disability obligation was carried out at March 31, 2022. At March 31, 2022, the long-term disability plan had a carrying value of $0.8 million (March 31, 2021 - $1.1 million).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

24.	OTHER LONG-TERM LIABILITIES

Accrued interest payable, Provincial MENDM Loan

As disclosed in Note 20, the Company has entered into an agreement with the Ministry of Energy, Northern Development and Mines under which the Company will receive a $60.0 million low interest loan. At March 31, 2022, the accrued interest payable under this agreement was $2.3 million (March 31, 2021 – $1.4 million).

25.	ENVIRONMENTAL LIABILITIES

As at,	March 31, 2022	March 31, 2021
The carrying amount of Environmental liabilities in respect of:
The Company’s Operation Site	$33.7	$35.0
Northern Ontario mine sites owned by Old Steelco Inc.	4.3	4.9

	$38.0	$39.9

Current portion	$4.5	$4.5
Long-term portion	33.5	35.4

	$38.0	$39.9

On November 30, 2018, the Company entered into agreements with the Province of Ontario, through the Ministry of the Environment, Conservation and Parks and the Ministry of Energy, Northern Development and Mines. These agreements relate to the Company’s operation site, and certain Northern Ontario mine sites owned by Old Steelco Inc., and not purchased by the Company. These agreements limit the Company’s obligations with respect to legacy environmental contamination, and impose certain risk management, risk mitigation, site remediation and funding obligations on the Company. The Company recognizes the present value of these environmental liabilities over 20 years commencing November 2018 at a discount rate of 9.0%.

At March 31, 2022, the Company has provided letters of credit totalling of $16.1 million (March 31, 2021 - $17.2 million) to the Ministry of Energy, Northern Development and Mines; $13.7 million in respect of the Company’s operation site (March 31, 2021 - $13.7 million) and $2.4 million (March 31, 2021 - $3.5 million) in respect of certain Northern Ontario mine sites owned by Old Steelco Inc. Letters of credit are disclosed in Note 12 and Note 16.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

25.	ENVIRONMENTAL LIABILITIES (continued)

Reconciliation of Environmental liabilities

	The Company’s Operation Site	Northern Ontario mine sites owned by Old Steelco Inc.	Total
Balance at March 31, 2020	$34.3	$4.6	$38.9
Payments	(1.6)	—	(1.6)
Accretion of discount	2.3	0.3	2.6

Balance at March 31, 2021	$35.0	$4.9	$39.9
Payments	(4.6)	(1.0)	(5.6)
Accretion of discount	3.3	0.4	3.7

Balance at March 31, 2022	$33.7	$4.3	$38.0

26.	TAX MATTERS

The components of income tax (recovery) expense for the years ended March 31, 2022, March 31, 2021, and March 31, 2020 are as follows:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Income tax expense (recovery) recognized in net income (loss):
Current tax expense	$197.2	$—	$—
Deferred income tax expense	101.7	—	(4.3)

	$298.9	$—	$(4.3)

Income tax expense recognized in other comprehensive income (loss):
Tax effect of net unrealized loss on cash flow hedges flow hedges	$7.8	$—	$—
Tax effect of actuarial gains on defined benefit pension obligation	—	—	4.6
Tax effect of actuarial gains on other post-employment benefits	—	—	2.6

	$7.8	$—	$7.2

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

26.	TAX MATTERS (continued)

Income taxes in the consolidated statements of net income (loss) for the years ended March 31, 2022, March 31, 2021 and March 31, 2020 vary from amounts that would be computed by applying statutory income tax rates for the following reason:

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Income (loss) before income taxes	$1,156.6	$(76.1)	$(180.2)

Income tax expense (recovery) based on the applicable tax rate of 25%	$289.1	$(19.0)	$(45.1)
Add / (deduct):
Non-deductible post-employment benefits payments	3.0	3.2	3.1
Non-deductible pension contributions	4.7	3.3	3.8
Non-deductible accretion of financial obligations	0.8	2.7	1.7
Change in unrecognized tax benefits	(45.1)	2.7	45.9
Adjustment in respect of prior years	2.2	7.2	(13.7)
Share-based payment compensation	1.4	—	—
Listing expense	58.9	—	—
Changes in fair value of warrant liability	1.6	—	—
Changes in fair value of earnout liability	(19.2)	—	—
Other	1.5	—	—

Income tax expense (recovery) based on the applicable	$298.9	$—	$(4.3)

The applicable tax rate is the aggregate of the Canadian federal income tax rate of 15.0% and the Canadian provincial income tax rate of 10.0%.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

26.	TAX MATTERS (continued)

The tax-effected temporary differences which result in deferred income tax assets and (liabilities) and the amount of deferred income taxes recognized in the consolidated statements of comprehensive income (loss) for the year ended March 31, 2022 are as follows:

	Balance at March 31, 2021	Movements in:			Balance at March 31, 2022
		Profit (loss)	Other Comprehensive Income	Unrecognized deferred tax asset
Accounting reserves	$4.0	$(1.4)	$—	$—	$2.6
Inventory reserve	(4.1)	0.6	—	—	(3.5)
Non-capital tax loss carryforward	98.2	(98.2)	—	—	(0.0)
Capital tax loss carryforward	0.2	1.7	—	—	1.9
Property, plant and equipment and intangible assets	(151.3)	6.9	—	—	(144.4)
Unrealized exchange gain on US dollar debt	1.2	(0.3)	—	—	0.9
Governmental loans benefit		(10.3)	—	—	(10.3)
Financing expenses	(1.0)	1.0	—	—	—
Deferred revenue	50.2	(1.5)	—	—	48.7
SRED expenditures	2.4	(2.5)	—	—	(0.1)
Transaction costs	—	5.1			5.1
Unrealized loss on cash flow hedges	—	(1.3)	7.8		6.5
Other	0.2	(0.5)	—	—	(0.3)

	$—	$(100.7)	$7.8	$—	$(92.9)

At March 31, 2022, the Company has fully utilized non-capital tax losses available of $306.5 million.

The tax-effected temporary differences which result in deferred income tax assets and (liabilities) and the amount of deferred income taxes recognized in the consolidated statements of comprehensive income (loss) for the year ended March 31, 2021 are as follows:

	Balance at March 31, 2020	Movements in:			Balance at March 31, 2021
		Profit (loss)	Other Comprehensive Loss	Unrecognized deferred tax asset
Accounting reserves	$2.9	$1.1	$—	$—	$4.0
Inventory reserve	(2.9)	(1.2)	—	—	(4.1)
Non-capital tax loss carryforward	110.2	(9.3)	—	(2.7)	98.2
Capital tax loss carryforward	0.2	—	—	—	0.2
Property, plant and equipment and intangible assets	(167.1)	15.8	—	—	(151.3)
Unrealized exchange gain on US dollar debt	0.6	0.6	—	—	1.2
Financing expenses	(1.3)	0.3	—	—	(1.0)
Deferred revenue	57.4	(7.2)	—	—	50.2
SRED expenditures	—	2.4	—	—	2.4
Other	—	0.2			0.2

	$—	$2.7	$—	$(2.7)	$—

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

26.	TAX MATTERS (continued)

Deferred income tax assets

As of March 31, 2021, net deferred tax assets of $60.1 million were not recognized as a result of Management’s assessment of whether sufficient future taxable income would be generated to permit use of the deferred tax assets. Management assessed the available positive and negative evidence. A significant piece of objective evidence was the cumulative loss the Company had incurred over the previous two years of its operations. Such objective evidence limited the ability to consider other subjective evidence, such as Management’s projections for future growth.

27.	COMMITMENTS AND CONTINGENCIES

Property, plant and equipment

In the normal course of business operations the Company has certain commitments for capital expenditures related to the maintenance and acquisition of property, plant and equipment.

Key inputs to production

The Company requires large quantities of iron ore, coal, oxygen, electricity and natural gas in order to satisfy the demands of the steel manufacturing operation. The Company makes most of its purchases of these principal raw materials at negotiated prices under annual and multi-year agreements. These agreements provide the Company with comfort that an adequate supply of these key raw materials will be available to the Company at a price acceptable to the Company.

Legal Matters

Additionally, from time to time, in the ordinary course of business, the Company is a defendant or party to a number of pending or threatened legal actions and proceedings. Although such matters cannot be predicted with certainty, management currently considers the Company’s exposure to such ordinary course claims and litigation, to the extent not covered by the Company’s insurance policies or otherwise provided for, not to have a material adverse effect on these consolidated financial statements. In addition, the Company is involved in and potentially subject to regular audits from federal and provincial tax authorities relating to income, capital and commodity taxes and, as a result of these audits, may receive assessments and reassessments.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

28.	CAPITAL STOCK

	Number of shares issued and outstanding	Stated capital value
Balance at March 31, 2021 and March 31, 2020[1]	71,767,775	$409.5
Issuance of capital stock:
Merger transaction	40,306,320	542.7
Earnout rights	35,883,692	434.1
Return of capital	—	(8.3)

Balance at March 31, 2022	147,957,787	$1,378.0

1.	Retrospectively adjusted to reflect the reverse stock split, described below.

On March 23, 2021, the Company was incorporated with one share. On March 29, 2021, the Company entered into an agreement with Algoma Steel Intermediate Parent S.A.R.L. to purchase all of the issued and outstanding Common shares (100,000,001) held in Algoma Steel Holdings Inc. in exchange for 100,000,000 additional Common shares in the Company.

On October 18, 2021, the Company executed a return of capital to Algoma Steel Intermediate Parent S.a.r.l., a former related party and commonly controlled affiliate of Algoma Steel Parent S.C.A., the Company’s former ultimate parent company. The Company’s subsidiary, Algoma Steel Inc. provided a loan to facilitate the payment totalling $8.3 million (US $6.7 million) (refer to Note 31).

Pursuant to the Merger Agreement with Legato (refer to Note 4), on October 19, 2021, the Company effected a reverse stock split, such that each outstanding common share became such number of common shares as determined by the conversion factor of 71.76775% (as defined in the Merger Agreement). As a result, the 100,000,001 common shares outstanding on the day prior to the Merger were split into 71,767,775 common shares. Further, the Company issued an additional 30,306,320 and 10,000,000 common shares to the Legato common shareholders and certain investors (“PIPE Investors”), respectively, in accordance with the Merger Agreement. As a result, capital stock was increased by $542.7 million, net of share issuance costs of $2.2 million (US $439.1 million).

On February 9, 2022, the Company issued 35,883,692 common shares in connection with the earnout rights granted to non-management shareholders that existed prior to the Merger (refer to Note 4).

On March 3, 2022, the Company announced a normal course issuer bid (the “NCIB”) after receiving v regulatory approval from the Toronto Stock Exchange. Pursuant to the NCIB, the Company is authorized to acquire up to a maximum of 7,397,889 of its shares, or 5% of its 147,957,790 issued and outstanding shares as of February 18, 2022, subject to a daily maximum of 16,586 shares. The common shares are available for purchase and cancellation commencing on March 3, 2022 until no later than March 2, 2023. No shares were repurchased by the Company under the NCIB during the year ended March 31, 2022.

On March 31, 2022, a dividend payment of $9.3 million (US $7.4 million) was paid and recorded as a distribution through retained earnings (refer to Note 35).

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

29.	NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per common share:

	March 31, 2022	March 31, 2021	March 31, 2020
(in millions)
Net income (loss) attributable to ordinary shareholders	$857.7	$(76.1)	$(175.9)
Loss on change in fair value of warrants(i)	6.4	—	—

Net income (loss) attributable to ordinary shareholders (diluted)	$864.1	$(76.1)	$(175.9)

(in thousands)
Weighted average common shares outstanding(ii)	100.6	71.8	71.8
Dilutive effect of warrants(i)	10.9

Dilutive weighted average common shares outstanding	111.5	71.8	71.8

Net income (loss) per common share:
Basic	$8.53	$(1.06)	$(2.46)
Diluted	$7.75	$(1.06)	$(2.46)

(i)

In connection with the Merger, 24,179,000 units of the previously outstanding Legato warrants were converted into an equal number of warrants issued by the Company. For the purposes of determining diluted net income (loss) per common share, net income (loss) was adjusted for the change in the fair value of the warrants in the amount of $6.4 million as the warrants were determined to be dilutive.

(ii)

Pursuant to the Merger, on October 19, 2021, the Company effected a reverse stock split, such that each outstanding common share became such number of common shares as determined by the conversion factor of 71.76775%. As a result, 71,767,775 common shares of the Company were issued in replacement of the 100,000,001 common shares previously outstanding. The reverse stock split is also accounted for in the comparative periods for which net income (loss) per common share is presented.

Concurrently, the Company issued an additional 30,306,320 and 10,000,000 common shares to the Legato common shareholders and PIPE Investors, respectively. These common shares have been included in the weighted average common shares outstanding.

Further, upon the consummation of the Merger, the Company cancelled the previous long-term incentive plan (“LTIP” or “Plan”) and all outstanding awards under the Plan were replaced with Replacement LTIP awards (refer to Note 4). The 3,232,628 units of Replacement LTIP Awards granted to the former shareholders and LTIP award holders of the Company are also included within the weighted average common shares outstanding, as the Replacement LTIP Awards are fully vested and exercisable for a nominal price.

Subsequent to the cancellation of the Plan, the Company introduced an Omnibus Equity Incentive Plan (“Omnibus Plan”). On February 9, 2022, the Board of Directors granted 38,577 deferred share units. The deferred share units are included within the weighted average common shares outstanding, as the units are exercisable for little or no consideration.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

29.	NET INCOME (LOSS) PER SHARE (continued)

As part of the Merger, a maximum of 37,500,000 earnout rights were granted to all of the previous shareholders of the Company, including LTIP award holders, and become issuable when specific financial targets are met within a prescribed timeframe. The required financial targets were achieved on December 31, 2021 and have been included in the calculation of basic and diluted net income (loss) per common share as if they were issued on that day.

Refer to Note 4 for further details on the common shares, warrants, Replacement LTIPs and earnout rights related to the Merger.

30.	NET CHANGE IN NON-CASH OPERATING WORKING CAPITAL

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
Accounts receivable	$(127.0)	$(47.2)	$88.4
Taxes payable and accrued taxes	(22.1)	16.7	3.7
Inventories	(63.6)	(33.6)	(36.8)
Prepaid expenses and other current assets	12.5	(70.3)	20.2
Accounts payable and accrued liabilities	166.6	(21.2)	(42.4)
Derivative financial instruments (net)	12.5	(15.3)	1.2
Secured term loan interest payment in kind	—	33.2	—

	$(21.1)	$(137.7)	$34.3

31.	RELATED PARTY TRANSACTIONS AND BALANCES

Former parent company promissory note receivable

Due to the merger transaction described in Note 4, the Company is no longer a related party of Algoma Steel Parent S.C.A., and its commonly controlled affiliates. Further, Algoma Steel Parent S.C.A. settled its promissory note payable to the Company for $2.2 million (US $1.7 million) by receiving a net amount of $6.5 million (US $5.0 million) in exchange for settling this note payable with the return of capital of $8.3 million (US $6.7 million), as explained in Note 28. To facilitate this payment, the Company entered an agreement with its subsidiary, Algoma Steel Inc. to pay the net amount of $6.5 million (US $5.0 million) on its behalf. The Company settled the loan to its subsidiary, Algoma Steel Inc. with net proceeds from the merger transaction.

32.	FINANCIAL INSTRUMENTS

Fair value of financial instruments

The fair value of cash, restricted cash, accounts receivable, margin payments, bank indebtedness and accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these instruments. The fair value of the Revolving Credit Facility, disclosed in Note 16 approximates the respective carrying value due to variable interest rates.

The fair value of natural gas and steel commodity swaps are classified as Level 2 and is calculated using the mark-to-market forward prices of NYMEX natural gas and hot rolled coil steel based on the applicable settlement dates of the outstanding swap contracts.

The fair values of the warrant liability, earnout liability and the share-based payment compensation liability are classified as Level 1 and is calculated using the quoted market price of the Company’s common shares at the end of each reporting period.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

32.	FINANCIAL INSTRUMENTS (continued)

The Company’s financial assets and financial liabilities are classified and measured as follows:

As at,		March 31, 2022		March 31, 2021
	Category	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets
Cash (1)	Financial assets at amortized cost	$915.3	$915.3	$21.2	$21.2
Restricted cash (1)	Financial assets at amortized cost	$3.9	$3.9	$3.9	$3.9
Accounts receivable (2)	Financial assets at amortized cost	$402.3	$402.3	$274.6	$274.6
Margin payments (1)	Financial assets at amortized cost	$29.5	$29.5	$49.4	$49.4
Related party receivable (1)	Financial assets at amortized cost	$—	$—	2.2	2.2
Financial liabilities
Bank indebtedness (1)	Financial liabilities at amortized cost	$0.1	$0.1	$90.1	$90.1
Accounts payable and accrued liabilities (1)	Financial liabilities at amortized cost	$261.9	$261.9	$153.8	$153.8
Current portion of governmental loans (1)	Financial liabilities at amortized cost	$10.0	$10.0	$—	$—
Long-term debt (1)	Financial liabilities at amortized cost	$—	$—	$439.3	$439.3
Long-term governmental loans (1)	Financial liabilities at amortized cost	$85.2	$85.2	$86.4	$86.4
Derivative instruments (3)	Financial instruments at FVTOCI(L)	$28.8	$28.8	$49.4	$49.4
Warrant liability (4)	Financial instruments at FVTP(L)	$99.4	$99.4	$—	$—
Earnout liability (4)	Financial instruments at FVTP(L)	$22.7	$22.7	$—	$—

[1]	- Initial measurment at fair value and subsequent remeasurement at amortized cost.
[2]	- Initial measurement at transaction price and subsequent remeasurement at amortized cost.
[3]	- Level 2; Initial measurement at fair value and subsequent remeasurement at FVTOCI(L)
[4]	- Level 1; Initial measurement at fair value and subsequent remeasurement at FVTP(L)

Financial risk management

The Company’s activities expose it to a variety of financial risks including credit risk, liquidity risk, interest rate risk and market risk. The Company may use derivative financial instruments to hedge certain of these risk exposures. The use of derivatives is based on established practices and parameters, which are subject to the oversight of the Board of Directors. The Company does not utilize derivative financial instruments for trading or speculative purposes.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises primarily from the Company’s receivables from customers. The Company has an established credit policy under which each new customer is analyzed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. The Company’s review includes a review of the potential customer’s financial information, external credit ratings and bank and supplier references. Credit limits are established for each new customer and customers that fail to meet the Company’s credit requirements may transact with the Company only on a prepayment basis.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

32.	FINANCIAL INSTRUMENTS (continued)

The maximum credit exposure at March 31, 2022 is the carrying amount of accounts receivable of $402.3 million (March 31, 2021 - $274.6 million). At March 31, 2022 and March 31, 2021, there was no customer account greater than 10% of the carrying amount of accounts receivable. As at March 31, 2022, $2.1 million, or 0.5% (March 31, 2021 - $2.3 million, or 0.9%), of accounts receivable were more than 90 days old.

The Company establishes an allowance for doubtful accounts that represents its estimate of losses in respect of accounts receivable. The main components of this allowance are a specific provision that relates to individual exposures and a provision for expected losses that have been incurred but not yet identified. The allowance for doubtful accounts at March 31, 2022 was $2.4 million (March 31, 2021 - $1.8 million), as disclosed in Note 13.

The Company may be exposed to certain losses in the event of non-performance by counterparties to derivative financial instruments such as commodity price contracts and foreign exchange contracts. The Company mitigates this risk by entering into transactions with highly rated major financial institutions.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages liquidity risk by maintaining adequate cash balances. The Company continuously monitors and reviews actual and forecasted cash flows to ensure adequate liquidity and anticipate liquidity requirements. The Company’s objectives and processes for capital management, including the management of long-term debt, are described in Note 6.

The following table discloses the Company’s contractually agreed (undiscounted) cash flows payable under financial liabilities, as at March 31, 2022:

	Carrying Amount	Contractual Cash Flows	Year 1	Year 2	Years 3 to 5	Greater than 5 Years
Revolving Credit Facility	$0.1	$(0.1)	$(0.1)	$—	$—	$—
Accounts payable and accrued liabilities	261.9	(261.9)	(261.9)	—	—	—
Taxes payable	64.3	(64.3)	(64.3)	—	—	—
Governmental Loans	95.2	(136.5)	(9.9)	(9.9)	(71.5)	(45.2)
Interest on Provincial MENDM Loan	2.3	(2.3)	(2.3)	—	—	—
Derivative financial instruments	28.8	(28.8)	(28.8)	—	—	—

	$452.6	$(493.9)	$(367.3)	$(9.9)	$(71.5)	$(45.2)

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

32.	FINANCIAL INSTRUMENTS (continued)

The following table discloses the Company’s contractually agreed (undiscounted) cash flows payable under financial liabilities as at March 31, 2021:

	Carrying Amount	Contractual Cash Flows	Year 1	Year 2	Years 3 to 5	Greater than 5 Years
Revolving Credit Facility	$90.1	$(90.1)	$(90.1)	$—	$—	$—
Accounts payable and accrued liabilities	144.3	(144.3)	(144.3)	—	—	—
Taxes payable	27.2	(27.2)	(27.2)	—	—	—
Secured Term Loan Facility	381.9	(381.9)	(3.6)	(3.6)	(374.7)	—
Interest on Secured Term Loan	9.1	(176.4)	(38.5)	(38.1)	(99.8)	—
Algoma Docks Term Loan	76.0	(76.0)	(11.1)	(13.2)	(51.7)	—
Interest on Algoma Docks Term Loan	0.4	(10.8)	(3.5)	(3.1)	(4.2)	—
Governmental Loans	86.4	(135.1)	—	(10.0)	(55.0)	(70.1)
Interest on Provincial MENDM Loan	1.4	—	—	—	—	—
Available for use asset costs	49.4	(49.4)	(49.4)	—	—	—

	$866.2	$(1,091.2)	$(367.7)	$(68.0)	$(585.4)	$(70.1)

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and commodity prices, will affect the Company’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return on risk. As disclosed in Note 21, during the year ended March 31, 2022, the Company was a party to agreements to hedge the commodity price risk associated with the cost of natural gas and the revenue on the sale of steel. These activities are carried out under the oversight of the Company’s Board of Directors.

Currency risk

The Company is exposed to currency risk on purchases, labour costs and pension and other post retirement employment benefits liabilities that are denominated in Canadian dollars. The prices for steel products sold in Canada are derived mainly from price levels in the US market in US dollars converted into Canadian dollars at the prevailing exchange rates. As a result, a stronger US dollar relative to the Canadian dollar increases the Company’s Canadian dollar selling prices for sales within Canada.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

32.	FINANCIAL INSTRUMENTS (continued)

The Company’s Canadian dollar denominated financial instruments as at March 31, 2022, and March 31, 2021, were as follows:

As at,	March 31, 2022	March 31, 2021
Cash	$25.0	$5.6
Restricted cash	3.9	3.9
Accounts receivable	164.1	111.2
Bank indebtedness	(0.1)	(42.1)
Accounts payable and accrued liabilities	(204.5)	(131.6)
Governmental loans	(95.2)	(87.8)

Net Canadian dollar denominated financial instruments	$(106.8)	$(140.8)

A $0.01 decrease (or increase) in the US dollar relative to the Canadian dollar for the year ended March 31, 2022 would have decreased (or increased) income (loss) from operations by $1.9 million (March 31, 2021—$0.1 million).

Interest rate risk

Interest rate risk is the risk that the value of the Company’s assets and liabilities will be affected by a change in interest rates. The Company’s interest rate risk mainly arises from the interest rate impact on its banking facilities and debt. The Company may manage interest rate risk through the periodic use of interest rate swaps.

For the years ended March 31, 2022 and March 31, 2021, a one percent increase (or decrease) in interest rates would have decreased (or increased) net income (loss) by approximately nil and $6.4 million, respectively.

The Company is exposed to interest rate benchmark, LIBOR, which is subject to interest rate benchmark reform. The exposure arises on financial liabilities bearing interest at LIBOR plus basis points including the Company’s Revolving Credit Facility, Secured Term Loan Facility and Algoma Docks Term Loan Facility, as disclosed in Notes 16 and 19. The Company paid the Secured Term Loan and Algoma Docks Term Loan Facilities in full in November 2021. The Company is closely monitoring the market and the output from the various industry working groups managing the transition to new benchmark interest rates including announcements made by Interbank Offered Rate (IBOR).

The referenced benchmark rates applicable to the Company are expected to be published until at least June of 2023 and prior to their expiry Algoma will work with the administrative agent of its various LIBOR exposed credit agreements to replace LIBOR with a fallback reference rate at similar commercial terms to today’s rates.

Commodity price risk

The Company is subject to price risk from fluctuations in the market prices of commodities, including natural gas, iron ore and coal. The Company enters into supply agreements for certain of these commodities as disclosed in Note 27. To manage risks associated with future variability in cash flows attributable to certain commodity purchases, the Company may use derivative instruments with maturities of 12 months or less as disclosed in Note 21 to hedge the commodity price risk associated with the cost of natural gas and the revenue on the sale of steel.

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

32.	FINANCIAL INSTRUMENTS (continued)

At March 31, 2022, the Company had commodity-based swap contracts with an aggregate notional quantity of 90,000 net tons (March 31, 2021—117,000 net tons) outstanding, and a 10% increase in the price of hot-rolled coil (U.S. Midwest Domestic Hot-Rolled Coil Steel (CRU) Index), assuming foreign exchange remains unchanged, would result in approximately $15.6 million (March 31, 2021—$16.8 million) decrease in the Company’s profit or loss.

33.	KEY MANAGEMENT PERSONNEL

The Company’s key management personnel, and persons connected with them, are also considered to be related parties for disclosure purposes. Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of the Company and include the executive leadership team (ELT) and the Board of Directors.

Remuneration of the Company’s Board of Directors and ELT for the respective periods is as follows:

	March 31, 2022	March 31, 2021	March 31, 2020
Salaries and benefits	$5.2	$3.9	$3.1
Director fees	0.6	0.3	0.3
Share-based compensation (Note 34)	5.7	14.1	—

	$11.5	$18.3	$3.4

34.	SHARE BASED COMPENSATION

Long-term incentive plan

On May 13, 2020, Algoma Steel Holdings Inc. established a long-term incentive plan (“LTIP” or “Plan”), which was approved by the Board of Directors. The LTIP was designed to promote the alignment of senior management and employees of the Company with long-term shareholder interests.

Upon the consummation of the Merger on October 19, 2021, the Company cancelled the previous Plan and all outstanding awards under the Plan were replaced with Replacement LTIP awards (refer to Note 4). Subsequent to the cancellation of the Plan, the company introduced an Omnibus Equity Incentive Plan (“Omnibus Plan”). Under the terms of the Omnibus Plan, the maximum number of common shares that may be subjected to awards is 8.8 million common shares. The awards issuable under the Plan consists of Restricted Share Units (“RSU”), Deferred Share Units (“DSU”) Performance Share Units (“PSU”) and stock options.

Deferred share units

Under the terms of the Omnibus Plan, DSUs may be issued to members of the Board of Directors as may be designated by the Board of Directors from time-to-time in satisfaction of all or a portion of Director fees. The number of DSUs to be issued in satisfaction of a payment of Director fees shall be equal to the amount of the Director fees divided by the given day volume weighted average price of the Company’s common shares preceding the grant date. DSUs are share-based payments measured at fair value at the date of grant and expensed immediately as the underlying services have been rendered. The grant date fair value takes into account the Company’s estimation of the DSUs that will eventually vest and adjusts for the effect of non-market based performance conditions. DSUs do not

ALGOMA STEEL GROUP INC.

Notes to the Consolidated Financial Statements

Tabular amounts expressed in millions of Canadian dollars

34.	SHARE BASED COMPENSATION (continued)

have an exercise price and become exercisable for one common share of the Company upon the retirement of the Director, or in the event of incapacity. The price of the Company’s common shares on the grant date is used to approximate the grant date fair value of each unit of DSUs.

As of March 31 2022, 54,558 DSUs under the Omnibus Plan were granted to certain Directors of the Company, with a grant date fair value of US $9.54 per DSU based on the market price of the Company’s common shares. The DSUs vested immediately upon issuance. Accordingly, the Company recorded a share-based payment compensation expense of $0.7 million (March 31, 2021 - $14.1 million) in administrative and selling expenses on the consolidated statement of net income (loss) and contributed surplus on the consolidated statements of financial position. No exercises or forfeiture of DSUs have been recorded to date.

Restricted share units and performance share units

On March 28, 2022, the Board of Directors approved the resolution to grant RSUs and PSUs in accordance with the Omnibus Plan during the first quarter of the year ending March 31, 2023. Grant agreements will be issued to certain employees with specific terms and conditions, as well as certain performance targets that will need to be met during the year ending March 31, 2023 in order for the awards to vest.

35.	DIVIDENDS

On March 31, 2022, the Company made a dividend payment of US$0.05 per common share for shareholders of record at market close on February 28, 2022. A total of $9.3 million (US $7.4 million) was paid and recorded as a distribution through retained earnings.

36.	SUBSEQUENT EVENTS

On June 9, 2022, the Company experienced an incident where an oil-based lubricant was released from our hot mill in Sault Ste. Marie. The oil entered our water treatment facility, and some quantity of the oil was discharged into the St. Mary’s River. We may be subject to regulatory fines and other public and private actions in the future as a result of the incident but the financial and other impact of this incident is currently unknown.

On June 13, 2022, the Board of Directors approved the Company’s intention to pursue a Substantial Issuer Bid in Canada, as well as Tender Offer in the United States (collectively, the “Share Repurchase”) using a “Modified Dutch Auction” to repurchase its common shares and aggregate value of the Share Repurchase of US $400 million. The Company will fund the purchase of tendered shares from cash on hand.

Schedule I - Combined Condensed Financial Information of Algoma Steel Group Inc.

(Parent Company)

All operating activities of Algoma Steel Group Inc. (the “Parent Company”) are conducted by its operating subsidiaries, Algoma Steel Holdings Inc., Algoma Steel Intermediate Holdings Inc., Algoma Steel Inc. and Algoma Steel Inc. USA. The Parent Company holds a direct 100% ownership interest in Algoma Steel Holdings Inc., which holds the Parent Company’s interest in its operating subsidiaries. The Parent Company is a holding company that does not conduct any substantive business operations and does not have any assets other than investments in its subsidiaries.

The Combined Condensed Parent Company financial information has been prepared using the same accounting principles and policies described in the notes to the Consolidated Financial Statements. Refer to the consolidated financial statements and notes presented above for additional information and disclosure with respect to the combined condensed financial information.

See the accompanying notes to the combined condensed financial information.

Algoma Steel Group Inc.

Schedule I – Combined Condensed Statements of Net Income (loss)

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
expressed in millions of Canadian dollars
Equity in income (loss) of subsidiary	$1,028.9	$(62.0)	$(175.9)
Operating expenses
Administrative and selling expenses	7.8	14.1	—

Income (loss) from operations	$1,021.1	$(76.1)	$(175.9)

Other (income) and expenses
Listing expense	$235.6	$—	$—
Change in fair value of warrant liability	6.4	—	—
Change in fair value of earnout liability	(78.1)	—	—

	$164.0	$—	$—

Income (loss) before income taxes	$857.2	$(76.1)	$(175.9)
Income tax recovery	(0.5)	—	—

Net income (loss)	$857.7	$(76.1)	$(175.9)

See the accompanying notes to the combined condensed financial information.

Algoma Steel Group Inc.

Schedule I – Combined Condensed Statements of Comprehensive Income (loss)

Years ended,	March 31, 2022	March 31, 2021	March 31, 2020
expressed in millions of Canadian dollars
Net income (loss)	$857.7	$(76.1)	$(175.9)
Other comprehensive loss that wil not be reclassified subsequently to profit or loss
Foreign exchange loss on translation to presentation currency	$(15.1)	$—	$—
Equity (deficit) in other comprehensive income of subsidiary	157.6	(54.1)	84.1

	142.5	(54.1)	84.1

Total comprehensive income (loss)	$1,000.2	$(130.2)	$(91.8)

See the accompanying notes to the combined condensed financial information.

Algoma Steel Group Inc.

Schedule I - Combined Condensed Statements of Financial Position

As at,	March 31, 2022	March 31, 2021
expressed in millions of Canadian dollars
Assets
Investment in subsidiaries	$1,761.0	$183.8

Total assets	$1,761.0	$183.8

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$0.7	$—
Due to related party	10.2	—
Warrant liability	99.4	—
Earnout liability	22.7	—
Share-based payment compensation liability	45.4	10.0

Total liabilities	$178.4	$10.0

Shareholders’ equity
Capital stock	$1,378.0	$409.5
Accumulated other comprehensive income	152.0	9.5
Retained earnings (deficit)	77.8	(249.3)
Contributed (deficit) surplus	(25.2)	4.1

Total shareholders’ equity	$1,582.6	$173.8

Total liabilities and shareholders’ equity	$1,761.0	$183.8

See the accompanying notes to the combined condensed financial information.

Algoma Steel Group Inc.

Schedule I - Combined Condensed Statement of Changes in Shareholders’ Equity

expressed in millions of Canadian dollars	Capital stock	Contributed (Deficit) Surplus	Foreign exchange loss on translation to presentation currency	Equity (Deficit) in Other Compre- hensive income of subsidiary	Accumulated other compre- hensive income (loss)	Retained earnings (Deficit)	Total Shareholders’ equity
Balance at March 31, 2019	$409.5	$—	$—	$(20.5)	$(20.5)	$2.7	$391.7
Net loss	—	—	—		—	(175.9)	(175.9)
Equity in other comprehensive income of subsidiary	—	—	—	84.1	84.1		84.1

Balance at March 31, 2020	409.5	—	—	63.6	63.6	(173.2)	299.9
Net loss	—	—	—	—	—	(76.1)	(76.1)
Deficit in other comprehensive income of subsidiary	—	—	—	(54.1)	(54.1)	—	(54.1)
Exercise of performance share units and director units	—	4.1	—	—	—	—	4.1

Balance at March 31, 2021	$409.5	$4.1	$—	9.5	$9.5	$(249.3)	$173.8
Net income	—	—	—		—	857.7	857.7
Equity in other comprehensive income of subsidiary				157.6	157.6	—	157.6
Other comprehensive loss	—	—	(15.1)	—	(15.1)	—	(15.1)
Issuance and modification of performance share units	—	(30.0)	—	—	—	—	(30.0)
Issuance of deferred share units	—	0.7	—	—	—	—	0.7
Issuance of capital stock	976.8	—	—	—	—	—	976.8
Return of capital	(8.3)	—	—	—	—	—	(8.3)
Earnout rights	—	—	—	—	—	(521.3)	(521.3)
Dividends paid	—	—	—	—	—	(9.3)	(9.3)

Balance at March 31, 2022	$1,378.0	$(25.2)	$(15.1)	$167.1	$152.0	$77.8	$1,582.6

See the accompanying notes to the combined condensed financial information.

Algoma Steel Group Inc.

Schedule I – Combined Condensed Statements of Cash Flows

	March 31,	March 31,	March 31,
Years ended,	2022	2021	2020
expressed in millions of Canadian dollars
Operating activities
Net income (loss)	$857.7	$(76.1)	$(175.9)
Items not affecting cash:
Increase in fair value of warrant liability	6.4	—	—
Decrease in fair value of earnout liability	(78.1)	—	—
Listing expense	235.6	—	—
Share-based payment compensation liability	5.7	14.1	—
Investment in shares of subsidiary	(1,028.9)	62.0	175.9

	(1.6)	—	—
Changes in assets and liabilities	0.7		—
Related party payable	10.2	—

Cash generated by operating activities	$9.4	$—	$—

Cash used in investing activities	$—	$—	$—

Financing activities
Dividends paid	$(9.3)	$—	$—

Cash used in financing activities	$(9.3)	$—	$—

Cash
Decrease in cash	$—	$—	$—
Opening balance	—	—	—

Ending balance	$—	$—	$—

See the accompanying notes to the combined condensed financial information.

ALGOMA STEEL GROUP INC.

Schedule I – Notes to the Combined Condensed Financial Information

Tabular amounts expressed in millions of Canadian dollars

1.	GENERAL INFORMATION

Algoma Steel Group Inc. (the “Parent Company”) is a holding company that conducts all of its business operations through its subsidiaries. The Parent Company holds a direct 100% ownership interest in Algoma Steel Holdings Inc., which holds the Parent Company’s interest in its operating subsidiaries, Algoma Steel Intermediate Holdings Inc., Algoma Steel Inc. USA and Algoma Steel Inc.

The Parent company was incorporated on March 23, 2021 under the Business Corporations Act of British Columbia solely for the purpose of purchasing Algoma Steel Holdings Inc. under section 85(1) of the Income Tax Act (Canada) effecting the purchase on an income tax-deferred basis.

The Parent Company has accounted for the earnings of its subsidiaries under the equity method in these unconsolidated condensed financial statements.

The comparatives reflect the financial information of Algoma Steel Holdings Inc., the predecessor of our Parent Company, for financial reporting purposes for the years ended March 31, 2021 and 2020.

No dividends have been received from any of our subsidiaries in the past three years.

2.	COMMITMENTS AND CONTINGENCIES

The Parent Company has guaranteed the borrowings on the government loans and Revolving Credit Facility entered into by its subsidiaries. At March 31, 2022, the Company had drawn $0.1 million (US $0.09 million), and there was $278.2 million (US $222.6 million) of unused availability after taking into account $34.1 million (US $27.3 million) of outstanding letters of credit and borrowing base reserves. At March 31, 2021, the Company had drawn $90.1 million (US $71.7 million), and there was $200.8 million (US $156.5 million) of unused availability after taking into account $27.4 million (US $21.8 million) of outstanding letters of credit, and borrowing base reserves. At March 31, 2022, the government loans had a carrying amount of $95.2 million (March 31, 2021 - $86.4 million).

Exhibit 99.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-264063 on Form S-8 of our report dated June 14, 2022 relating to the financial statements of Algoma Steel Group Inc. appearing in this Current Report on Form 6-K dated June 14, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 14, 2022